Exhibit 10.1

CLASS B PREFERRED UNIT

PURCHASE AGREEMENT

among

SANCHEZ PRODUCTION PARTNERS LP

and

THE PURCHASERS PARTY HERETO

i

ii

CLASS B PREFERRED UNIT PURCHASE AGREEMENT

This CLASS B PREFERRED UNIT PURCHASE AGREEMENT, dated as of September 25, 2015 (this “Agreement”), is entered into by and among SANCHEZ PRODUCTION PARTNERS LP, a Delaware limited partnership (“Sanchez”), and the purchasers set forth in Schedule A hereto (the “Purchasers”).

WHEREAS, Sanchez desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from Sanchez, certain of Sanchez’s Class B Preferred Units (as defined below), in accordance with the provisions of this Agreement; and

WHEREAS, Sanchez has agreed to provide the Purchasers with certain registration and board representation rights with respect to the Class B Preferred Units and Common Units underlying the Class B Preferred Units acquired pursuant hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.01Definitions.  As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, for purposes of this Agreement, the Partnership Entities, on the one hand, and any Purchaser, on the other, shall not be considered Affiliates.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Amended Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Sanchez, in substantially the form attached to this Agreement as Exhibit C.

“Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Amended Partnership Agreement, the Board Representation and Standstill Agreement and the GP LLC Agreement Amendment, and any and all other agreements or instruments executed and delivered to the Purchasers by the Partnership Entities hereunder or thereunder.

“Board Representation and Standstill Agreement” means the Board Representation and Standstill Agreement among Sanchez, the General Partner and the Purchasers, in substantially the form attached to this Agreement as Exhibit D.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by Law or other governmental action to close.

“Claims” means any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action.

“Class A Preferred Holder” means a holder of a Class A Preferred Unit.

“Class A Preferred Units” means Sanchez’s Class A Preferred Units.

“Class B Preferred Units” means Sanchez’s Class B Preferred Units.

“Closing” has the meaning specified in Section 2.02.

“Closing Date” has the meaning specified in Section 2.02.

“Code” has the meaning specified in Section 3.10.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means common units representing limited partner interests in Sanchez.

“Confidentiality Period” means the period from the date of this Agreement through the first anniversary of the Designation Right Termination Event (as defined in the Board Representation and Standstill Agreement).

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Conversion Units” means the Common Units issuable upon conversion of the Purchased Units.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of March 31, 2015 among the Partnership, as Borrower, Royal Bank of Canada, as Administrative Agent, and the lenders from time to time party thereto, as may be amended, refinanced or replaced from time to time.

“Damages” means costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending, settling or preparing to defend or settle any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a third party claim.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Law” means any Law applicable to the Partnership Entities or the operation of their business in any way relating to the protection of human health and safety (to

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the extent such health and safety relate to exposure to Hazardous Substances), the environment, natural resources, endangered and protected species, and including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Endangered Species Act (16 U.S.C. § 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. § 703 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and state and local counterparts.

“Environmental Liability” means any liability arising in connection with (a) the use, generation, storage, transportation, processing, handling, disposal or release of any Hazardous Substances, (b) the violation of or liability under any Environmental Law or Environmental Permit or (c) any suit, action,  proceeding or claim alleging injury or liability relating to Hazardous Substances or alleging a violation of or liability under Environmental Law.

“Environmental Permits” means all approvals, authorizations, consents, licenses, permits, variances, waivers, exemptions, registrations or other certifications of or by a Governmental Authority required under any Environmental Laws for the ownership of the assets and the operation of the business of the Partnership Entities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any enacted successor thereto, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America as of the date hereof; provided that for the Sanchez Financial Statements prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such Sanchez Financial Statements.

“General Partner” means Sanchez Production Partners GP LLC, a Delaware limited liability company and the general partner of Sanchez.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property.  Unless otherwise specified, all references to Governmental Authority herein with respect to Sanchez means a Governmental Authority having jurisdiction over Sanchez, its Subsidiaries or any of their respective Properties.

“GP LLC Agreement” means the Limited Liability Company Agreement of the General Partner, dated as of March 2, 2015, as amended through the date hereof.

“GP LLC Agreement Amendment” has the meaning specified in Section 2.03(a)(x).

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“Hazardous Substances” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum, petroleum products, natural gas,  oil and gas waste, and oil and any components or derivatives thereof, (d) any polychlorinated biphenyl, asbestos or radioactive material and (e) any pollutant, contaminant or hazardous or toxic, material, waste or substance, or any mixture, solution or gas, in each case regulated under  or for which liability or standards of care are imposed by any Environmental Law.

“Incentive Distribution Rights” has the meaning specified in Section 3.02(a).

“Indemnified Party” has the meaning specified in Section 5.03.

“Indemnifying Party” has the meaning specified in Section 5.03.

“Law” means any applicable federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance upon or with respect to any property of any kind.

“Material Adverse Effect”  means any change, event or effect that, individually or together with any other changes, events or effects, has a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Partnership Entities, taken as a whole, (ii)  the limited partners of Sanchez resulting from any event which subjects them to any liability or disability, or (iii) the ability of the Partnership Entities to perform their obligations under the Basic Documents; provided,  however, that a Material Adverse Effect shall not include any material and adverse effect on the foregoing to the extent such material and adverse effect results from, arises out of, or relates to (x) a general deterioration in the economy or changes in the general state of the industry in which Sanchez operates, except to the extent that Sanchez, taken as a whole, is adversely affected in a disproportionate manner as compared to other industry participants, (y) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism, or (z) any change in accounting requirements or principles imposed upon any Partnership Entity or their respective businesses or any change in applicable Law, or the interpretation thereof, (1) except to the extent that Sanchez, taken as a whole, is adversely affected in a disproportionate manner as compared to other industry participants and (2) excluding any change that would result in Sanchez being treated as a corporation for federal Tax purposes.

“Midstream Purchase Agreement” means the Purchase and Sale Agreement among Sanchez Energy Corporation, SN Catarina, LLC and Sanchez, dated as of the date hereof.

“NYSE MKT” means the NYSE MKT LLC.

“Operative Agreements” has the meaning specified in Section 3.01(c).

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“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Sanchez, dated as of August 31, 2015.

“Partnership Entities” means the General Partner, Sanchez and its Subsidiaries.

“Permits” means any approvals, authorizations, consents, licenses, permits, variances, waivers, grants, franchises, concessions, exemptions, orders, registrations or certificates of a Governmental Authority.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and tangible or intangible (including intellectual property rights).

“Purchase Price” means an amount equal to $18.00 per Class B Preferred Unit, multiplied by the number of Purchased Units to be purchased by the Purchasers on the Closing Date.

“Purchased Units” has the meaning specified in Section 2.01.

“Purchaser Related Parties” has the meaning specified in Section 5.01.

“Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.

“Registration Rights Agreement” means the Registration Rights Agreement between Sanchez and the Purchasers, in substantially the form attached to this Agreement as Exhibit E.

“Representatives” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Person.

“Rights-of-Way” has the meaning specified in Section 3.19.

“Sanchez” has the meaning set forth in the introductory paragraph of this Agreement.

“Sanchez Financial Statements” has the meaning specified in Section 3.03.

“Sanchez Related Parties” has the meaning specified in Section 5.02.

“Sanchez SEC Documents” has the meaning specified in Section 3.03.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any enacted successor thereto, and the rules and regulations of the Commission promulgated thereunder.

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“Short Sales” means, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and forward sale contracts, options, puts, calls, short sales, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements, and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Subsidiary” means, as to any Person, any corporation or other entity of which:  (i) such Person or a Subsidiary of such Person is a general partner or manager; (ii) at least a majority of the outstanding equity interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at the time any equity interest of any other class or classes of such corporation or other entity shall or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity, the equity interests or securities of which are owned directly or indirectly by such Person, that is consolidated with such Person for accounting purposes.

“Tax Return” has the meaning specified in Section 3.16(b).

“Taxes” has the meaning specified in Section 3.16(b).

“Third Party Claim” has the meaning specified in Section 5.03(b).

“Transaction Fee” means an amount equal to 2.25% of the aggregate Purchase Price for all Purchased Units.

“Transfer Agent” has the meaning set forth in the Partnership Agreement.

Section 1.02Accounting Procedures and Interpretation.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all Sanchez Financial Statements and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, with respect to consistency, as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and other promulgated rules and regulations of the Commission with respect thereto.

Article II
AGREEMENT TO SELL AND PURCHASE

Section 2.01Purchase.  On the Closing Date, subject to the terms and conditions hereof, each Purchaser hereby agrees to purchase from Sanchez, and Sanchez hereby agrees to issue and sell to each Purchaser, the number of Class B Preferred Units set forth opposite each Purchaser’s name on Schedule A for the Purchase Price per Class B Preferred Unit (collectively, the “Purchased Units”).

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Section 2.02Closing; Closing Conditions.

(a)Closing.  Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002, at a time and on a date to be specified by the parties hereto (the “Closing Date”), which shall be no earlier than ten Business Days following the date of this Agreement and no later than the later of (i) fifteen Business Days following the date of this Agreement and (ii) the second Business Day after the satisfaction or waiver of the latest to occur of the conditions set forth in Section 2.02(b) (other than those conditions that by their nature cannot be satisfied until the Closing Date or are to be delivered at the Closing, which conditions shall be required to be so satisfied, waived or delivered on the Closing Date).

(b)Conditions of Sanchez’s Obligations at the Closing.  The obligation of Sanchez to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (by Sanchez) on or prior to the Closing of the following conditions:

(i)No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal;

(ii)There shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement;

(iii)All of the representations and warranties of Purchasers contained in this Agreement shall be true and correct in all material respects on and as of the date hereof and as of the Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct in all material respects on and as of such date only) as if such representations and warranties were made on and as of that date, except that those representations and warranties that are qualified by materiality, Material Adverse Effect or similar phrase shall be true and correct in all respects as written on and as of the date hereof and as of the Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct in all respects on and as of such date only) as if such representations and warranties were made on and as of that date;

(iv)Each of the Purchasers shall have performed in all material respects all of the covenants required to be performed by it hereunder on or prior to the Closing Date;

(v)Purchasers shall have delivered to Sanchez all documents, certificates and instruments required to be delivered pursuant to Section 2.03(b); and

(vi)The conditions to closing in the Midstream Purchase Agreement shall have been satisfied or waived in accordance with their terms (except for those conditions which, by their nature, will be satisfied concurrently with the closing), and the parties to such agreement

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shall have indicated they are ready, willing and able to consummate the transactions contemplated thereby.

(c)Conditions of Purchasers’ Obligations at the Closing.  The obligation of the Purchasers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (by the Purchasers) on or prior to the Closing of the following conditions:

(i)No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal;

(ii)There shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement;

(iii)All of the representations and warranties of Sanchez contained in this Agreement shall be true and correct in all material respects on and as of the date hereof and as of the Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct in all material respects on and as of such date only) as if such representations and warranties were made on and as of that date, except that those representations and warranties that are qualified by materiality, Material Adverse Effect or similar phrase shall be true and correct in all respects as written on and as of the date hereof and as of the Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct in all respects on and as of such date only) as if such representations and warranties were made on and as of that date;

(iv)Sanchez shall have performed in all material respects all of the covenants required to be performed by it hereunder on or prior to the Closing Date;

(v)Sanchez shall have delivered to the Purchasers all documents, certificates and instruments required to be delivered pursuant to Section 2.03(a);

(vi)The conditions to closing in the Midstream Purchase Agreement shall have been satisfied or waived in accordance with their terms (except for those conditions which, by their nature, will be satisfied concurrently with the closing), and the parties to such agreement shall have indicated they are ready, willing and able to consummate the transactions contemplated thereby; and

(vii)From the date hereof until the Closing Date, no Material Adverse Effect shall have occurred and be continuing.

Section 2.03Deliveries at the Closing.

(a)Deliveries of Sanchez at the Closing.  At the Closing, Sanchez shall deliver or cause to be delivered (unless waived by the Purchasers) to the Purchasers:

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(i)An opinion from Andrews Kurth LLP, counsel for the Partnership Entities, in substantially the form attached hereto as Exhibit A, which shall be addressed to the Purchasers and dated the date of the Closing;

(ii)An opinion from Morris, Nichols, Arsht & Tunnell LLP, counsel for the Partnership Entities, in substantially the form attached hereto as Exhibit B, which shall be addressed to the Purchasers and dated the date of the Closing;

(iii)A copy of a tax opinion of Andrews Kurth LLP, counsel for the Partnership Entities, in a form reasonably acceptable to the Purchasers, which shall be addressed to the Partnership and dated the date of Closing;

(iv)A “Supplemental Listing Application” approving the Conversion Units for listing by the NYSE MKT;

(v)Evidence of issuance of the Purchased Units credited to book-entry accounts maintained by the Transfer Agent, bearing a restrictive notation as required by the Partnership Agreement, free and clear of any Liens other than transfer restrictions under the Partnership Agreement or the Delaware LP Act and applicable federal and state securities laws;

(vi)A certificate of the Secretary or Assistant Secretary of the General Partner, on behalf of Sanchez, certifying as to and attaching (1) the Partnership Agreement, (2) board resolutions authorizing the execution and delivery of the Basic Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units, and (3) the incumbency of the officers authorized to execute the Basic Documents on behalf of Sanchez, setting forth the name and title and bearing the signatures of such officers;

(vii)A cross-receipt executed by Sanchez and delivered to the Purchasers certifying that it has received from the Purchasers an amount in cash equal to the Purchase Price and that Sanchez has paid to the Purchasers the Transaction Fee (which payment will be made by netting the Transaction Fee due to each Purchaser from such Purchaser’s Purchase Price for the Purchased Units purchased by such Purchaser as of the Closing Date);

(viii)The Registration Rights Agreement, which shall have been duly executed by Sanchez;

(ix)The Board Representation and Standstill Agreement, which shall have been duly executed by Sanchez and the General Partner;

(x)An amendment to the limited liability company agreement of the General Partner, in substantially the form attached to this Agreement as Exhibit F, which shall have been duly executed by SP Holdings, LLC (the “GP LLC Agreement Amendment”);

(xi)Evidence that the hedges with Société Générale have been novated to one or more lenders under the Credit Agreement;

(xii)A copy of the conversion notice delivered by Sanchez to the holders of Class A Preferred Units pursuant to Section 5.9(b)(iii) of the Partnership Agreement; and

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(xiii)Any other document or deliverable reasonably required by the Purchasers in connection with the consummation of the transactions contemplated hereunder.

(b)Deliveries of Each Purchaser at the Closing.  At the Closing, each Purchaser shall deliver or cause to be delivered (unless waived by Sanchez) to Sanchez:

(i)The Registration Rights Agreement, which shall have been duly executed by such Purchaser;

(ii)The Board Representation and Standstill Agreement, which shall have been duly executed by such Purchaser;

(iii)Payment of such Purchaser’s Purchase Price (which payment will be net of the Transaction Fee due to such Purchaser from such Purchaser’s Purchase Price for the Purchased Units purchased by such Purchaser as of the Closing Date) payable by wire transfer of immediately available funds to an account designated no later than two (2) Business Days in advance of the Closing Date by Sanchez by notice to the Purchasers; and

(iv)Any other document or deliverable reasonably required by Sanchez in connection with the consummation of the transactions contemplated hereunder.

Section 2.04Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under any Basic Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Basic Document.  The failure or waiver by Sanchez of performance under any Basic Document of any Purchaser does not excuse performance by any other Purchaser and the waiver of performance of Sanchez by any Purchaser does not excuse performance by Sanchez with respect to each other Purchaser.  Nothing contained herein or in any other Basic Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Basic Documents.  Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or the other Basic Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 2.05Further Assurances.  From time to time after the date hereof, without further consideration, Sanchez and each Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

Section 2.06NYSE MKT Listing.  Sanchez shall use commercially reasonable efforts to cause the Conversion Units to be listed on the NYSE MKT as soon as reasonably practicable after the Closing Date.

Section 2.07Pre-Closing Covenants of the Partnership Entities.  From and after the date of this Agreement and until the Closing Date, each of the Partnership Entities will use

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commercially reasonable efforts to conduct its business in the ordinary course of business, preserve intact its existence and business organization and goodwill and present business relationships with all material customers, suppliers, licensors, distributors and others having significant business relationships with the Partnership Entities, to the extent such relationships are beneficial to the Partnership Entities and their business. From and after the date of this Agreement and until the Closing Date, except as otherwise consented to by the Purchasers, each of the Partnership Entities (a) will not transfer, sell, swap, encumber or otherwise dispose of any Assets, except for sales of Hydrocarbon production in the ordinary course of business consistent with recent practices, (b) will not voluntarily terminate, materially amend, execute or extend any agreement or arrangement with any Affiliate of any Partnership Entity and will not amend or modify the Midstream Purchase Agreement or any exhibits thereto (c) will pay, when due, expenses, taxes, revenues and other obligations with respect to the business of the Partnership Entities and will not waive any rights of substantial value with respect to any of the assets of the Partnership Entities, and (d) will not enter into an agreement with respect to any of the foregoing.

Article III
REPRESENTATIONS AND WARRANTIES AND
COVENANTS RELATED TO SANCHEZ

As of the Closing Date, Sanchez represents and warrants to and covenants with the Purchasers as follows:

Section 3.01Existence.

(a)Each of the Partnership Entities has been duly incorporated or formed, as the case may be, and is validly existing as a limited liability company, limited partnership or corporation, as the case may be, in good standing under the Laws of its jurisdiction of incorporation or formation, as the case may be, and has the full limited liability company, limited partnership or corporate, as the case may be, power and authority to own or lease its Properties and assets and to conduct the businesses in which it is engaged, and is duly registered or qualified as a foreign limited liability company, limited partnership or corporation, as the case may be, for the transaction of business under the laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the properties owned or leased by it makes such registration or qualification necessary, except where the failure to so register or qualify would not reasonably be expected to have a Material Adverse Effect.

(b)None of the Partnership Entities is in default in the performance, observance or fulfillment of any provision of, in the case of Sanchez, the Partnership Agreement or its certificate of limited partnership, in the case of the General Partner, any provision of its certification of formation, limited liability company agreement or other similar organizational documents, or, in the case of any Subsidiary of Sanchez, its certificate of incorporation, certification of formation, certificate of limited partnership, bylaws, limited liability company agreement, partnership agreement or other similar organizational documents.

(c)The Partnership Agreement has been duly authorized, executed and delivered by the General Partner and is a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms; the GP LLC Agreement

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(together with the Partnership Agreement, the “Operative Agreements”) has been duly authorized, executed and delivered by the parties thereto and is a valid and legally binding agreement of the parties thereto, enforceable against the parties thereto in accordance with its terms; provided that, with respect to each Operative Agreement, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further, that the indemnity, contribution and exoneration provisions contained in any of such Operative Agreements may be limited by applicable laws and public policy.

Section 3.02Capitalization and Valid Issuance of Purchased Units.

(a)As of September 15, 2015, the issued and outstanding limited partner interests of Sanchez consist of 3,149,693 Common Units, 11,130,855 Class A Preferred Units and the incentive distribution rights (as defined in the Partnership Agreement, the “Incentive Distribution Rights”).  All outstanding Common Units, Incentive Distribution Rights, Class A Preferred Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

(b)The General Partner is the sole general partner of Sanchez with a non-economic general partner interest in Sanchez; such general partner interest has been duly authorized and validly issued in accordance with the Partnership Agreement, and the General Partner owns such interest free and clear of all Liens (except for (A) restrictions on transferability contained in the Partnership Agreement or as disclosed in the Sanchez SEC Documents (B) Liens created, arising under or securing the Credit Agreement and (C) Liens arising under the Partnership Agreement or the Delaware LP Act).

(c)The Purchased Units being purchased by the Purchasers hereunder and the limited partner interests represented thereby are duly authorized by Sanchez pursuant to the Partnership Agreement and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities laws, (ii) such Liens as are created by the Purchasers and (iii) such Liens as arise under the Delaware LP Act. Except as disclosed in the Sanchez SEC Documents, there are no persons entitled to statutory, preemptive or other similar contractual rights to subscribe for the Purchased Units; and, except for the Purchased Units to be issued pursuant to this Agreement or as disclosed in the Sanchez SEC Documents, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, partnership securities or ownership interests in Sanchez are outstanding.

(d)Upon issuance in accordance with this Agreement and the terms of the Class B Preferred Units, the Conversion Units will be duly authorized, validly issued, fully paid (to the

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extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the  Basic Documents and under applicable state and federal securities laws, (ii) such Liens as are created by the Purchasers at or after the Closing and (iii) such Liens as arise under the Delaware LP Act.

Section 3.03Sanchez SEC Documents; Sanchez Financial Statements.  Except as disclosed in the Sanchez SEC Documents, since January 1, 2014, Sanchez’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed prior to the date hereof, collectively the  “Sanchez SEC Documents”) have been filed with the Commission on a timely basis.  The Sanchez SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Sanchez Financial Statements”), at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent Sanchez SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made in the case of any prospectus, not misleading, (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) in the case of the Sanchez Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, with respect to consistency, as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10‑Q of the Commission), and (e) in the case of the Sanchez Financial Statements, fairly present (subject in the case of unaudited statements to normal and recurring and year-end audit adjustments) in all material respects the consolidated financial position of Sanchez and its consolidated Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows of Sanchez and its Subsidiaries for the periods then ended.  The auditor of Sanchez as of the date of the most recent balance sheet of Sanchez is an independent registered public accounting firm with respect to Sanchez and has not resigned or been dismissed as independent registered public accountants of Sanchez as a result of or in connection with any disagreement with Sanchez on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.  Since the date of the most recent balance sheet of Sanchez reviewed or audited by such auditor, and the audit committee of the board of directors of the General Partner until the Closing Date, (i) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Sanchez SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto and (ii) there are no material weaknesses or significant deficiencies in Sanchez’s internal controls.

Section 3.04No Material Adverse Change.  Except as expressly set forth in or contemplated by the Sanchez SEC Documents, since December 31, 2014 through the Closing Date: (a) there has not occurred any adverse change, or any development involving or which may reasonably be expected to involve, individually or in the aggregate, an adverse change, in the condition, financial or otherwise, general affairs, business, operations, prospects, properties,

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management, partners’ capital, stockholders’ equity, net worth or results of operations of the Partnership Entities, taken as a whole, in each case except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) there is not any default or event which, with notice or lapse of time or both, would constitute a default under the any agreement of Sanchez governing material indebtedness for borrowed money, except such events of default and other events as to which requisite waivers or consents have been obtained or which are no longer continuing.

Section 3.05No Registration Required.  Assuming the accuracy of the representations and warranties of each Purchaser contained in Article IV, the issuance and sale of the Purchased Units pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither Sanchez nor, to the knowledge of the Partnership Entities, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.06Litigation. Except as set forth in the Sanchez SEC Documents, there are no legal or governmental proceedings pending to which any Partnership Entity is a party or to which any Property or asset of any Partnership Entity is subject that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which challenges the validity of any of the Basic Documents or the right of any Partnership Entity to enter into any of the Basic Documents or to consummate the transactions contemplated hereby and thereby and, to the knowledge of the Partnership Entities, no such proceedings are threatened by Governmental Authorities or others.

Section 3.07No Conflicts.  None of (i) the offering, issuance and sale by Sanchez of the Purchased Units and the application of the proceeds therefrom, (ii) the execution, delivery and performance of the Basic Documents, or (iii) the consummation of the transactions contemplated thereby (1) constitutes or will constitute a violation of the Partnership Agreement, the GP LLC Agreement or the other organizational documents of any of Sanchez, the General Partner or the Subsidiaries, (2)  constitutes or will constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of Sanchez, the General Partner or the Subsidiaries is a party or by which any of them or any of their respective properties may be bound, (3) violates or will violate any statute, Law, Permit or regulation or any order, judgment, decree or injunction of any court or Governmental Authority or body having jurisdiction over of Sanchez, the General Partner or the Subsidiaries or any of their properties in a proceeding to which any of them or their property is or was a party, or (4) results or will result in the creation or imposition of any Lien upon any property or assets of any of Sanchez, the General Partner or the Subsidiaries, which conflicts, breaches, violations, defaults or liens, in the case of clauses (2), (3) or (4), would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.08Authority; Enforceability.  Sanchez has all requisite power and authority to issue, sell and deliver the Purchased Units, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. All partnership or limited liability company action, as the case may be, required to be taken by the General Partner and Sanchez for the authorization, issuance, sale and delivery of the Purchased Units, the execution

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and delivery of the Basic Documents and the consummation of the transactions contemplated thereby shall have been validly taken. No approval from the holders of outstanding Common Units, the Class A Preferred Units or any other security or interest issued under the Partnership Agreement is required under the Partnership Agreement or the rules of the NYSE MKT in connection with Sanchez’s issuance and sale of the Purchased Units to the Purchasers.  Each of the Basic Documents has been duly and validly authorized and has been or, with respect to the Basic Documents to be delivered at the Closing, will be, validly executed and delivered by Sanchez and constitutes, or will constitute, the legal, valid and binding obligations of Sanchez, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and by general principles of equity.

Section 3.09Approvals.  Except as required by the Commission in connection with Sanchez’s obligations under the Registration Rights Agreement or has already been obtained, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by Sanchez of any of the Basic Documents or Sanchez’s issuance and sale of the Purchased Units, except (i) for the filing of a Form D with the Commission and as may otherwise be required under the state securities or “Blue Sky” Laws, or (ii) for the filing of a supplemental listing application with the NYSE MKT seeking approval of the Conversion Units for listing by the NYSE MKT.

Section 3.10MLP Status.  Sanchez has, for each taxable year beginning after December 31, 2007, during which Sanchez was in existence, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).  Sanchez expects to meet the gross income requirements of Section 7704(c)(2) of the Code for its taxable year ending December 31, 2015.

Section 3.11Investment Company Status.  None of the Partnership Entities is now, and immediately after the sale of the Purchased Units hereunder and the application of the net proceeds from such sale none of the Partnership Entities will be, an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12Certain Fees.  No fees or commissions are or will be payable by Sanchez to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement. Sanchez agrees that it will indemnify and hold harmless the Purchasers from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by Sanchez or alleged to have been incurred by Sanchez in connection with the sale of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 3.13Insurance.  The Partnership Entities maintain or are entitled to the benefits of insurance from reputable insurers covering their properties, operations, personnel and businesses against such losses and risks as are reasonably adequate to protect them and their businesses in a commercially reasonable manner. None of the Partnership Entities (i) has received notice from any insurer or agent of such insurer that substantial capital improvements or

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other expenditures will have to be made in order to continue such insurance or (ii) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as described in the Sanchez SEC Documents.

Section 3.14Books and Records; Sarbanes-Oxley Compliance.

(a)The Partnership Entities maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the Partnership Entities’ financial statements in conformity with GAAP and to maintain accountability for their assets, (iii) access to the Partnership Entities’ assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for the Partnership Entities’ assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Sanchez is not aware of any failures of such internal accounting controls that are material or that would be required to be disclosed pursuant to any applicable Law.

(b)Sanchez has established and maintains disclosure controls and procedures (to the extent required by and as defined in Rules 13a- 15(e) and 15d-15(e) under the Exchange Act), which are designed to provide reasonable assurance that information required to be disclosed by Sanchez in reports that it files or submits under the Exchange Act is recorded, processed, summarized and communicated to Sanchez’s management, including its principal executive officer and principal financial officer, as appropriate, to allow for timely decisions regarding required disclosure. Sanchez has carried out evaluations of the effectiveness of its disclosure controls and procedures and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

(c)There is and has been no failure on the part of Sanchez and, to Sanchez’s knowledge, the General Partner’s directors or officers, in their capacities as such, to comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

Section 3.15Listing and Maintenance Requirements. The Partnership has submitted a listing application to the NYSE MKT for the listing of the Conversion Units thereon, and Sanchez has not received any notice of delisting of the Common Units. The issuance and sale of the Purchased Units and the offer of the Common Units and issuance of such Common Units upon conversion of the Purchased Units does not contravene NYSE MKT rules and regulations.

Section 3.16Taxes.

(a)Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of the Partnership Entities has prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it and all such filed Tax Returns are complete and accurate, (ii) each of the Partnership Entities has timely paid all Taxes that are required to be paid by it, (iii) there are no audits,

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examinations, investigations, actions, suits, claims or other proceedings in respect of Taxes pending or threatened in writing nor has any deficiency for any Tax been assessed by any Governmental Authority in writing against any Partnership Entity, (iv) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax, (v) there are no liens on any of the assets of the Partnership Entities that arose in connection with any failure (or alleged failure) to pay any Tax except for liens for Taxes not yet due or that may be paid without penalty or interest and (vi) all Taxes required to be withheld by any Partnership Entity have been withheld and paid over to the appropriate Tax authority (except, in the case of this clause (vi) or clause (i) or (ii) above, with respect to matters contested in good faith and for which adequate reserves have been established on the Partnership Entities’ financial statements in accordance with GAAP).  None of the Partnership Entities has entered into any transaction that, as of the date of this Agreement has been identified by the Internal Revenue Service in published guidance as a “listed transaction” as defined under Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.  Sanchez is currently, and has been since formation, properly treated as either a partnership or disregarded as an entity separate from its owner for U.S. federal income tax purposes.

(b)As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, severance, production, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, unclaimed property or escheat obligations and including any liability in respect of any items described above as a transferee or successor, pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any Contract and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

Section 3.17Compliance with Laws; Permits; and Environmental Matters.

(a)None of the Partnership Entities is in violation of any Law applicable to such Partnership Entities, except as would not, individually or in the aggregate, have a Material Adverse Effect.  The Partnership Entities possess all Permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such Permits would not, individually or in the aggregate, have a Material Adverse Effect, and none of the Partnership Entities has received any notice of proceedings relating to the revocation or modification of any such Permit, except where such potential revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(b)Each of the Partnership Entities has such Permits as are necessary to own its properties and to conduct its business in the manner described in the Sanchez SEC Documents, subject to such qualifications as may be set forth in the Sanchez SEC Documents and except for such Permits which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect; each of the Partnership Entities has fulfilled and performed all of its material

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obligations with respect to such Permits which are due to have been fulfilled and performed and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any impairment of the rights of the holder of any such Permit, except for such revocations, terminations and impairments that would not, individually or in the aggregate, have a Material Adverse Effect, subject in each case to such qualifications as may be set forth in the Sanchez SEC Documents; and, except as described in the Sanchez SEC Documents, none of such Permits contains any restriction that is materially burdensome to the Partnership Entities, taken as a whole.

(c)The Partnership Entities have timely applied for or obtained and are in  compliance with all Environmental Permits required for their operations as currently conducted and as conducted for the past five years, except as (i) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) have been disclosed in Sanchez SEC Documents.  None of the Partnership Entities has received written notice of any pending action or proceeding and, to the knowledge of the Partnership Entities, no action or proceeding is threatened, to suspend, revoke, modify or terminate any Environmental Permit held by the Partnership Entities.  The operations of the Partnership Entities are and for the past five years have been in compliance with all Environmental Laws and, to the knowledge of Partnership Entities, no occurrences or conditions currently exist that would reasonably be expected to adversely affect the Partnership Entities’ continued compliance with Environmental Laws and Environmental Permits, except as (i) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) have been disclosed in the Sanchez SEC Documents.  There are no present claims under Environmental Law asserted against any of the Partnership Entities, including claims relating to the release, spill or disposal of any Hazardous Substances resulting from the operations of the Partnership Entities or relating to their assets or properties, and there have been no violations of Environmental Law by any Partnership Entity, or any spill, release or disposal of any Hazardous Substance in a location, quantity or condition that, in each case, would give rise to a violation of Environmental Law, except as such claims or violations (i) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) have been disclosed in Sanchez SEC Documents. No Partnership Entity has assumed by contract any Environmental Liability of a third party other than in connection with the acquisition of Sanchez’s assets or properties.  Notwithstanding any other provision of this Agreement, the representations and warranties set forth in this Section 3.17(c) are the only representations and warranties relating to Environmental Laws, Environmental Liability or Environmental Permits.

Section 3.18Title to Property.  Each of the Partnership Entities has good and indefeasible title to all real property (save and except for Rights-of-Way) and good title to all personal property described in the Sanchez SEC Documents as owned by such Partnership Entity, free and clear of all Liens except such (i) as are described in the Sanchez SEC Documents, (ii) as are created, arise under or secure the Credit Agreement or (iii) as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.19Rights of Way.  Each of the Partnership Entities has such consents, easements, rights-of-way or licenses (“Rights-of-Way”) from any person as are necessary to conduct its business in the manner described in the Sanchez SEC Documents, subject to such qualifications as may be set forth in the Sanchez SEC Documents and except for such Rights-of-

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Way the failure of which to have obtained would not have, individually or in the aggregate, a Material Adverse Effect.

Article IV
REPRESENTATIONS AND WARRANTIES AND
COVENANTS OF THE PURCHASERS

Each of the Purchasers, severally but not jointly, represent and warrant and covenant to Sanchez as follows:

Section 4.01Existence.  Such Purchaser is duly organized and validly existing and in good standing under the laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 4.02Authorization, Enforceability.  Such Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under the Basic Documents.  The execution, delivery and performance of the Basic Documents by such Purchaser and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of such Purchaser is required.  Each of the Basic Documents has been or, with respect to the Basic Documents to be delivered at the Closing, will be, duly executed and delivered by such Purchaser party thereto and constitutes, or will constitute, the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms; provided that, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity and except as the rights to indemnification may be limited by applicable law (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.03No Breach.  The execution, delivery and performance of the Basic Documents by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of such Purchaser, or (c) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by the Basic Documents.

Section 4.04Certain Fees.  No fees or commissions are or will be payable by any Purchaser to brokers, finders or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.  Each Purchaser agrees that it will indemnify and hold harmless Sanchez from and against any and all claims, demands or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in

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connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 4.05Unregistered Securities.

(a)Accredited Investor Status; Sophisticated Purchaser. Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in Purchased Units and the Conversion Units. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Units and the Conversion Units.

(b)Information. Such Purchaser and its Representatives have been furnished with all materials relating to the business, finances and operations of Sanchez that have been requested and materials relating to the offer and sale of the Purchased Units and Conversion Units that have been requested by such Purchaser. Such Purchaser and its Representatives have been afforded the opportunity to ask questions of Sanchez.  Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchasers and its Representatives shall modify, amend or affect such Purchasers’ right (i) to rely on Sanchez’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Basic Document.  Such Purchaser understands that its purchase of the Purchased Units involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Units.

(c)Residency. Such Purchaser shall cooperate reasonably with Sanchez to provide any information necessary for any applicable securities filings.

(d)Legends. Such Purchaser understands that, until such time as the Purchased Units have been registered pursuant to the provisions of the Securities Act, or the Purchased Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Purchased Units will bear a restrictive legend as provided in the Partnership Agreement. Each Purchaser understands that, until such time as the Conversion Units have been registered pursuant to the provisions of the Securities Act, or the Conversion Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Conversion Units will bear a restrictive legend as provided in the Partnership Agreement.

(e)Purchase Representation. Such Purchaser is purchasing the Purchased Units for its own account and not with a view to distribution in violation of any securities laws. Such Purchaser has been advised and understands that neither the Purchased Units nor the Conversion Units have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). Such Purchaser has been advised and understands that Sanchez, in issuing the Purchased

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Units, is relying upon, among other things, the representations and warranties of such Purchaser contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.

(f)Rule 144. Such Purchaser understands that there is no public trading market for the Purchased Units, that none is expected to develop and that the Purchased Units must be held indefinitely unless and until Purchased Units or Conversion Units received upon conversion thereof are registered under the Securities Act or an exemption from registration is available. Each Purchaser has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.

(g)Reliance by Sanchez. Such Purchaser understands that the Purchased Units are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and that Sanchez is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Purchased Units and the Conversion Units issuable upon conversion thereof.

Section 4.06Short Selling.  No Purchaser has engaged in any Short Sales involving Common Units owned by it between July 1, 2015 and the date of execution of this Agreement.

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Article V
INDEMNIFICATION, COSTS AND EXPENSES

Section 5.01Indemnification by Sanchez.  Sanchez agrees to indemnify each Purchaser and their respective Representatives (collectively, “Purchaser Related Parties”) from Damages, and hold each of them harmless against Claims, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all Damages, whether or not involving a third party claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by Sanchez contained herein to be true and correct in all material respects as of the date made (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been true and correct in all respects) or (ii) the breach of any covenants of Sanchez contained herein, provided that, in the case of the immediately preceding clause (i), such claim for indemnification is made prior to the expiration of such representation or warranty; provided,  however, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to Sanchez shall constitute the date upon which such claim has been made; provided,  further, that the liability of Sanchez shall not be greater in amount than the Purchase Price.  No Purchaser Related Party shall be entitled to recover special, consequential or punitive Damages under this Section 5.01;  provided,  however, that such limitation shall not prevent any Purchaser Related Party from recovering under this Section 5.01 for any such Damages to the extent that such Damages (y) are in the form of diminution in value or (z) arise in connection with any Third Party Claims.

Section 5.02Indemnification by the Purchasers.  Each Purchaser agrees, severally and not jointly, to indemnify Sanchez, the General Partner and their respective Representatives (collectively, “Sanchez Related Parties”) from, Damages, and hold each of them harmless against Claims, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all Damages, whether or not involving a third party claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by such Purchaser contained herein to be true and correct in all material respects as of the date made or (ii) the breach of any of the covenants of such Purchaser contained herein, provided that, in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty; provided,  however, that for purposes of determining when an indemnification claim has been made, the date upon which a Sanchez Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made; provided,  further, that the liability of such Purchaser shall not be greater in amount than the sum of such Purchaser’s Purchase Price.  No Sanchez Related Party shall be entitled to recover special, consequential or punitive Damages under this Section 5.02;  provided,  however, that such limitation shall not prevent any Sanchez Related Party from recovering under this Section 5.02 for any such Damages to the extent that such Damages arise in connection with any Third Party Claims.

Section 5.03Indemnification Procedure.

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(a)A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided,  however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article V, except as otherwise provided in Section 5.01 and Section 5.02.

(b)Promptly after any Sanchez Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith could give rise to an indemnifiable claim under this Agreement (each a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third Party Claim to the extent then known.  Except as set forth below, the Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such Third Party Claim as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend such Third Party Claim, it shall promptly, and in no event later than ten (10) Business Days after receipt of notice of such Third Party Claim, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof (subject to the limitations set forth above). Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control.  Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend any such Third Party Claim, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided,  however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such Third Party Claim and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) Business Days of receipt of notice of a Third Party Claim, failed (y) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party and (z) notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the prior written consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete

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release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.  The remedies provided for in this Section 5.03 are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

Section 5.04Tax Matters.  All indemnification payments under this Article V shall be adjustments to the Purchase Price except as otherwise required by applicable Law.

Article VI
TERMINATION

Section 6.01Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)By mutual written consent of Sanchez and the Purchasers;

(b)By either Sanchez or the Purchasers, if the Closing has not occurred on or before November 13, 2015 or such later date as mutually agreed, provided, that no party may terminate this Agreement pursuant to this clause (b) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or before such date;

(c)by either Sanchez or the Purchasers, if any Governmental Authority shall have commenced or threatened to commence any proceeding to permanently delay or enjoin the transactions evidenced by this Agreement or to make the transactions contemplated by this Agreement illegal;

(d)by Sanchez, upon delivery of written notice to the Purchasers at any time prior to the Closing in the event that any Purchaser has breached in any material respect any representation, warranty or covenant contained in this Agreement such that any of the conditions to closing in Section 2.02(b) would not be satisfied, provided, that Sanchez has notified the Purchasers of the breach in writing, and the breach has continued without cure for a period of 30 days after the written notice of breach;

(e)by the Purchasers, upon delivery of written notice to Sanchez at any time prior to the Closing in the event that Sanchez has breached in any material respect any representation, warranty or covenant contained in this Agreement such that any of the conditions to closing in Section 2.02(c) would not be satisfied, provided, that the Purchasers have notified Sanchez of the breach in writing, and the breach has continued without cure for a period of 30 days after the written notice of breach; or

(f)if this Agreement is not otherwise terminated pursuant to another provision of this Section 6.01, then this Agreement shall automatically terminate without further action by any party hereto upon termination of the Midstream Purchase Agreement.

Section 6.02Effect of Termination.  In the event of termination of this Agreement in accordance with Section 6.01, this Agreement shall become null and void and have no further force or effect, provided, however, that (a) the parties hereto shall not be released from any liability arising from or in connection with any breach of this Agreement occurring prior to such

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termination and (b) the provisions of Article V and all indemnification rights and obligations of Sanchez and the Purchasers thereunder, this Section 6.02 and Article VII shall remain operative and in full force and effect as between Sanchez and each Purchaser, unless Sanchez and the applicable Purchaser execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations as between Sanchez and such Purchaser.

Article VII
MISCELLANEOUS

Section 7.01Expenses.  All reasonable out-of-pocket costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred by the Purchasers in connection with the Basic Documents and the transactions contemplated thereby shall be paid by the Partnership out of the proceeds received from the consummation of the transactions contemplated by this Agreement.

Section 7.02Interpretation.  Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified.  All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement.  All references to instruments, documents, Contracts and agreements are references to such instruments, documents, Contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified.  The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  Whenever Sanchez has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of Sanchez unless otherwise specified.  Any reference in this Agreement to $ shall mean U.S. dollars.  Whenever any determination, consent or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement.  If any provision in the Basic Documents is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect and (ii) the parties hereto shall negotiate in good faith to modify the Basic Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Basic Documents, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  Any words imparting the singular number only shall include the plural and vice versa.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

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Section 7.03Survival of Provisions.  The representations and warranties set forth in Section 3.01(a),  Section 3.02,  Section 3.04,  Section 3.08,  Section 3.09,  Section 3.11,  Section 3.12,  Section 4.01,  Section 4.02,  Section 4.04 and Section 4.05 hereunder shall survive the execution and delivery of this Agreement indefinitely, the representations and warranties set forth in Section 3.16 shall survive until thirty (30) days after the expiration of the applicable statute of limitations, the representations and warranties set forth in Section 3.17 shall survive for a period of three (3) years following the Closing Date regardless of any investigation made by or on behalf of Sanchez or the Purchasers, and the other representations and warranties set forth herein shall survive for a period of fifteen (15) months following the Closing Date, regardless of any investigation made by or on behalf of Sanchez or the Purchasers.  The covenants made in this Agreement or any other Basic Document shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion or repurchase thereof.  Regardless of any purported general termination of this Agreement, the provisions of Article V and all indemnification rights and obligations of Sanchez and the Purchasers thereunder, and this Article VII shall remain operative and in full force and effect as between Sanchez and each Purchaser, unless Sanchez and the applicable Purchaser execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations as between Sanchez and such Purchaser.

Section 7.04No Waiver; Modifications in Writing.

(a)Delay.  No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b)Specific Waiver.  Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of any Basic Document (except in the case of the Partnership Agreement for amendments adopted pursuant to Article XIII thereof) shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, consent, modification or termination.  Any amendment, supplement or modification of or to any provision of any Basic Document, any waiver of any provision of any Basic Document and any consent to any departure by Sanchez from the terms of any provision of any Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on Sanchez in any case shall entitle Sanchez to any other or further notice or demand in similar or other circumstances.  Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

Section 7.05Binding Effect.  This Agreement shall be binding upon Sanchez, each of the Purchasers and their respective successors and permitted assigns.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

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Section 7.06Non-Disclosure.

(a)For the Confidentiality Period, no Purchaser shall, directly or indirectly, disclose to any person any information received from Sanchez, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of the Partnership Entities; provided,  however, that information shall not be deemed confidential information for purposes of this Section 7.06, where such information (i) was already known to such Purchaser (or its Representatives) at the time of disclosure, (ii) later becomes known to such Purchaser by having been disclosed to such Purchaser (or its Representatives) by a third party to such Purchaser’s knowledge not subject to any legally binding obligation to keep such information confidential or otherwise prohibited from transmitting such information, (iii) is or becomes publicly known through no wrongful act of such Purchaser (or its Representatives), or (iv) is independently developed by such Purchaser (or its Representatives) without reference to any confidential information disclosed to such Purchaser under this Agreement. Notwithstanding the foregoing, a Purchaser may disclose any information relating to the business and operations of the Partnership Entities (i) to its Representatives, Affiliates, and funding sources and limited partners, investors, and potential investors of such Purchaser and its Affiliates, to whom such disclosure is necessary or convenient and who in each case either (1) acknowledge that they are bound by the confidentiality provisions of this Agreement or (2) are bound by confidentiality obligations to the Purchaser or its Affiliates that are at least as stringent as the confidentiality provisions of this Agreement, and in each case the Purchasers shall use reasonable best efforts to cause such Representatives, Affiliates, and funding sources and limited partners, investors, and potential investors of such Purchaser and its Affiliates to keep any such  information confidential; (ii) to any transferee or proposed transferee of the Purchased Units permitted under the Partnership Agreement; (iii) as required by applicable Law or any securities exchange or market rule; (iv) as may be requested or required by any Governmental Authority (provided that such Purchaser first notifies Sanchez and gives Sanchez the opportunity to contest such request or requirement, in each case as permitted by applicable Law (except no such opportunity shall be afforded in the case of a routine audit or examination by, or a blanket document request from, a governmental or regulatory entity that does not reference the Partnership)); or (v) except with prior notice of such request for disclosure to, and consent of, Sanchez (which consent may be withheld in Sanchez’s sole discretion).

(b)Other than filings made by Sanchez with the Commission, the Partnership Entities and any of their respective Representatives shall disclose the identity of, or any other information concerning the Purchasers or any of their respective Affiliates only after providing the Purchasers a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided,  however, that nothing in this Section 7.06 shall delay any required filing or other disclosure with the Commission, NYSE MKT or any Governmental Authority or otherwise hinder the Partnership Entities’ or their Representatives’ ability to timely comply with all laws or rules and regulations of the Commission, NYSE MKT or other Governmental Authority.

(c)Notwithstanding anything to the contrary in this Section 7.06, Sanchez agrees that the Purchasers may (i) publicize their ownership in Sanchez, as well as the identity of Sanchez, the size of the investment and its pricing terms with respect to the Class B Preferred Units on its internet site or in marketing materials, press releases, published “tombstone” announcements or

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any other print or electronic medium and (ii) display Sanchez’s logo in conjunction with any such reference.

(d)By 9:00 a.m., New York City time, on the trading day immediately following the date of this Agreement, Sanchez shall issue a press release (the “Press Release”) reasonably acceptable to the Purchasers disclosing all material terms of the transactions contemplated by the Basic Documents.  Sanchez shall not publicly disclose the name of any Purchaser or an affiliate of any Purchaser, or include the name of any Purchaser or an affiliate of any Purchaser in any press release or filing with the Commission or any regulatory agency or trading market, without the prior written consent of such Purchaser, except (i) as required by federal securities law in connection with (A) the registration statement contemplated by the Registration Rights Agreement and (B) the filing of final transaction documents (including signature pages thereto) with the Commission and (ii) to the extent such disclosure is required by law, request of the Commission or trading market regulations, in which case Sanchez shall provide the Purchasers with prior written notice of such disclosure permitted under this subclause (ii).

Section 7.07Communications.  All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses

(a)If to a Purchaser, to the address specified on such Purchaser’s signature page hereto, with a copy to (which shall not constitute notice):

Sidley Austin LLP

1000 Louisiana Street, Suite 6000

Houston TX 77002

Attention: Tim Langenkamp
Facsimile: 713-495-7799

Email: tlangenkamp@sidley.com

(b)If to Sanchez:

Sanchez Production Partners LP

1000 Main Street, Suite 3000

Houston, TX 77002

Attention:  Charles C. Ward

Email: cward@sanchezpp.com;

with a copy to (which shall not constitute notice):

Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston TX 77002

Attention: Scott Olson
Facsimile: 713-238-7410

Email: solson@andrewskurth.com

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or to such other address as Sanchez or the Purchasers may designate in writing.  All notices and communications shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the overnight courier copy, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.08Removal of Legend.  In connection with a sale of the Purchased Units by a Purchaser in reliance on Rule 144, the applicable Purchaser or its broker shall deliver to the transfer agent and Sanchez a broker representation letter providing to the transfer agent and Sanchez any information Sanchez deems necessary to determine that the sale of the Purchased Units is made in compliance with Rule 144, including, as may be appropriate, a certification that the Purchaser is not an Affiliate of Sanchez and regarding the length of time the Purchased Units have been held.  Upon receipt of such representation letter, Sanchez shall promptly direct its transfer agent to remove the notation of a restrictive legend in such Purchaser’s or the book-entry account maintained by the transfer agent, including the legend referred to in Section 4.05, and Sanchez shall bear all costs associated therewith.  After a registration statement under the Securities Act permitting the public resale of the Purchased Units has become effective or any Purchaser or its permitted assigns have held the Purchased Units for one year, if the book-entry account of such Purchased Units still bears the notation of the restrictive legend referred to in Section 4.05, Sanchez agrees, upon request of the Purchaser or permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.05 from the Purchased Units, and Sanchez shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assigns provide to Sanchez any information Sanchez deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including (if there is no such registration statement) a certification that the holder is not an Affiliate of Sanchez and regarding the length of time the Purchased Units have been held.  Sanchez shall cooperate with each Purchaser to effect the removal of the legend referred to in Section 4.05 at any time such legend is no longer appropriate.

Section 7.09Entire Agreement.  This Agreement, the other Basic Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Basic Documents with respect to the rights granted by Sanchez or any of its Affiliates or the Purchasers or any of their respective Affiliates set forth herein or therein.  This Agreement, the other Basic Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.10Governing Law; Submission to Jurisdiction.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with

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and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.  Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 7.11Waiver of Jury Trial.  THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.12Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

SANCHEZ PRODUCTION PARTNERS LP

By:	Sanchez Production Partners GP LLC, its general partner

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer

[Signature Page to Purchase Agreement]

STONEPEAK CATARINA HOLDINGS LLC

By:	STONEPEAK INFRASTRUCTURE FUND (ORION AIV) LP, its managing member

By:	STONEPEAK ASSOCIATES LLC, its general partner

By:	STONEPEAK GP HOLDINGS LP, its sole member

By:	STONEPEAK GP INVESTORS LLC, its general partner

By:	STONEPEAK GP INVESTORS MANAGER LLC, its managing member

By:	/s/ Michael Dorrell
Name:	Michael Dorrell
Title:	Co-Founder and Senior Managing Director

Address:	c/o Stonepeak Infrastructure Partners
717 Fifth Avenue, 25th Floor
New York, NY 10022
Attn:	Adrienne Saunders, General Counsel
Fax:	212-907-5101
Email:	saunders@stonepeakpartners.com

[Signature Page to Purchase Agreement]

Schedule A

Purchaser	Purchased Units	Purchase Price

Stonepeak Catarina Holdings LLC	19,444,445	$350,000,010

Schedule A-1

Final Form
Exhibit A

EXHIBIT A

FORM OF OPINION OF ANDREWS KURTH LLP

September [___], 2015

Purchaser listed on

Schedule I hereto

Re:Class B Preferred Unit Purchase Agreement, dated September [___], 2015, by and between Sanchez Production Partners LP and the Purchaser named therein

Ladies and Gentlemen:

We have acted as special counsel to Sanchez Production Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the Class B Preferred Unit Purchase Agreement, dated September [___], 2015 (the “Purchase Agreement”), among the Partnership and the purchaser named therein and listed on Schedule I hereto (the “Purchaser”), relating to the sale by the Partnership to the Purchaser of 19,444,445 Class B Preferred Units (as defined herein) (the “Purchased Units”), which are convertible into Common Units (as defined herein) pursuant to the terms of the Amended Partnership Agreement (as defined herein).

We are furnishing this opinion letter to you pursuant to Section 2.03(a)(i) of the Purchase Agreement.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)an executed copy of the Purchase Agreement;

(b)an executed copy of the Registration Rights Agreement, dated September [___], 2015, among the Partnership and the Purchaser (the “Registration Rights Agreement”);

(c)an executed copy of the Board Representation and Standstill Agreement, dated September [___], 2015, among Sanchez Production Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner,” and along with the Partnership, the “Sanchez Entities,” and each, a “Sanchez Entity”), the Partnership and the Purchaser (the “Board Representation Agreement”);

(d)a copy of the Certificate of Limited Partnership of the Partnership, dated March 6, 2015, as certified by the Secretary of State of the State of Delaware as of a recent date and certified by the Secretary of the General Partner, as in effect on each of the date of adoption of the resolutions specified in paragraph (h) below, the date of the Purchase Agreement and the date hereof (the “Partnership Certificate”);

(e)a copy of each of (i) the First Amended and Restated Agreement of Limited Partnership of the Partnership dated August 31, 2015 (the “Original Partnership Agreement”), and (ii) the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated September [___], 2015 (the “Amended Partnership Agreement”), each as certified by the Secretary of the General Partner as in effect on each of the date of adoption of the resolutions specified in paragraph (h) below (except the Amended Partnership Agreement), the date of the Purchase Agreement and the date hereof;

(f)a copy of the Certificate of Formation of the General Partner, dated February 10, 2015, as certified by the Secretary of State of the State of Delaware as of a recent date and certified by the Secretary of the General Partner as in effect on each of the date of adoption of the resolutions specified in paragraph (h) below, the date of the Purchase Agreement and the date hereof (the “GP Certificate”);

(g)a copy of the Limited Liability Company Agreement of the General Partner, dated March 2, 2015, as amended, as certified by the Secretary of the General Partner as in effect on each of the date of adoption of the resolutions specified in paragraph (h) below, the date of the Purchase Agreement and the date hereof (the “GP LLC Agreement”);

(h)copies of resolutions of the Conflicts Committee of the Board of Directors of the General Partner adopted on September [___], 2015, and copies of resolutions of the Board of Directors of the General Partner adopted on September [___], 2015, each certified by the Secretary of the General Partner to be true, complete and correct copies thereof;

(i)copies of certificates from the Secretary of State of the State of Delaware, dated as of a recent date, as to the valid existence and good standing of each Sanchez Entity;

(j)a certificate, dated as of the date hereof (the “Opinion Support Certificate”), executed by the Chief Financial Officer of the General Partner, a copy of which is attached hereto as Exhibit A; and

(k)each of the Applicable Agreements (as defined below).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Sanchez Entities and such agreements, certificates of public officials, certificates of officers or other representatives of the Sanchez Entities and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all

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signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.  As to any facts material to the opinions and statements expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Sanchez Entities (including, without limitation, the facts certified in the Opinion Support Certificate) and (ii) statements and certifications of public officials and others.

Any term used, but not defined herein, shall have the meaning ascribed to such term in the Purchase Agreement.  As used herein the following terms have the respective meanings set forth below:

“Applicable Agreements” means those agreements and other instruments identified on Schedule 1 to the Opinion Support Certificate, which have been certified by a duly authorized officer of the General Partner as being every indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or other agreement that is both (i) material in relation to the business, operations, affairs, financial condition, assets, or properties of the Partnership and its subsidiaries, considered as a single enterprise, and (ii) an instrument by which the Partnership or any of its subsidiaries is bound or by which the Partnership or any of its subsidiaries or any of its respective properties may be bound or affected.

“Basic Documents” means, collectively, the Purchase Agreement, the Registration Rights Agreement, the Board Representation Agreement and the Amended Partnership Agreement.

“Class B Preferred Units” has the meaning set forth in the Amended Partnership Agreement.

“Commission” means the Securities and Exchange Commission.

“Common Units” means common units representing limited partner interests in the Partnership.

“Governmental Authority” means any executive, legislative, judicial, administrative or regulatory body of the State of New York, the State of Texas, the State of Delaware or the United States of America, pursuant to (i) applicable laws of the State of New York, (ii) applicable laws of the State of Texas, (iii) the Delaware Revised Uniform Limited Partnership Act  (the “Delaware LP Act”), (iv) the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and (v) applicable laws of the United States of America, respectively.

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“Organizational Agreements” means the Partnership Certificate, the Amended Partnership Agreement, the GP Certificate and the GP LLC Agreement.

“Person” means a natural person or a legal entity organized under the laws of any jurisdiction.

“Securities Act” means the Securities Act of 1933, as amended.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.The Partnership is validly existing as a limited partnership and is in good standing under the Delaware LP Act.  The Partnership has all requisite limited partnership power and authority under the Delaware LP Act to own its properties and carry on its business in all material respects as described in the Partnership’s Quarterly Report on Form 10-Q filed with the Commission on August 14, 2015 (the “Form 10-Q”).  The General Partner is validly existing as a limited liability company and is in good standing under the Delaware LLC Act.  The General Partner has all requisite limited liability company power and authority under the Delaware LLC Act to own its properties and carry on its business in all material respects as described in the Form 10-Q.

2.Except as set forth in any Organizational Agreement, (i) there are no options, warrants or other rights to purchase, or any restrictions upon the voting or transfer of, agreements or other obligations to issue or rights to convert any securities into or exchange any securities into or exchange any securities for any equity interest of any Sanchez Entity under any Applicable Agreement, and (ii) there are no preemptive rights or similar rights to subscribe for or purchase any equity interest in any Sanchez Entity under any Applicable Agreement.

3.The Purchased Units have been duly authorized by the General Partner on behalf of the Partnership pursuant to the Amended Partnership Agreement and, when issued and delivered to the Purchaser against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid (to the extent required by applicable law and the Amended Partnership Agreement) and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17‑607 and 17‑804 of the Delaware LP Act).  Assuming the Class B Preferred PIK Units (as defined in the Amended Partnership Agreement) are issued in accordance with the terms of the Amended Partnership Agreement, the Class B Preferred PIK Units will be duly authorized, validly issued, fully paid (to the extent required by applicable law and the Amended Partnership Agreement) and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17‑607 and 17‑804 of the Delaware LP Act).

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4.The Conversion Units (as defined in the Purchase Agreement) have been duly authorized by the General Partner on behalf of the Partnership pursuant to the Amended Partnership Agreement and, when issued upon conversion of the Purchased Units in accordance with the terms of the Amended Partnership Agreement, will be validly issued, fully paid (to the extent required by applicable law and the Amended Partnership Agreement) and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17‑607 and 17‑804 of the Delaware LP Act).

5.None of the offering, issuance and sale by the Partnership of the Purchased Units or the Conversion Units or the execution, delivery and performance of the Basic Documents by or on behalf of the Sanchez Entities party thereto (A) constitutes or will constitute a violation of the Organizational Agreements, (B) without duplication of clause (A), constitutes or will constitute a breach or violation of, or a default under (or an event which, with notice or lapse of time or both, would constitute such an event), any Applicable Agreement, or (C) results or will result in any violation of the Delaware LP Act, the Delaware LLC Act, the applicable laws of the State of New York, the applicable laws of the State of Texas or any applicable law of the United States of America.

6.Each of the Basic Documents has been duly authorized and validly executed and delivered by each Sanchez Entity party thereto.

7.The Registration Rights Agreement constitutes a valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, under applicable laws of the State of New York.

8.Except for the approvals required by the Commission in connection with the Partnership’s obligations under the Registration Rights Agreement (including the registration statement referenced therein) and for approvals from the NYSE MKT LLC regarding the listing of the Common Units, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required to authorize, or is required for, the execution and delivery by the Sanchez Entities of any of the Basic Documents to which they are a party or the performance by the Sanchez Entities of their obligations under the Basic Documents to which they are a party in accordance with the terms thereof, except those that have been obtained or may be required under the federal or state securities or “blue sky” laws, as to which we do not express any opinion.

9.The Partnership is not an “investment company” within the meaning of said term as used in the Investment Company Act of 1940, as amended.

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10.Assuming the accuracy of the representations and warranties of each Purchaser contained in the Purchase Agreement, the issuance and sale of the Purchased Units pursuant to the Purchase Agreement are exempt from the registration requirements of the Securities Act; provided that we express no opinion as to any subsequent resale or other transfer of the Purchased Units.

We express no opinion as to the laws of any jurisdiction other than (i) applicable laws of the State of New York, (ii) applicable laws of the United States of America, (iii) certain other specified laws of the United States of America to the extent referred to specifically herein, (iv) applicable laws of the State of Texas, (v) the Delaware LP Act and (vi) the Delaware LLC Act.  References herein to “applicable laws” mean those laws, rules and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Basic Documents, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and that are not the subject of a specific opinion herein referring expressly to a particular law or laws; provided, however, that such references (including, without limitation, those appearing in paragraph 5 above) do not include any municipal or other local laws, rules or regulations, or any antifraud, environmental, labor, securities, tax, insurance or antitrust, laws, rules or regulations, or any law, rule or regulation that may become applicable to the Sanchez Entities or their subsidiaries as a result of the involvement of the Sanchez Entities with the transactions contemplated by the Basic Documents or because of the legal or regulatory status or nature of the business of any Sanchez Entity.

Our opinions expressed herein are subject to the following additional assumptions and qualifications:

(i)The opinions set forth in paragraph 1 above as to the valid existence and good standing of the Sanchez Entities are based solely upon our review of certificates and other communications from the appropriate public officials.

(ii)The opinion expressed in paragraph 9 above is given in reliance upon facts set forth in the Opinion Support Certificate.

(iii)In rendering the opinions set forth in paragraph 5 above regarding Applicable Agreements, we do not express any opinion as to whether the execution or delivery by any Sanchez Entity of the Basic Documents to which it is a party, or the incurrence or performance by such Sanchez Entity of its obligations thereunder, will constitute a violation of, or a default under or as a result of, any covenant, restriction or provision with respect to any financial ratio or test or any aspect of the financial condition or results of operation of such Sanchez Entity.

(iv)Our opinion in paragraph 7 above may be:

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(1)limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally; and

(2)subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and concepts of materiality, reasonableness, good faith and fair dealing.

(v)We express no opinion as to the validity, effect or enforceability of any provisions:

(1)purporting to set forth an agreement to agree in the future on any matter;

(2)providing for the payment of liquidated damages;

(3)relating to severability or separability;

(4)purporting to limit the liability of, or to exculpate, any Person for violation of securities laws;

(5)relating to indemnification, contribution or reimbursement obligations to the extent any such provisions (i) violate any law, rule or regulation (including any federal or state securities law, rule or regulation) or (ii) are determined to be contrary to public policy;

(6)purporting to set forth the obligations of any party by reference to a reasonable or commercially reasonable standard; or

(7)purporting to require that all amendments and waivers be in writing or otherwise purporting to disregard any course of dealing.

(vi)In making our examination of executed documents, we have assumed (except to the extent that we expressly opine above) (1) the valid existence and good standing of each of the parties thereto, (2) that such parties had the power and authority, corporate, partnership, limited liability company or other, to enter into and to incur and perform all of their obligations thereunder, (3) the due authorization by all requisite action, corporate, partnership, limited liability company or other, and the due execution and delivery by such parties of such documents and (4) to the extent such documents purport to constitute agreements, that each of such documents constitutes the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance

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with its terms.  In this paragraph (vi), all references to parties to documents shall be deemed to mean and include each of such parties, and each other person (if any) directly or indirectly acting on its behalf.

This opinion is being furnished only to you in connection with the sale of the Purchased Units under the Purchase Agreement occurring today and is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other Person, including any purchaser of any Purchased Units from you and any subsequent purchaser of any Purchased Unit, without our express written permission.  The opinions expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in law.

Very truly yours,

(SO/MM)

8

Schedule I

PURCHASER

Stonepeak Catarina Holdings LLC

EXHIBIT A

SANCHEZ PRODUCTION PARTNERS LP

OFFICER’S CERTIFICATE

September [___], 2015

Reference is made to the Class B Preferred Unit Purchase Agreement, dated as of September [___], 2015 (the “Purchase Agreement”) by and among Sanchez Production Partners LP, a Delaware limited partnership (the “Partnership”), and the Purchaser named therein (the “Purchaser”).  The undersigned, Charles C. Ward, hereby certifies that he is the duly elected and qualified Chief Financial Officer and Secretary of Sanchez Production Partners GP LLC, the general partner of the Partnership.

Such officer understands that pursuant to the Purchase Agreement, Andrews Kurth LLP (“AK”), special counsel to the Partnership, is delivering to the Purchaser an opinion letter dated the date hereof (the “Opinion Letter”).  Such officer further understands that AK is relying on this certificate and the statements made herein in rendering certain of the opinions expressed in the Opinion Letter.

With regard to the foregoing, the undersigned certifies that he has made due inquiry of all persons necessary or appropriate to verify or confirm the statements contained herein and further certifies the following:

1.Attached as Schedule 1 to this Officers’ Certificate is a true, accurate and complete list of every indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or other agreement (collectively, “Applicable Agreements”) that is both (i) material in relation to the business, operations, affairs, financial condition, assets, or properties of the Partnership and its subsidiaries, considered as a single enterprise, and (ii) an instrument by which the Partnership or any of its subsidiaries is bound or by which the Partnership or any of its subsidiaries or any of their respective properties may be bound or affected.

2.The Partnership and its subsidiaries are engaged in businesses other than that of investing, reinvesting, owning, holding or trading in Securities.  Furthermore, the Partnership and its subsidiaries:

(a) are not engaged primarily, nor does any of them hold itself out as being engaged primarily, nor does any of them propose to engage primarily, in the business of investing, reinvesting, or trading in Securities;

(b) are not engaged, nor does any of them propose to engage, in the business of issuing Face-Amount Certificates of the Installment Type, nor has any of them been engaged in such business and has any such certificates outstanding;

(c) are not engaged, nor does any of them propose to engage, in the business of investing, reinvesting, owning, holding or trading in Securities (other than Securities of its respective subsidiaries); and

(d) do not own, nor does any of them propose to acquire, Investment Securities having a value exceeding 40 percent of the value of its total assets (exclusive of Government Securities and cash items) on an unconsolidated basis.

As used in paragraph 2 of this certificate:

“cash items” means cash, coins, paper currency, demand deposits with banks, timely checks of others, certified checks, bank drafts, money orders, travelers checks, letters of credit, and shares of a registered investment company that holds itself out as a money market fund and seeks to maintain a stable net asset value of $1.00 per share;

“Face-Amount Certificate of the Installment Type” means any certificate, investment contract or other Security which represents an obligation on the part of its issuer to pay a stated or determinable sum or sums at a fixed or determinable date or dates more than twenty-four months after the date of issuance, in consideration of the payment of periodic installments of a stated or determinable amount;

“Government Security” means any Security issued or guaranteed as to principal or interest by the United States, or by an entity controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing;

“Investment Securities” means all Securities except (i) Government Securities and (ii) Securities issued by majority-owned subsidiaries of the owner, which subsidiaries: (A) are not themselves engaged in any activity described in clauses (a)-(c) of paragraph 2 of this certificate; and (B) do not own or propose to own Investment Securities having a value exceeding 40 percent of the value of each such subsidiary's total assets (exclusive of Government Securities and cash items) on an unconsolidated basis; and

“Security” or “Securities” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Capitalized terms used herein without definition shall have the meanings specified in the Purchase Agreement and the Opinion Letter.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of the date first written above.

Charles C. Ward

Schedule 1

Applicable Agreements

1.Purchase and Sale Agreement, dated as of March 8, 2007, between EnergyQuest Resources, L.P., Oklahoma Processing EQR, LLC and Constellation Energy Partners LLC

2.Purchase and Sale Agreement, dated as of March 8, 2007, between EnergyQuest Resources, L.P., Oklahoma Processing EQR, LLC, Kansas Production EQR, LLC and Kansas Processing EQR, LLC and Constellation Energy Partners LLC

3.Agreement of Merger, dated as of July 12, 2007, among AMVEST Osage, Inc., AMVEST Oil & Gas, Inc. and CEP Mid-Continent LLC, f/k/a CEP Cherokee Basin LLC

4.Purchase and Sale Agreement, dated as of August 2, 2007, between Newfield Exploration Mid-Continent Inc. and Constellation Energy Partners LLC

5.Nominee Agreement, dated as of September 21, 2007, by and between Newfield Exploration Mid-Continent Inc. and CEP Mid-Continent LLC

6.Asset Purchase and Sale Agreement, dated as of May 12, 2005, by and among Everlast Energy LLC, RB Marketing Company LLC, Robinson’s Bend Operating Company LLC and CBM Equity IV, LLC

7.Agreement for Purchase and Sale, dated as of February 19, 2008, among CoLa Resources LLC and CEP Mid-Continent LLC, as amended by First Amendment to Agreement for Purchase and Sale, dated as of March 31, 2008, among CoLa Resources LLC and CEP Mid-Continent LLC

8.Membership Interest Purchase and Sale Agreement, dated February 1, 2013 between Constellation Energy Partners LLC and Constellation Commodities Upstream LLC

9.Contribution Agreement, dated as of August 9, 2013, by and between Constellation Energy Partners LLC and Sanchez Energy Partners I, LP

10.Exploration and Development Agreement, dated July 25, 2005, by and between The Osage Nation and AMVEST Osage, Inc., as amended by Substituted and Replaced First Amendment to the Exploration and Development Agreement, dated October 18, 2006, by and between The Osage Nation and AMVEST Osage, Inc.

11.Assignment, Assumption and Ratification Agreement, dated as of July 25, 2007, by and between AMVEST Osage, Inc. and CEP Mid-Continent LLC

Schedule 1 - 1

12.Water Gathering and Disposal Agreement, dated as of August 9, 1990, by and between Torch Energy Associates Ltd. and Valasco Gas Company Ltd., as amended by First Amendment to Water Gathering and Disposal Agreement, dated as of October 1, 1993, by and between Torch Energy Associates Ltd. and Valasco Gas Company Ltd., Second Amendment to Water Gathering and Disposal Agreement, dated as of November 30, 2004, by and between Robinson’s Bend Operating Company, LLC and Everlast Energy LLC, and Third Amendment, dated June 13, 2011, to Water Gathering and Disposal Agreement dated November 30, 2004, by and between Robinson’s Bend Operating II, LLC, Robinson’s Bend Production II, LLC and Torch Energy Associates Ltd.

13.Amended and Restated Employment Agreement, dated April 5, 2012, by and between CEP Services Company, Inc. and Charles C. Ward

14.Purchase and Sale Agreement, dated as of March 31, 2015, between SEP Holdings III, LLC, Sanchez Production Partners LP and SEP Holdings IV, LLC

15.Third Amended and Restated Credit Agreement, dated as of March 31, 2015, among Sanchez Production Partners LP, Royal Bank of Canada, as administrative agent and collateral agent, and the lenders party thereto, as amended by Amendment and Waiver of Third Amended and Restated Credit Agreement, dated as of August 12, 2015 and Joinder, Assignment and Second Amendment to Third Amended and Restated Credit Agreement, dated as of September [___], 2015

16.Amended and Restated Shared Services Agreement, dated March 6, 2015, between Sanchez Production Partners LP and SP Holdings, LLC

17.Contract Operating Agreement, dated May 8, 2014, between Constellation Energy Partners LLC and Sanchez Oil & Gas Corporation

18.Geophysical Seismic Data Use License Agreement, dated May 8, 2014, between Constellation Energy Partners, LLC, certain subsidiaries thereof, and Sanchez Oil & Gas Corporation

19.Registration Rights Agreement, dated March 31, 2015, between Sanchez Production Partners LP and the purchasers named therein

20.Registration Rights Agreement, dated April 15, 2015, between Sanchez Production Partners LP and the purchasers named therein

21.Purchase and Sale Agreement, dated September [___], 2015, among Sanchez Energy Corporation, SN Catarina, LLC and Sanchez Production Partners LP

22.Firm Gathering and Processing Agreement, dated September [___], 2015 between SN Catarina, LLC and Catarina Midstream, LLC

Schedule 1 - 2

Final Form
Exhibit B

EXHIBIT B

FORM OF OPINION OF MORRIS, NICHOLS, ARSHT & TUNNELL LLP

September [●], 2015

Stonepeak Catarina Holdings LLC

c/o Stonepeak Infrastructure Partners

717 Fifth Avenue, 25th Floor

New York, NY 10022

Re:Sanchez Production Partners LP

Ladies and Gentlemen:

We have acted as special Delaware counsel to Sanchez Production Partners GP LLC (the “General Partner”), a Delaware limited liability company and the sole general partner of Sanchez Production Partners LP (the “Partnership”), a Delaware limited partnership, in connection with certain matters of Delaware law as set forth below.  Capitalized terms used herein and not herein defined that are used with respect to the Partnership are used as defined in the Partnership Agreement (as defined below) and that are used with respect to the General Partner are used as defined in the GP Agreement (as defined below).

In rendering this opinion, we have examined and relied on copies of the following documents in the forms provided to us:  the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September [●], 2015 (the “Partnership Agreement”); the Limited Liability Company Agreement of the General Partner dated as of March 2, 2015, as amended by Amendment No. 1 thereto dated as of May 8, 2015 and Amendment No. 2 thereto dated as of September [●], 2015 (as so amended, the “GP Agreement”); the Board Representation and Standstill Agreement dated as of September [●], 2015 by and among the Partnership, the General Partner and Stonepeak Catarina Holdings LLC (the “Standstill Agreement” and, together with the Partnership Agreement and the GP Agreement, the “Opinion Documents” and each, individually, an “Opinion Document”).  In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed and the legal capacity of natural persons to complete the execution of documents.  We have further assumed for the purposes of this opinion:  (i) the due formation or organization, valid existence and good standing of the Partnership and the General Partner and each entity that is a party to any of the documents reviewed by us under the laws of the jurisdiction of its formation or organization; (ii) the due authorization, adoption, execution and, as applicable, delivery by, or on behalf of, each of the parties thereto of the documents reviewed by us; (iii) except to the extent addressed by our opinions below, that each Opinion Document constitutes a legal, valid and binding agreement of each of the parties thereto and is enforceable in accordance with its terms; (iv) that the application of Delaware law to the Standstill Agreement would not be contrary to a fundamental policy of a jurisdiction (other than the State of Delaware) that (a) would be the jurisdiction of applicable law in the absence of an effective choice of law and (b) has a materially greater interest than Delaware in the determination of a particular matter relating to the Standstill Agreement; and (v) that each of the above-referenced documents sets forth the entire understanding of the parties thereto with respect to the subject matter thereof and has not been supplemented, amended or otherwise modified, except as herein referenced.  No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws.  We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein.  As to any facts material to our opinion, other than those assumed, we have relied, without independent investigation, on the above-referenced documents and the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing and to the further assumptions and qualifications set forth below, and limited in all respects to matters of Delaware law, it is our opinion that:

1.The Partnership Agreement constitutes a legal, valid and binding obligation of the General Partner, enforceable against the General Partner in accordance with its terms, provided that (a) the provisions of Sections 4.6 and 11.1 of the Partnership Agreement, to the extent they purport to restrict the voluntary withdrawal by the General Partner, will be subject to the provisions of Section 17-602 of Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq. (the “Delaware LP Act”); (b) any provision in the Partnership Agreement purporting to allow the General Partner or any of its Affiliates to make a determination or take or decline to take any action free of any duty or obligation whatsoever will be subject to the provisions of Sections 17-1101(d) and (f) of the Delaware LP Act; and (c) any restrictions on the transfer of partnership interests in Partnership set forth in the Partnership Agreement will be subject to the provisions of Sections 17-703 and 17-705 of the Delaware LP Act; and provided, further, that we express no opinion as to the effect of Section 11.1 or 11.2 of the Partnership Agreement to the extent such section provides that the withdrawal of the General Partner shall automatically constitute the withdrawal of the General Partner as general partner or managing member of any other Group Member, to the extent such section provides that the removal of the General Partner shall automatically constitute the removal of the General Partner as general partner or managing member of any other Group Member or to the extent such section provides that the election of any Person as a successor General Partner shall cause such Person automatically to become a successor general partner or managing member of any other Group Member.

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2.The GP Agreement constitutes a legal, valid and binding obligation of SP Holdings, LLC, a Texas limited liability company (the “Member”), enforceable against the Member in accordance with its terms, provided that (a) the provisions of Section 6.1(c)(vii) of the GP Agreement will be subject to the provisions of Section 18-801 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Delaware LLC Act”); (b) the provisions of Sections 6.5 and 6.6 of the GP Agreement will be subject to the provisions of Section 18-1101(e) of the Delaware LLC Act; and (c) the provisions of Sections 5.1 and 9.2 of the GP Agreement will be subject to the provisions of Sections 18-607 and 18-804 of the Delaware LLC Act; and (d) any restrictions on the transfer of membership interests in the General Partner set forth in the GP Agreement will be subject to the provisions of Sections 18-703 and 18-705 of the Delaware LLC Act.

3.The Standstill Agreement constitutes a legal, valid and binding obligation of each of the Partnership and the General Partner, enforceable against each of the Partnership and the General Partner in accordance with its terms.

The opinions set forth above are subject to the effect of (i) bankruptcy, insolvency, receivership, conservatorship, reorganization, fraudulent conveyance, moratorium or other laws, rules or regulations, as from time to time in effect, relating to or affecting the enforcement of creditors’ rights and remedies generally or the rights and remedies of creditors; (ii) application of equitable principles (regardless of whether such enforceability is considered and applied in a proceeding in equity or at law); (iii) considerations of public policy or the effect of applicable law relating to fiduciary duties; and (iv) principles of course of dealing or course of performance and standards of good faith, fair dealing, materiality and reasonableness that may be applied by a court to the exercise of rights and remedies and the possible unavailability of the remedies of specific performance or injunctive relief; provided that we express no opinion with respect to the enforceability of (A) any other document referenced in the Partnership Agreement, the GP Agreement or the Standstill Agreement; (B) any purported waiver or consent granted by any person or entity pursuant to the Partnership Agreement, the GP Agreement or the Standstill Agreement except to the extent such person or entity may so waive or consent and has effectively so waived or consented in accordance with applicable law; (C) the Partnership Agreement, the GP Agreement or the Standstill Agreement against or with respect to any person or entity who or which is not a party thereto or requiring any person or entity to cause any third person or entity to take or refrain from taking specific actions; and (D) the obligation of any person or entity to pay or reimburse any party for attorneys’ fees under the Partnership Agreement or the GP Agreement to the extent such payment or reimbursement is in excess of that permitted by law.

The opinions herein expressed are intended solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by any other person or entity, or for any other purpose, without our prior written consent.  This opinion speaks only as of the date hereof and is based on our understandings or assumptions as to present facts, and on our review of the above-referenced documents and certificates and the application of

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Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Very truly yours,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

Louis G. Hering

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Final Form
Exhibit C

EXHIBIT C

FORM OF AMENDED PARTNERSHIP AGREEMENT

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

SANCHEZ PRODUCTION PARTNERS LP

i

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
SANCHEZ PRODUCTION PARTNERS LP

This SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SANCHEZ PRODUCTION PARTNERS LP dated as of August ___, 2015, is entered into by and between Sanchez Production Partners GP LLC, a Delaware limited liability company, as the General Partner, and any other Persons who become Partners in the Partnership or parties hereto as provided herein.  In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

Section 1.1Definitions.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Book Basis” means, with respect to any Adjusted Property, the portion of the Carrying Value of such Adjusted Property that is attributable to positive adjustments made to such Carrying Value as determined in accordance with the provisions set forth below in this definition of Additional Book Basis.  For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

(a)Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(b)If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided,  however, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis.  To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.  With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of

Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.

“Adjusted Available Cash” means, with respect to the last day of any month ending prior to the Liquidation Date:

(a)the sum of:

(i)all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such month; and

(ii)if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such month resulting from Working Capital Borrowings made subsequent to the end of such month, less;

(b)the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide for the proper conduct of the business of the Partnership Group (including cash reserves for future capital expenditures and for anticipated future debt service requirements of the Partnership Group) for the month as of which the determination of Adjusted Available Cash is made, which amount shall not exceed the amount established in the most recent budget approved by the Board to which a Purchaser Designated Director (as defined in the Board Representation and Standstill Agreement) gave his or her consent.  Notwithstanding the foregoing, “Adjusted Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

 “Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account at the end of each taxable period of the Partnership after giving effect to the following adjustments: (a) credit to such Capital Account any amount which such Partner is (i) obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or (ii) deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and (b) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).  The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.  The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.3(d).

“Advisers” is defined in Section 7.10(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For avoidance of doubt, for purposes of this Agreement, (i) the Partnership, on the one hand, and the Class A Preferred Unit Purchasers, on the other hand, shall not be considered Affiliates solely by virtue of such Class A Preferred Unit Purchasers holding Class A Preferred Units, and (ii) the Partnership, on the one hand, and the Class B Preferred Unit Holders, on the other hand, shall not be considered Affiliates solely by virtue of such Class B Preferred Unit Holders holding Class B Preferred Units or the right to appoint a member to the Board of Directors pursuant to the Board Representation and Standstill Agreement or as Affiliates of such member of the Board of Directors.

“Aggregate Quantity of IDR Reset Common Units” is defined in Section 5.8(a).

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of (a) a Contributed Property means the fair market value of such property at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event, in both cases as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership of Sanchez Production Partners LP, as it may be further amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, member, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(c)the sum of:

(i)all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

(ii)if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less;

(d)the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i)provide for the proper conduct of the business of the Partnership Group (including cash reserves for future capital expenditures and for anticipated future debt service requirements of the Partnership Group) subsequent to such Quarter;

(ii)comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(iii)provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the cash portion of any Class B Preferred Quarterly Distribution on all Class B Preferred Units with respect to such Quarter or Minimum Quarterly Distribution on all Common Units with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means, with respect to the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company.  If any successor General Partner is a limited partnership, and its general partner is a corporation or limited liability company, the “Board of Directors” shall mean the board of directors or board of managers of the general partner of the General Partner.

“Board Representation and Standstill Agreement” means that certain Board Representation and Standstill Agreement, dated as of September [___], 2015, by and among the Partnership, the General Partner and Stonepeak, as the same may be amended, restated or otherwise modified from time to time.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event”  means a Revaluation Event that gives rise to a Net Termination Loss.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date.  A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.3 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Book-Up Event” means a Revaluation Event that gives rise to a Net Termination Gain.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of New York or Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.3.  The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributed or contributes to the Partnership or that was or is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

“Capital Improvement” means any (a) replacement, improvement, addition or expansion of capital assets owned by any Group Member, (b) acquisition of existing or new capital assets (through an asset acquisition, merger, stock acquisition or other form of investment) or construction or development of new capital assets by any Group Member, or (c) capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member had or has, or after such capital contribution had or will have, directly or indirectly, an equity interest, to fund such Group Member’s pro rata share of the cost of any replacement, improvement, addition or expansion of capital assets or acquisition of existing or new capital assets or construction or development of new capital assets, by such Person, in each case if and to the extent such replacement, improvement, addition, expansion, acquisition, construction or development is made to increase over the long-term, the operating capacity, operating income or asset base of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity, operating income or asset base of the Partnership Group or such Person, as the case may be, existing immediately prior to such replacement, improvement, addition, expansion, acquisition, construction, development or Capital Contribution.

“Capital Surplus” means cash and cash equivalents distributed by the Partnership or SPP LLC in excess of Operating Surplus, as described in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, Simulated Depletion, amortization and other cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination.  The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.3(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner is liable to the Partnership or any Limited Partner for actual fraud or willful or wanton misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Partnership Interests.  The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Eligibility Trigger” is defined in Section 4.8(a)(ii).

“claim” (as used in Section 7.12(c)) is defined in Section 7.12(c).

“Class A Holder Optional Conversion Date” has the meaning set forth in Section 5.9(b)(ii).

“Class A Preferred Conversion Date” means the Mandatory Conversion Date, the Partnership Optional Conversion Date, the Class A Holder Optional Conversion Date or the Class A Preferred Voluntary Conversion Date, as applicable.

“Class A Preferred Conversion Notice” has the meaning set forth in Section 5.9(b)(ii).

“Class A Preferred Conversion Price” means the lesser of (i) the Class A Preferred Unit Price applicable to the Class A Preferred Unit that is converted and (ii) the lowest price after March 31, 2015 and on or prior to the applicable Class A Preferred Conversion Date for which a Common Unit is issued by the Partnership (including pursuant to a Qualified Public Offering), other than in connection with an at-the-market offering or pursuant to the LTIP.

“Class A Preferred Conversion Rate” has the meaning set forth in Section 5.9(b)(i).

“Class A Preferred Distribution Rate” means an amount per Class A Preferred Unit equal to the following percentages of the applicable Class A Preferred Unit Price:  (i) from the Class A Preferred Issue Date applicable to such Class A Preferred Unit through and including March 31, 2016, 10.0% per annum (2.5% per quarter), (ii) from April 1, 2016 through and including March 31, 2017, 11.5% per annum (2.875% per quarter) and (iii) from and after April 1, 2017, 12.5% per annum (3.125% per quarter).

“Class A Preferred Holder” means a holder of a Class A Preferred Unit.

“Class A Preferred Issue Date” means, with respect to a Class A Preferred Holder, the definition set forth for the term “Closing Date” in the Class A Preferred Unit Purchase Agreement to which such Class A Preferred Holder is a party.

“Class A Preferred Liquidation Preference” means, with respect to each Class A Preferred Unit, an amount equal to the amount set forth in the definition for the term “Purchase Price” in the Class A Preferred Unit Purchase Agreement pursuant to which such Class A Preferred Unit was issued, plus all accrued and unpaid distributions on such Class A Preferred Unit to the applicable Class A Preferred Conversion Date.

“Class A Preferred PIK Unit” means a Class A Preferred Unit issued pursuant to a Class A Preferred Unit Distribution in accordance with Section 5.9(c).

“Class A Preferred Quarterly Distribution” has the meaning set forth in Section 5.9(c)(i).

“Class A Preferred Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to a Class A Preferred Unit in this Agreement, including Class A Preferred PIK Units, provided that such Class A Preferred PIK Units shall be subject to such restrictions as are set forth herein. A Class A Preferred Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Class A Preferred Unit Price” means, with respect to a Class A Preferred Unit, an amount equal to ten (10) times the amount set forth in the definition for the term “Purchase Price” in the Class A Preferred Unit Purchase Agreement pursuant to which such Class A Preferred Unit was issued.

“Class A Preferred Unit Purchase Agreement” means the applicable purchase agreement between the Partnership and a Class A Preferred Holder with respect to such Class A Preferred Holder’s Class A Preferred Units.

“Class A Preferred Unit Purchasers” means each of the Persons named on Schedule A to a Class A Preferred Unit Purchase Agreement.

“Class A Preferred Voluntary Conversion Date” has the meaning set forth in Section 5.9(b)(iv).

“Class A Units” means “Class A Units” as defined in that certain Second Amended and Restated Operating Agreement, dated as of November 20, 2006, as amended, of SPP LLC.

“Class B Preferred Conversion Date” has the meaning set forth in Section 5.10(b)(i).

“Class B Preferred Conversion Notice” has the meaning set forth in Section 5.10(b)(i).

“Class B Preferred Conversion Price” means the lesser of (i) the Class B Preferred Unit Price, as may be adjusted pursuant to Section 5.10(b)(ix) and (ii) the volume weighted average price for which Common Units are issued by the Partnership (including pursuant to a Qualified Public Offering or in connection with an at-the-market offering) during the Subsequent Issuance Period, other than pursuant to the LTIP.

“Class B Preferred Conversion Rate” has the meaning set forth in Section 5.10(b)(i).

“Class B Preferred Distribution Rate” means an amount per Class B Preferred Unit equal to the following percentages from and after the Class B Preferred Issue Date applicable to such Class B Preferred Unit (pro rata for the Quarter in which such Class B Preferred Issue Date occurs) until such Class B Preferred Unit is no longer Outstanding:  (i) if paid fully in cash, 10% per annum (2.5% per quarter), and (ii) if paid in a combination of cash and Class B Preferred PIK Units, 8% per annum (2.0% per quarter) payable in cash and 4% per annum (1% per quarter) payable in Class B Preferred PIK Units (the “Class B Preferred Initial Distribution Rate”); provided, however, that (a) if the transactions contemplated by Section 5.10(f) have not been consummated on or before September 30, 2016, then from and after September 30, 2016 until the last day of the Quarter in which such transactions have been consummated, the Class B Preferred Initial Distribution Rate shall instead be the Class B Preferred Increased Distribution Rate and (b) if any Class A Preferred Units remain Outstanding after March 31, 2016, then from and after April 1, 2016 until the last day of the Quarter in which no Class A Preferred Units are Outstanding, the Class B Preferred Initial Distribution Rate shall instead be the Class B Preferred Increased Distribution Rate.

“Class B Preferred Holder” means a holder of a Class B Preferred Unit.

“Class B Preferred Increased Distribution Rate” means an amount per Class B Preferred Unit equal to the following percentages: (A) if paid fully in cash, 14% per annum (3.5% per quarter) and (B) if paid in a combination of cash and Class B Preferred PIK Units, 12% per annum (3% per quarter) payable in cash and 4% per annum (1% per quarter) payable in Class B Preferred PIK Units.

“Class B Preferred Issue Date” means September [___], 2015.

“Class B Preferred Liquidation Preference” means, with respect to each Class B Preferred Unit, an amount equal to the Class B Preferred Unit Price, plus all accrued and unpaid distributions on such Class B Preferred Unit and, without duplication, any increase in the balance of such accrued and unpaid distributions, as set forth in Section 5.10(c)(ii)(B), to the applicable Class B Preferred Conversion Date.

“Class B Preferred PIK Unit” means a Class B Preferred Unit issued pursuant to a Class B Preferred Unit Distribution in accordance with Section 5.10(c).

“Class B Preferred Quarterly Distribution” has the meaning set forth in Section 5.10(c)(i).

“Class B Preferred Redemption Date” means any date on which Class B Preferred Units are redeemed pursuant to Section 5.10(d), as set forth in a Class B Preferred Redemption Notice.

“Class B Preferred Redemption Notice” has the meaning set forth in Section 5.10(d)(iv).

“Class B Preferred Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to a Class B Preferred Unit in this Agreement, including Class B Preferred PIK Units, provided that such Class B Preferred PIK Units shall be subject to such restrictions as are set forth herein. A Class B Preferred Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Class B Preferred Unit Liquidation Amount” means the greater of (i) the Current Market Price (as of the relevant date of determination) or (ii) with respect to a redemption occurring, (A) on or before December 31, 2016, an amount equal to 160% of the Class B Preferred Liquidation Preference, (B) on or after January 1, 2017 and on or before December 31, 2017, an amount equal to 150% of the Class B Preferred Liquidation Preference, (C) on or after January 1, 2018 and on or before December 31, 2018, an amount equal to 130% of the Class B Preferred Liquidation Preference, (D) on or after January 1, 2019 and on or before December 31, 2019, an amount equal to 120% of the Class B Preferred Liquidation Preference, (E) on or after January 1, 2020 and on or before December 31, 2020, an amount equal to 110% of the Class B Preferred Liquidation Preference, and (F) on or after January 1, 2021, an amount equal to the Class B Preferred Liquidation Preference.

“Class B Preferred Unit Price” means, subject to Section 5.10(g), with respect to a Class B Preferred Unit, the amount set forth in the definition for the term “Purchase Price” in the Class B Preferred Unit Purchase Agreement.

“Class B Preferred Unit Purchase Agreement” means the Class B Preferred Unit Purchase Agreement between the Partnership and the Class B Preferred Unit Purchasers, dated as of September [___], 2015.

“Class B Preferred Unit Purchasers” means each of the Persons named on Schedule A to the Class B Preferred Unit Purchase Agreement.

“Class Z Units” means “Class Z Units” as defined in that certain Second Amended and Restated Operating Agreement, dated as of November 20, 2006, as amended, of SPP LLC.

“Closing Date” means November 20, 2006, which is the first date on which SPP LLC issued and delivered Predecessor Units.

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time.  Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” is defined in Section 11.3(a).

“Commercial Service Commencement Date” means the date on which a Capital Improvement or capital asset, as applicable, was or is first put into commercial service by a Group Member following, if applicable, completion of construction, acquisition or development and testing, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to the Common Units in this Agreement. A Preferred Unit will not constitute a Common Unit until the applicable Preferred Conversion Date with respect to such Preferred Unit.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer or employee of any Affiliate of the General Partner or a director of any Affiliate of the General Partner (other than any Group Member), (c) is not a holder of any ownership interest in the General Partner or any of its Affiliates, including any Group Member, other than Common Units and awards that are granted to such director under the LTIP and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership.  Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.3(d), such property or other assets shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Conversion Date” means the effective date and time of the conversion of SPP LLC from a limited liability company to the Partnership.

“Converted Units” means “Class A Units” as defined in that certain Second Amended and Restated Operating Agreement, dated as of November 20, 2006, as amended, of SPP LLC.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xii).

“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C.  Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Disposed of Adjusted Property” is defined in Section 6.1(d)(xiv)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligibility Certificate” is defined in Section 4.8(b).

“Eligible Holder” means a Person that satisfies the eligibility requirements established by the General Partner for Partners pursuant to Section 4.8.

“Estimated Incremental Quarterly Tax Amount” is defined in Section 6.8.

“Estimated Maintenance Capital Expenditures” means an estimate made in good faith by the Board of Directors of the average quarterly Maintenance Capital Expenditures that the Partnership will need to incur to maintain, over the long-term, the operating capacity, operating income or asset base of the Partnership Group existing at the time the estimate is made.  The Board of Directors will be permitted to make such estimate in any manner it determines reasonable.  The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of future Estimated Maintenance Capital Expenditures.  The Partnership shall disclose to its Partners any change in the amount of Estimated Maintenance Capital Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed.  Any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.

“Event of Withdrawal” is defined in Section 11.1(a).

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units, or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.

“Excess Additional Book Basis” is defined in the definition of Additional Book Basis Derivative Items.

“Excess Distribution” is defined in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” is defined in Section 6.1(d)(iii)(A).

“Existing Credit Facility” means the Third Amended and Restated Credit Agreement, dated as of March 31, 2015 among the Partnership, as Borrower, Royal Bank of Canada, as Administrative Agent, and the lenders from time to time party thereto, as may be amended, restated, refinanced, replaced or otherwise modified from time to time; provided that the credit facility provided under the Existing Credit Facility shall be, at all times, a revolving bank facility provided by commercial banks and/or affiliates of commercial banks that are primarily engaged in providing such facilities.

“Expansion Capital Expenditures” means cash expenditures for Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures.  Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued to finance all or any portion of the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member entered or enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of (i) the Commercial Service Commencement Date for such Capital Improvement and (ii) the date that such Capital Improvement is abandoned or disposed of.  Debt incurred to pay or equity issued to fund the construction period interest payments, or such construction period distributions on equity, shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction of a Capital Improvement and the incremental Incentive Distributions paid relating to newly issued equity to finance the construction of a Capital Improvement.  If capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation of such capital expenditures between the amounts paid for each.

“First Liquidation Target Amount” is defined in Section 6.1(c)(i)(D).

“First Target Distribution” means $0.575 per Unit per Quarter (or, with respect to periods of more or less than one fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.8, Section 6.6 and Section 6.8.

“General Partner” means Sanchez Production Partners GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner and without any reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.  The General Partner Interest does not include any rights to ownership or profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that with or through any of their respective Affiliates or Associates have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in the price of hydrocarbons or interest rates, basis differentials or currency exchange rates in their operations or financing activities, in each case, other than for speculative purposes.

“Holder” as used in Section 7.12, is defined in Section 7.12(a).

“IDR Reset Common Unit” is defined in Section 5.8(a).

“IDR Reset Election” is defined in Section 5.8(a).

“Incentive Distribution Right” means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4.

“Incremental Income Taxes” is defined in Section 6.8.

“Indemnified Persons” is defined in Section 7.12(c).

“Indemnitee” means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Ineligible Holder” is defined in Section 4.8(c).

“Initial Common Units” means the Predecessor Units sold in the Initial Offering.

“Initial Offering” means the initial offering and sale of Predecessor Units to the public.

“Initial Unit Price” means (a) with respect to the Common Units, the initial public offering price per Predecessor Unit at which they were sold on the Closing Date or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks junior to the Class B Preferred Units, including, but not limited to, Common Units.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Person who holds Predecessor Units or Converted Units on the Conversion Date, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“LTIP” means the Long-Term Incentive Plan of the Partnership, as may be amended, or any equity compensation plan successor thereto.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the replacement, improvement, addition or expansion of the capital assets owned by any Group Member or for the acquisition of existing or new capital assets or the construction or development of new capital assets) by a Group Member if such expenditures are made to maintain, over the long-term, the operating capacity, operating income or asset base of the Partnership Group.

“Mandatory Conversion Date” means the earlier of (i) March 31, 2018 and (ii) the closing date for a Qualified Public Offering.

“Member” means “Member” as defined in that certain Second Amended and Restated Operating Agreement, dated as of November 20, 2006, as amended, of SPP LLC.

“Member Interest” means “Member Interest” as defined in that certain Second Amended and Restated Operating Agreement, dated as of November 20, 2006, as amended, of SPP LLC.

“Merger Agreement” is defined in Section 14.1.

“Minimum Conversion Amount” means (i) a number of Class B Preferred Units having an aggregate value of $17.5 million, which value is calculated by multiplying the number of Class B

Preferred Units to be converted by the Class B Preferred Conversion Price or (ii) if the value of the Class B Preferred Units (calculated in accordance with clause (i) above) to be converted by the Class B Preferred Holder requesting conversion does not equal or exceed $17.5 million, then all of the Class B Preferred Units held by such Class B Preferred Holder.

“Minimum Quarterly Distribution” means $0.50 per Unit per Quarter (or with respect to periods of more or less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.8, Section 6.6 and Section 6.8.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.3(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period.  The items included in the calculation of Net Income shall be determined in accordance with Section 5.3 and shall include Simulated Gain but shall not include any items specially allocated under Section 6.1(d) or Section 6.1(e); provided, that the determination of the items that have been specially allocated under Section 6.1(d) or Section 6.1(e) shall be made without regard to any reversal of such items under Section 6.1(d)(xiv).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period.  The items included in the calculation of Net Loss shall be determined in accordance with Section 5.3 and shall include Simulated Gain but shall not include any items specially allocated under Section 6.1(d) or Section 6.1(e); provided, that the determination of the items that have been specially allocated under Section 6.1(d) or Section 6.1(e) shall be made without regard to any reversal of such items under Section 6.1(d)(xiv).

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable period, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.3) that are recognized by the Partnership (i) after the Liquidation Date, (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) or (iii) upon the sale of assets to fund a redemption pursuant to Section 4.9(a)(iii) or Section 5.10(d), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Partnership pursuant to Section 5.3(d) on the date of a Revaluation Event; provided,  however, that the items included in the determination of Net Termination Gain shall include Simulated Gain, but shall not include any items of income, gain or loss specially allocated under Section 6.1(d) or Section 6.1(e).

“Net Termination Loss” means, for any taxable period, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.3) that are recognized by the Partnership (i) after the Liquidation Date, (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) or (iii) upon the sale of assets to fund a redemption pursuant to Section 4.9(a)(iii) or Section 5.10(d) or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Partnership pursuant to Section 5.3(d) on the date of a Revaluation Event; provided,  however, that the items included in the determination of Net Termination Loss shall include Simulated Gain, but shall not include any items of income, gain or loss specially allocated under Section 6.1(d) or Section 6.1(e).

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(d) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” is defined in Section 15.1(b).

“Offering Notice” is defined in Section 4.7(e)(iii).

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, amounts paid under the Shared Services Agreement, reimbursements of expenses of the General Partner and its Affiliates, payments made in the ordinary course of business under any Hedge Contracts, Board of Directors, officer and employee compensation, repayment of Working Capital Borrowings, debt service payments and Estimated Maintenance Capital Expenditures, subject to the following:

(e)repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of Operating Surplus shall not constitute Operating Expenditures when actually repaid;

(f)payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(g)Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) actual Maintenance Capital Expenditures, (iii) Investment Capital Expenditures, (iv) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (v) distributions to Partners (including in respect of Incentive Distribution Rights) or (vi) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases.  If capital expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation of such capital expenditures between the amounts paid for each; and

(h)(i) payments made in connection with the initial purchase of any Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be amortized in equal quarterly installments over what would have been the remaining scheduled term of such Hedge Contract had it not been so terminated.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(i)the sum of (i) $20.0 million, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be amortized in equal quarterly installments over what would have been the remaining scheduled term of such Hedge Contract had it not been so terminated, (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, and (iv) the amount of cash distributions paid (including incremental Incentive Distributions) in respect of equity issued, other than equity issued in the Initial Offering, to finance all or a portion of the

Expansion Capital Expenditures and paid in respect of the period beginning on the date that the Group Member entered or enters into a binding obligation to commence the replacement, improvement, addition, expansion, acquisition, construction or development of a Capital Improvement and ending on the earlier to occur of the Commercial Service Commencement Date for such Capital Improvement and the date on which such Capital Improvement is abandoned or disposed of (equity issued, other than equity issued in the Initial Offering, to fund the construction period interest payments on debt incurred (including periodic net payments under related interest rate swap agreements), or construction period distributions on equity issued (including incremental Incentive Distributions), to finance the Expansion Capital Expenditures shall also be deemed to be equity issued to finance the replacement, improvement, addition, expansion, acquisition, construction or development of a Capital Improvement for purposes of this clause (iv)); less

(j)the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves established by the General Partner or SPP LLC (or the Partnership’s or SPP LLC’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures, (iii) all Working Capital Borrowings not repaid within 12 months after having been incurred or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings, and (iv) any cash loss realized on disposition of an Investment Capital Expenditure;

provided,  however, that the General Partner’s estimates of disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member), the General Partner’s estimates of cash received, or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of cash or cash equivalents to be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.  Cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts.  Customer payments that are paid no more than several days after their due date will be treated as paid on their due date.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided,  however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding (other than the Preferred Units), none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law or approved by the Board of Directors), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided,  further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply; provided, moreover, that if any Person or Group beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding solely as a result of actions taken by the Partnership, then the 20% threshold specified herein shall be increased, with respect to such Person, to a percentage equal to such Person’s new beneficial ownership after the taking of such action plus the difference between 20% and such Person’s beneficial ownership prior to such action.  For the avoidance of doubt, the Board of Directors has approved the issuance of the Class B Preferred Units (including the Common Units issued upon conversion thereof) to the Class B Preferred Unit Purchasers pursuant to the Class B Preferred Unit Purchase Agreement in accordance with clause (iii) of the immediately preceding sentence, and any Class B Preferred PIK Units (including any Common Units issued upon conversion thereof) issued to the Class B Preferred Unit Purchasers shall be deemed to be approved by the Board of Directors in accordance with clause (iii) of the immediately preceding sentence and the foregoing limitations of the immediately preceding sentence do not apply to the Class B Preferred Unit Purchasers, their Affiliates or their permitted assigns with respect to their ownership of the Class B Preferred Units (including any Common Units issued upon conversion thereof).

“Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks pari passu with the Class B Preferred Units.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code), Simulated Depletion or Simulated Loss that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners (and, as applicable, the Members prior to the Conversion Date).

“Partnership” means Sanchez Production Partners LP, a Delaware limited partnership (and, as applicable, SPP LLC prior to the Conversion Date).

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” means any class or series of equity interest in the Partnership, which shall include any General Partner Interest and Limited Partner Interest (including, for the avoidance of doubt, any Preferred Unit and Incentive Distribution Right), but shall exclude any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership (and, as applicable, Member Interests prior to the Conversion Date).

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Optional Conversion Date” has the meaning set forth in Section 5.9(b)(vi).

“Percentage Interest” means as of any date of determination as to any Unitholder with respect to Units or a class thereof, the quotient obtained by dividing the number of such Units held by such Unitholder, by the total number of such Outstanding Units. The Percentage Interest with respect to the General Partner Interest and an Incentive Distribution Right shall at all times be zero.

 “Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“PIK Unit” means a Class A Preferred PIK Unit or a Class B Preferred PIK Unit.

“Predecessor Units” means “Common Units” as defined in that certain Second Amended and Restated Operating Agreement, dated as of November 20, 2006, as amended, of SPP LLC.

“Preferred Conversion Date” means a Class A Preferred Conversion Date or a Class B Preferred Conversion Date, as applicable.

“Preferred Holder” means a Class A Preferred Holder or a Class B Preferred Holder, as applicable.

“Preferred Units” means the Class A Preferred Units and the Class B Preferred Units.

“Privately Placed Units” means any Common Units issued for cash or property other than pursuant to a public offering.

“Pro Rata” means (a) when used with respect to (i) Units (other than the Preferred Units) or any class thereof, apportioned equally among all designated Outstanding Units (other than the Preferred Units) in accordance with the relative Percentage Interests of such Units, (ii) all Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (iii) some but not all Partners or Record Holders, in accordance with the relative Percentage Interests of such Partners or Record Holders and (b) when used with respect to Class A Preferred Units or Class B Preferred Units, apportioned among all Class A Preferred Holders or Class B Preferred Holders, as applicable, in accordance with the relative number or percentage of Class A Preferred Units or Class B Preferred Units, as applicable, held by each such holder to the total number of Outstanding Class A Preferred Units or Outstanding Class B Preferred Units, as applicable.

“Proposed Transaction” is defined in Section 4.7(e)(iii).

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Qualified Public Offering” means a firm commitment underwritten public offering by the Partnership of Common Units that results in the Partnership receiving gross proceeds (before underwriting discounts, commissions, fees and expenses) of not less than $75,000,000.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership or, with respect to the fiscal quarter of the Partnership in which the Conversion Date occurs, the portion of such fiscal quarter after the Conversion Date.

“Rate Eligibility Trigger” is defined in Section 4.8(a)(i).

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the closing of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the closing of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9; provided that, for the avoidance of doubt, Partnership Interests owned by Stonepeak shall under no circumstances constitute Redeemable Interests.

“Registration Statement” means, collectively, the Registration Statements on Form S-4 (Registration Nos. 333-198440 and 333-202526) as they may have been or as they may be amended or supplemented from time to time, filed by SPP LLC with the Commission under the Securities Act to register the Common Units issued to the holders of the Predecessor Units and Converted Units in connection with the conversion of the Predecessor Units and Converted Units into Common Units.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders, the excess of (a) the Net Positive Adjustments of the Unitholders as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, and (ii)  with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss, deduction, Simulated Depletion or Simulated Loss pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii), Section 6.1(d)(ix) or Section 6.1(e).

“Reset MQD” is defined in Section 5.8(a).

“Reset Notice” is defined in Section 5.8(b).

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.3(d).

“ROFO Interest” is defined in Section 4.7(e)(iii).

“ROFO Response” is defined in Section 4.7(e)(iii).

“Sanchez” is defined in Section 4.7(e)(iii).

“Second Liquidation Target Amount” is defined in Section 6.1(c)(i)(E).

“Second Target Distribution” means $0.625 per Unit per Quarter (or, with respect to periods of more or less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.8, Section 6.6 and Section 6.8.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property or distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), or both, ranks senior to the Class B Preferred Units, including, but not limited to, the Class A Preferred Units.

“Shared Services Agreement” means that certain Shared Services Agreement between SP Holdings, LLC and SPP LLC dated May 8, 2014.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time, and (ii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Simulated Basis” means the Carrying Value of any oil and gas property (as defined in Section 614 of the Code).

“Simulated Depletion” means, with respect to an oil and gas property (as defined in Section 614 of the Code), a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property were its adjusted tax basis) and in the manner specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means the excess, if any, of the amount realized from the sale or other disposition of an oil or gas property over the Carrying Value of such property and determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the excess, if any, of the Carrying Value of an oil or gas property over the amount realized from the sale or other disposition of such property and determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2).

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“SPP LLC” means Sanchez Production Partners LLC (formerly known as Constellation Energy Partners LLC), a Delaware limited liability company, which is being continued as of the Conversion Date as the Partnership.

“Stonepeak” means Stonepeak Catarina Holdings LLC, a Delaware limited liability company.

“Subsequent Issuance Period” means the period beginning on the Class B Preferred Issuance Date and ending on the date on which the Partnership has issued, in one or more transactions (excluding issuances pursuant to the LTIP), additional Common Units in exchange for cash in an aggregate amount equal to at least $75,000,000; provided, however, that if any Class A Preferred Units are converted on or before September 30, 2016 into Common Units at the Class A Preferred Conversion Rate (subject to adjustment pursuant to Section 5.9(b)(xiii)) pursuant to Section 5.9(b), then the aggregate amount of $75,000,000 shall be reduced by an amount equal to the Class A Preferred Liquidation Preference, multiplied by the number of Class A Preferred Common Units so converted.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” is defined in Section 14.2(b)(ii).

“Target Distribution” means each of the Minimum Quarterly Distribution, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Third Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(F).

“Third Target Distribution” means $0.875 per Unit per Quarter (or, with respect to periods of more or less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Section 5.8, Section 6.6 and Section 6.8.

“Trading Day” means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“Transaction Agreements” means (i) the Shared Services Agreement, (ii) that certain Contract Operating Agreement, dated May 8, 2014, between SPP LLC and Sanchez Oil & Gas Corporation, (iii) that certain Geophysical Seismic Data Use License Agreement, dated May 8,

2014, between SPP LLC, certain subsidiaries thereof and Sanchez Oil & Gas Corporation, and (iv) that certain Transition and Assistance Agreement, dated May 8, 2014, between SPP LLC, SP Holdings, LLC and Sanchez Oil & Gas Corporation.

“transfer” is defined in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units and Preferred Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

“Unitholders” means the holders of Units.

“Unit Majority” means at least a majority of the Outstanding Common Units and, subject to Section 13.13, the Incentive Distribution Rights together as a single class.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.3(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.3(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.3(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision, or combination of such Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Withdrawal Opinion of Counsel” is defined in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.  The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation.  Any construction or interpretation of this Agreement and any action taken pursuant thereto and any determination, in each case, made by the General Partner in good faith shall, in each case, be conclusive and binding on any Limited Partner, any Person who acquires an interest in a Partnership Interest and any other Person who is bound by this Agreement.

Article II
ORGANIZATION

Section 2.1Formation.  On the Conversion Date, SPP LLC converted from a limited liability company to the Partnership, with the Partnership continuing in all of the rights, privileges and powers of SPP LLC.  This Agreement shall become effective on the date hereof.  Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

Section 2.2Name.  The name of the Partnership shall be “Sanchez Production Partners LP”.  The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner.  The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires.  The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3Registered Office; Registered Agent; Principal Office; Other Offices.  Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company.  The principal office of the Partnership shall be located at 1000 Main Street, Suite 3000, Houston, Texas 77002, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.  The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate.  The address of the General Partner shall be 1000 Main Street, Suite 3000, Houston, Texas 77002, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4Purpose and Business.  The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes.  To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business and may, in its sole discretion, decline to so propose or approve free of any duty (fiduciary or otherwise) or obligation whatsoever to the Partnership, any Limited Partner or any Person who acquires an interest in the Partnership or is bound by this Agreement and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5Powers.  The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6Term.  The term of the Partnership commenced on the date of formation of SPP LLC in accordance with the Delaware Limited Liability Company Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XII.  The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7Title to Partnership Assets.  Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.  Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine.  The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner.  All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

Article III
RIGHTS OF LIMITED PARTNERS

Section 3.1Limitation of Liability.  The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2Management of Business.  No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.  All actions taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3Outside Activities of the Limited Partners.  Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group.  Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4Rights of Limited Partners.

(a)Each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense, to obtain:

(i)true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied to the extent the Limited Partner is furnished the Partnership’s most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Securities Exchange Act);

(ii)a current list of the name and last known business, residence or mailing address of each Record Holder;

(iii)a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(iv)information as to the amount of cash, and a description and statement of the agreed value of any other capital contribution, contributed or to be contributed by each Partner and the date on which each became a Partner; and

(v)such other information regarding the affairs of the Partnership as the General Partner determines is just and reasonable.

(b)The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

(c)Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

Article IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1Certificates.  Notwithstanding anything to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates.  Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner.  No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General

Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership.  The Transfer Agent may, and is hereby authorized to, effect any countersignature of any Certificate authorized or required by this Agreement either in manual form or by facsimile signature.

Section 4.2Mutilated, Destroyed, Lost or Stolen Certificates.

(a)If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b)The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i)makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c)As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3Record Holders.  The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.  Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

Section 4.4Transfer Generally.

(a)The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b)No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV.  Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

(c)Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership interests, limited liability company interests, partnership interests or other ownership interests in such Partner and the term “transfer” shall not mean any such disposition.

Section 4.5Registration and Transfer of Limited Partner Interests.

(a)The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

(b)The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer.  No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.  Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(c)Upon the receipt of proper transfer instructions from the registered owner of uncertificated Common Units, such uncertificated Common Units shall be cancelled, issuance of new equivalent uncertificated Common Units shall be made to the holder of Common Units entitled thereto and the transaction shall be recorded upon the Partnership’s register.

(d)By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.7, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person.  The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(e)Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.4, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(f)The General Partner and its Affiliates shall have the right at any time to transfer their Common Units and the General Partner, its Affiliates and any other holder of Incentive Distribution Rights shall have the right at any time to transfer its Incentive Distribution Rights to one or more Persons without Unitholder approval.

Section 4.6Transfer of the General Partner’s General Partner Interest.

(a)The General Partner may at its option transfer all or any part of its General Partner Interest without Unitholder approval.

(b)Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under Delaware law of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by the General Partner as the general partner or managing member, if any, of each other Group Member.  In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7Restrictions on Transfers.

(a)Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

(b)The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof).  The General Partner may impose such restrictions by amending this Agreement; provided,  however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c)Nothing contained in this Agreement, other than Section 4.7(a), shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(d)The transfer of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.8 shall be subject to the restrictions imposed by Section 6.7.

(e)Transfer Restrictions on Preferred Units.

(i)Except as otherwise provided in this Section 4.7(e), no Preferred Unit shall be transferrable by any Preferred Holder without the prior written consent of the General Partner.

(ii)Notwithstanding anything to the contrary contained herein, a Preferred Holder shall be permitted to transfer any Preferred Units held by such Preferred Holder without the prior written consent of the General Partner to an Affiliate of such Preferred Holder or (A) in the case of a Class A Preferred Holder to another Class A Preferred Unit Holder or its Affiliates or (B) in the case of a Class B Preferred Holder to any Person, including another Class B Preferred Unit Holder or its Affiliates, subject to Section 4.7(e)(iii), provided that such Person agrees to be bound by the “standstill” provisions of the Board Representation and Standstill Agreement.

(iii)Until December 31, 2021, at any time prior to the sale or transfer of any Class B Preferred Units by a Class B Preferred Holder to a party or group (as defined by Section 13(d) of the Securities Exchange Act) other than an Affiliate or another Class B Preferred Holder (a “Proposed Transaction”), such selling Class B Preferred Holder shall first provide written notice (the “Offering Notice”) to the Partnership of its intention to enter into a Proposed Transaction.  The Partnership and its Affiliates (collectively, “Sanchez”) shall then have a right of first offer with respect to any or all of such Class B Preferred Units (the “ROFO Interest”).  Sanchez shall have 10 days following receipt of the Offering Notice to propose an offer to enter into the Proposed Transaction with such Class B Preferred Holder (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price Sanchez proposes to pay for the such Class B Preferred Units and the other terms of the purchase) pursuant to which Sanchez would be willing to enter into a binding agreement for such purpose.  If no ROFO Response is delivered by Sanchez within such 10-day period, then Sanchez shall be deemed to have waived its right of first offer with respect to such Proposed Transaction, and such Class B Preferred Holder shall be free to enter into a Proposed Transaction with any third person on terms and conditions determined in the sole discretion of such Class B Preferred Holder without the consent of the General Partner.  If Sanchez submits a ROFO Response, Sanchez and the Class B Preferred Holder shall negotiate, in good faith, the terms of the purchase and sale of all such Preferred Units for 15 days following the receipt of the ROFO Response by the Class B Preferred Holder.  If the Class B Preferred Holder and the Partnership are unable to agree on such terms during such 15-day period, the Class B Preferred Holder may, without the prior written consent of the General Partner, Transfer any or all such Class B Preferred Units to any third person on terms generally no less favorable to the Class B Preferred Holder within the next 180 days, subject to this Article IV.  Any Person acquiring Class B Preferred Units pursuant to this Section 4.7(e)(iii) (other than Sanchez) shall agree to be bound by the “standstill” provisions of the Board Representation and Standstill Agreement as a condition precedent to any such Transfer during the period such “standstill” provisions would have applied to Stonepeak in accordance with the terms of the Board Representation and Standstill Agreement.

(iv)Notwithstanding anything to the contrary contained herein, no Class A Preferred Holder shall transfer any Class A Preferred Units to any Person that (a) is an operating company (and not a financial institution) and (b) engages in the upstream energy business or otherwise provides similar services or engages in similar business as the Partnership at any time during the twelve months preceding the proposed transfer.  Notwithstanding anything to the contrary contained herein, no Class B Preferred Holder shall transfer any Class B Preferred Units to any Person that (a) is an operating company (and not a financial institution) and (b) engages in the upstream energy business, midstream energy business or otherwise provides similar services or engages in similar business as the Partnership at any time during the twelve months preceding the proposed transfer.

Section 4.8Eligibility Certificates; Ineligible Holders.

(a)If at any time the General Partner determines, with the advice of counsel, that:

(i)the Partnership’s status other than as an association taxable as a corporation for U.S. federal income tax purposes or the failure of the Partnership otherwise to be subject to an entity-level tax for U.S. federal, state or local income tax purposes, coupled with the tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners or their beneficial owners has or is reasonably likely to have a material adverse effect on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body (a “Rate Eligibility Trigger”); or

(ii)any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner (a “Citizenship Eligibility Trigger”);

then, the General Partner may adopt such amendments to this Agreement as it determines to be necessary or appropriate to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary or appropriate to reduce the risk of the occurrence of a material adverse effect on the rates that can be charged to customers by any Group Member or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of the Limited Partner, and to the extent relevant, their beneficial owners as the General Partner determines to be necessary or appropriate to eliminate or mitigate a significant risk of cancellation or forfeiture of any properties or interests therein of a Group Member.

(b)Such amendments may include provisions requiring all Limited Partners to certify as to their (and their beneficial owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as a Limited Partner (any such required certificate, an “Eligibility Certificate”).

(c)Such amendments may provide that any Partner who fails to furnish to the General Partner within a reasonable period requested proof of its (and its beneficial owners’) status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner (or its beneficial owner) is not an Eligible Holder (an “Ineligible Holder”), the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.9.  In addition, if the General Partner exercises its right to redeem the Limited Partner Interests owned by such Limited Partner, the General Partner shall be treated as the owner of all Limited Partner Interests owned by an Ineligible Holder and the Limited Partner with respect thereto.

(d)The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, cast such votes in the same manner and in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast.

(e)Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind.  Such payment and assignment shall be treated for purposes hereof as a purchase by the Partnership from the Ineligible Holder of the portion of his Limited Partner Interest representing his right to receive his share of such distribution in kind.

(f)At any time after he can and does certify that he has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.9, such Ineligible Holder be admitted as a Limited Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Partner and shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the owner and Limited Partner in respect of such Ineligible Holder’s Limited Partner Interests.

Section 4.9Redemption of Partnership Interests of Ineligible Holders.

(a)If at any time a Limited Partner fails to furnish an Eligibility Certificate or other information requested within the period of time specified in amendments adopted pursuant to Section 4.8, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Holder or has transferred his Partnership Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i)The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, as applicable, by registered or certified mail, postage prepaid.  The notice shall be deemed to have been given when so mailed.  The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii)The aggregate redemption price for Redeemable Interests (except for any Class B Preferred Units) shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests.  The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 8% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii)With respect to the redemption of any Class B Preferred Units pursuant to this Section 4.9, the redemption price for the Units so redeemed will be determined in accordance with the applicable formula set forth in Section 5.10(d)(i) based on the date of such redemption (provided that the right to redeem percentage for such calculation shall be 100%); provided, however, that (A) the redemption price for any redemption occurring under this Section 4.9 on or before December 31, 2016 for Class B Preferred Units shall be equal to the number of Class B Preferred Units so redeemed multiplied by the greater of (I) the Current Market Price (the date of determination of which shall be the date of redemption) of a Common Unit and (II) 160% of the Class B Preferred Liquidation Preference and (B) the redemption price for any redemption occurring under this Section 4.9 on or after January 1, 2017 and on or before December 31, 2017 for Class B Preferred Units shall be equal to the number of Class B Preferred Units so redeemed multiplied by the greater of (I) the Current Market Price (the date of determination of which shall be the date of redemption) of a Common Unit and (II) 150% of the Class B Preferred Liquidation Preference.  The redemption price shall be paid in cash at the time of the redemption.

(iv)The Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(v)After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b)The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be an Ineligible Holder.

(c)Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement.  Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder.  If the transferee fails to make such certification, such redemption will be effected from the transferee on the original redemption date.

Article V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1Organizational Contributions.  On the Conversion Date, (a) each Predecessor Unit was converted into one Common Unit, (b) the Converted Units were converted into Common Units equal to 2.0% of the outstanding Common Units on the Conversion Date (after giving effect to the conversion of such Converted Units and the conversion of the Predecessor Units), (c) the Class Z Unit of SPP LLC was cancelled, (d) Sanchez Production Partners GP LLC, a Delaware limited liability company, was issued all of the General Partner Interests and (e) the Incentive Distribution Rights were issued to SP Holdings, LLC as contemplated by the Shared Services Agreement.

Section 5.2Interest and Withdrawal.  No interest shall be paid by the Partnership on Capital Contributions.  No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement.  Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.  Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.3Capital Accounts.

(a)The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest (including, with respect to the Preferred Units, the net amount of cash contributed for the Preferred Units by the holders thereof pursuant to a Class A Preferred Unit Purchase Agreement or the Class B Preferred Unit Purchase Agreement, as applicable) and (ii) all items of Partnership income and gain (including Simulated Gain and income and gain exempt from tax) computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (other than PIK Units) made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss (including Simulated Depletion and Simulated Loss) computed in accordance with Section 5.3(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. In connection with the foregoing, the Partnership shall adopt the methodology set forth in the noncompensatory option regulations under Treasury Regulation Sections 1.704-1 and 1.721-2 with respect to the issuance and conversion of Preferred Units, unless otherwise required by applicable law.

(b)For purposes of computing the amount of any item of income, gain, loss, deduction, Simulated Depletion, Simulated Gain or Simulated Loss that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i)Solely for purposes of this Section 5.3, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii)All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii)Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss shall be made without regard to any election under Section 754 of the Code that may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv)In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.3(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain, and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(v)Any income, gain, loss, Simulated Gain or Simulated Loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the property’s Carrying Value as of such date.

(vi)Any deductions for depreciation, cost recovery, amortization or Simulated Depletion attributable to any Contributed Property or Adjusted Property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(vii)The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values.  The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c)(i) Except as provided in this Section 5.3(c), a transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(i)Subject to Section 6.7(b), immediately prior to the transfer of an IDR Reset Common Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph Section 5.3(c)(ii) apply), the Capital Account maintained for such Person with respect to its IDR Reset Common Units will (A) first, be allocated to the IDR Reset Common Units to be transferred in an amount equal to the product of (x) the number of such IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any IDR Reset Common Units.  Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained IDR Reset Common Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred IDR Reset Common Units will have a balance equal to the amount allocated under clause (A) above.

(d)(i) Consistent with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services, the issuance of IDR Reset Common Units pursuant to Section 5.8, the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), or the conversion of a Preferred Unit in accordance with Section 5.9(b) or Section 5.10(b), the Carrying Value of each Partnership property immediately prior to such issuance (or, in the case of a Preferred Conversion Date, immediately after such Preferred Conversion Date) shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided, further, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. Any such Unrealized Gain or Unrealized Loss (or items thereof) shall be allocated (A) if the operation of this sentence is triggered by the conversion of a Preferred Unit, first among the Partners holding Common Units as may be necessary to cause the Capital Account attributable to each such Common Unit to be the same, and (B) any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the occurrence of a Preferred Conversion Date is not sufficient to cause the Capital Account attributable to each Common Unit to be the same, then Capital Account balances shall be reallocated between the Partners holding such Common Units so as to cause the Capital Account attributable to each such Common Unit to be the same, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining Unrealized Gain or Unrealized Loss in connection with the issuance of additional Partnership Interests or a Preferred Conversion Date, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option (including conversion of a Preferred Unit), immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of the Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt. For this purpose, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time (on a fully converted basis), and the amount of Partnership liabilities, and, if before the Preferred Conversion Date of any Preferred Units, may adjust the fair market value of all Partnership assets to reflect the difference, if any, between the fair market value of any Preferred Units for which the Preferred Conversion Date has not occurred and the aggregate Capital Accounts attributable to such Preferred Units to the extent of any Unrealized Gain or Unrealized Loss that has not been reflected in the Partners’ Capital Accounts previously, consistent with the methodology of Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The General Partner shall allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event (including conversion of a Preferred Unit) shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

(i)In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1(c) in the same manner as any item of gain, loss, Simulated Gain or Simulated Loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated.  In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution other than a distribution made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.3(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.4Issuances of Additional Partnership Interests.

(a)Subject to Section 5.10(e), the Partnership may issue additional Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner in its sole discretion shall determine, all without the approval of any Limited Partners.

(b)Subject to Section 5.10(e), each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c)The General Partner shall take all actions that it determines in its sole discretion to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests pursuant to this Section 5.4, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.8, (iv) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holders of such Limited Partner Interests and (v) all additional issuances of Partnership Interests.  The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued.  The General Partner shall do all things necessary to comply with the Delaware Act and, subject to Section 5.10(e), is authorized and directed to do all things that it determines in its sole discretion to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d)No fractional Units shall be issued by the Partnership.

Section 5.5Limited Preemptive Right.  Except as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created.

Section 5.6Splits and Combinations.

(a)Subject to Section 5.6(d), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

(b)Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice.  The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination.  The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c)Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes.  If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d)The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units.  If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.4(d) and this Section 5.6(d), each fractional Unit shall be rounded to the nearest whole Unit (with fractional Units equal to or greater than 0.5 Unit rounded to the next higher Unit).

Section 5.7Fully Paid and Non-Assessable Nature of Limited Partner Interests.  All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act.

Section 5.8Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a)Subject to the provisions of this Section 5.8, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when the Partnership has made a distribution pursuant to Section 6.4(g) for each of the four most recently completed Quarters, to make an election (the “IDR Reset Election”) to cause the Target Distributions to be reset in accordance with the provisions of Section 5.8(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the amount of cash distributions made by the Partnership in respect of the Incentive Distribution Rights for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.8(b)) by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit during each of the two full Quarters immediately preceding the giving of the Reset Notice (the “Reset MQD”) (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”).  If at the time of any IDR Reset Election the General Partner and its Affiliates are not the holders of a majority in interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the General Partner that the conditions described in the immediately preceding sentence have been satisfied.  The making of the IDR Reset Election in the manner specified in Section 5.8(b) shall cause the Target Distributions to be reset in accordance with the provisions of Section 5.8(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.8(c) unless the IDR Reset Election is rescinded pursuant to Section 5.8(d).

(b)To exercise the right specified in Section 5.8(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership.  Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c)The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the 15th Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d)If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.8 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e)The Target Distributions shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.8 such that (i) the Minimum Quarterly Distribution shall be reset to be equal to the Reset MQD, (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 175% of the Reset MQD.

(f)Upon the issuance of IDR Reset Common Units pursuant to Section 5.8(a) (or other Partnership Interests as described in Section 5.8(d)), the Capital Account maintained with respect to the Incentive Distribution Rights shall (A) first, be allocated to IDR Reset Common Units (or other Partnership Interests) in an amount equal to the product of (x) the Aggregate Quantity of IDR Reset Common Units (or other Partnership Interests) and (y) the Per Unit Capital Amount for an Initial Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the holder of the Incentive Distribution Rights.  In the event that there is not a sufficient Capital Account associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (A) of this Section 5.8(f), the IDR Reset Common Units shall be subject to Section 6.1(d)(xi)(A) and Section 6.1(d)(xi)(B).

Section 5.9Establishment of Class A Preferred Units.

(a)General. The General Partner hereby designates and creates a series of Units, including any Class A Preferred PIK Units issued pursuant to Section 5.9(c), to be designated as “Class A Preferred Units,” having the same rights and preferences, and subject to the same duties and obligations as the Common Units, except as set forth in this Section 5.9.

(b)Conversion.

(i)Each Class A Preferred Unit, unless previously converted, shall automatically convert on the Mandatory Conversion Date into a number of Common Units equal to the Class A Preferred Liquidation Preference divided by the Class A Preferred

Conversion Price (the “Class A Preferred Conversion Rate”), subject to adjustment pursuant to Section 5.9(b)(xiii); provided, however, that if a Class A Preferred Holder together with its Affiliates and Associates would beneficially own Common Units after such Mandatory Conversion Date that exceeds 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(i), then the provisions of this Section 5.9(b)(i) shall apply, with respect to such Class A Preferred Holder, only to such Class A Preferred Units that would result, upon such conversion, in such Class A Preferred Holder together with its Affiliates and Associates beneficially owning 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(i), and the remaining Class A Preferred Units held by such Class A Preferred Holder shall remain Outstanding.  Notwithstanding anything to the contrary herein, a Class A Preferred Holder shall not be entitled, with or without the consent of the Partnership, to waive the limitation on conversion of the Class A Preferred Units set forth in this Section 5.9(b)(i) on less than sixty-one (61) days prior written notice to the Partnership.

(ii)Each of the holders of Class A Preferred Units (including a Class A Preferred PIK Unit) shall have the right, from and after March 31, 2016 at the option of such holder, to request conversion in whole or in part of its Class A Preferred Units into a number of Common Units equal to the Class A Preferred Conversion Rate, subject to adjustment pursuant to Section 5.9(b)(xiii); provided, however, that if a Class A Preferred Holder together with its Affiliates and Associates would beneficially own Common Units after such Class A Holder Optional Conversion Date that exceeds 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(ii), then the provisions of this Section 5.9(b)(ii) shall apply, with respect to such Class A Preferred Holder, only to such Class A Preferred Units that would result, upon such conversion, in such Class A Preferred Holder together with its Affiliates and Associates beneficially owning 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(ii), and the remaining Class A Preferred Units held by such Class A Preferred Holder shall remain Outstanding.  Notwithstanding anything to the contrary herein, a Class A Preferred Holder shall not be entitled, with or without the consent of the Partnership, to waive the limitation on conversion of the Class A Preferred Units set forth in this Section 5.9(b)(ii) on less than sixty-one (61) days prior written notice to the Partnership.  To convert Class A Preferred Units into Common Units pursuant to this Section 5.9(b)(ii), the Class A Preferred Holder shall give written notice (a “Class A Preferred Conversion Notice”) to the Partnership stating that such holder elects to so convert Class A Preferred Units into Common Units and shall state therein with respect to Class A Preferred Units to be converted pursuant to Section 5.9(b)(ii):  (a) the number of Class A Preferred Units (including Class A Preferred PIK Units) to be converted, (b) the name or names in which such holder wishes the certificate or certificates for Common Units to be issued, (c) the holder’s computation of the number of Common Units to be received by the holder (or designated recipients) upon the Conversion Date and (d) the Class A Preferred Conversion Rate on the Class A Holder Optional Conversion Date. The date of any Class A Preferred Conversion Notice shall hereinafter be referred to as a “Class A Holder Optional Conversion Date.”

(iii)The Partnership shall have the right to cause all, but not less than all, of the Class A Preferred Units to convert into Common Units at the Class A Preferred Conversion Rate at any time beginning March 31, 2016, subject to adjustment pursuant to Section 5.9(b)(xiii); provided, however, that if a Class A Preferred Holder together with its Affiliates and Associates would beneficially own Common Units after such Partnership Optional Conversion Date that exceeds 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(iii), then the provisions of this Section 5.9(b)(iii) shall apply, with respect to such Class A Preferred Holder, only to such Class A Preferred Units that would result, upon such conversion, in such Class A Preferred Holder together with its Affiliates and Associates beneficially owning 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(iii), and the remaining Class A Preferred Units held by such Class A Preferred Holder shall remain Outstanding.  Notwithstanding anything to the contrary herein, a Class A Preferred Holder shall not be entitled, with or without the consent of the Partnership, to waive the limitation on conversion of the Class A Preferred Units set forth in this Section 5.9(b)(iii) on less than sixty-one (61) days prior written notice to the Partnership.

(iv)The Partnership and a Class A Preferred Holder may mutually agree, in their respective sole discretion, to convert some or all of the Class A Preferred Units held by such Class A Preferred Holder into Common Units at the Class A Preferred Conversion Rate at any time, subject to adjustment pursuant to Section 5.9(b)(xiii); provided, however, that if a Class A Preferred Holder together with its Affiliates and Associates would beneficially own Common Units after such conversion that exceeds 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(iv), then the provisions of this Section 5.9(b)(iv) shall apply, with respect to such Class A Preferred Holder, only to such Class A Preferred Units that would result, upon such conversion, in such Class A Preferred Holder together with its Affiliates and Associates beneficially owning 19.99% of the Outstanding Common Units after the conversion of all Class A Preferred Units in accordance with this Section 5.9(b)(iv), and the remaining Class A Preferred Units held by such Class A Preferred Holder shall remain Outstanding.  Notwithstanding anything to the contrary herein, a Class A Preferred Holder shall not be entitled, with or without the consent of the Partnership, to waive the limitation on conversion of the Class A Preferred Units set forth in this Section 5.9(b)(iv) on less than sixty-one (61) days prior written notice to the Partnership.  The mutually agreed upon date of any conversion pursuant to this Section 5.9(b)(iv) shall be hereinafter be referred to as a “Class A Preferred Voluntary Conversion Date.”

(v)If a Class A Preferred Unit conversion shall occur before a Record Date for payment of a distribution on the Common Units in respect of any completed Quarter and the Class A Preferred Units convert into additional Common Units, the additional Common Units issued in such conversion shall not receive the Common Unit distribution with respect to such completed Quarter.

(vi)In order to exercise the right to convert Class A Preferred Units prior to the Mandatory Conversion Date, the Partnership must:

(A)deliver to the Class A Preferred Holders a “Notice of Partnership Optional Conversion” (attached as Exhibit B to this Agreement) not later than 30 days prior to the Partnership Optional Conversion Date; and

(B)pay all transfer or similar taxes, if any, required under Section 5.9(b)(vii).

The date specified in the Notice of Partnership Optional Conversion is the “Partnership Optional Conversion Date.”

(vii)The Partnership shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of Common Units upon conversion of Class A Preferred Units, other than the transfer taxes payable upon the issuance of Common Units upon conversion of Class A Preferred Units in a name or names other than that of the Class A Preferred Holder, which shall be paid by the converting Class A Preferred Holder.

(viii)Effective immediately prior to 5:00 p.m., New York City time, on the applicable Class A Preferred Conversion Date, distributions on the converted Class A Preferred Units shall cease to accrue and the converted Class A Preferred Units shall cease to be outstanding, in each case subject to the right of Class A Preferred Holders of such converted Class A Preferred Units to receive the consideration issuable upon conversion which they are entitled to pursuant to this Section 5.9(b).

(ix)As of 5:00 p.m., New York City time, on the applicable Class A Preferred Conversion Date, the issuance by the Partnership of Common Units upon conversion of Class A Preferred Units shall become effective and the Person entitled to receive such Common Units shall be treated for all purposes as the record holder or holders of such Common Units. Prior to 5:00 p.m., New York City time, on the applicable Class A Preferred Conversion Date, the Common Units issuable upon conversion shall be deemed not outstanding for any purpose, and Holders of Class A Preferred Units shall have no rights with respect to the Common Units issuable upon conversion by virtue of holding Class A Preferred Units.

(x)In connection with the conversion of any Class A Preferred Units, no fractional Common Units shall be issued to the converting Class A Preferred Holders. In lieu of any fractional Common Units issuable to a Class A Preferred Holder upon conversion, the Partnership shall pay or deliver, as applicable, to the converting Class A Preferred Holder, at the Partnership’s option, either (i) a number of Common Units rounded up to the next whole number of units, or (ii) an amount in cash (computed to the nearest cent) equal to the product of the fractional Common Unit and the Closing Price of Common Units on the Trading Day immediately preceding the applicable Class A Preferred Conversion Date.

(xi)If more than one Class A Preferred Unit shall be surrendered for conversion at one time by or for the same Class A Preferred Holder, the number of Common Units issuable upon conversion of those Class A Preferred Units shall be computed on the basis of the aggregate number of Class A Preferred Units so surrendered.

(xii)With respect to any conversion of Preferred Units,

(1) promptly following the applicable Class A Preferred Conversion Date, the Partnership shall instruct the Transfer Agent to deliver or cause to be delivered to the converting Class A Preferred Holder confirmation by book-entry of the whole number of Common Units issued upon conversion of such Class A Preferred Units; and

(2)on the Business Day immediately following the applicable Class A Preferred Conversion Date, the Partnership shall deliver or cause to be delivered to the converting Class A Preferred Holder any cash payment for any fractional units that the Partnership is obligated to pay under Section 5.9(b)(x).

(xiii)If the Partnership (1) makes a distribution on its Common Units in Common Units, (2) subdivides or splits its outstanding Common Units into a greater number of Common Units, (3) combines or reclassifies its Common Units into a smaller number of Common Units or (4) issues by reclassification of its Common Units any Partnership Interest (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Class A Preferred Unit Price in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination or reclassification shall be proportionately adjusted so that the conversion of the Class A Preferred Units after such time shall entitle the holder to receive the aggregate number of Common Units (or shares of any Partnership Interest into which such shares of Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (3) and (4) above) that such holder would have been entitled to receive if the Class A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.9 relating to the Class A Preferred Units shall not be abridged or amended and that the Class A Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Class A Preferred Units had immediately prior to such transaction or event.  An adjustment made pursuant to this Section 5.9(b)(xiii) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split.  Such adjustment shall be made successively whenever any event described above shall occur.

(c)Distributions.

(i)Commencing with the Quarter ending on June 30, 2015 through the Class A Preferred Conversion Date, the holders of the Class A Preferred Units as of an applicable Record Date shall be entitled to receive distributions (each, a “Class A Preferred Quarterly Distribution”), prior to any other distributions made in respect of the any other Partnership Interests pursuant to Section 6.3, Section 6.4 or Section 6.5, in an amount equal to the Class A Preferred Distribution Rate on all Outstanding Class A Preferred Units. Distributions shall be paid on or about the last day of each of February, May, August and November following the end of each Quarter commencing with the Quarter ending June 30, 2015.  Each Record Date established pursuant to this Section 5.9(c)(i) for a Class A Preferred Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Company in respect of other Company Securities pursuant to Section 6.3, Section 6.4 or Section 6.5 for such Quarter.  For the Quarter ending June 30, 2015, through and including the Quarter ending June 30, 2016, Class A Preferred Quarterly Distributions shall be paid in Class A Preferred PIK Units.  For the Quarters ending from and after September 30, 2016, the Class A Preferred Quarterly Distributions may be paid in cash, in Class A Preferred PIK Units or in a combination thereof, as determined by the Board of Directors in its sole discretion, but shall be paid in Class A Preferred PIK Units absent an affirmative determination otherwise by the Board of Directors.  The number of Class A Preferred PIK Units to be issued to a Class A Preferred Holder on account of its Class A Preferred Units in connection with any Class A Preferred Quarterly Distribution paid in Class A Preferred PIK Units (commencing with the Quarter ending June 30, 2015) shall be determined by multiplying the Class A Preferred Distribution Rate by the number of Class A Preferred Units held by such Class A Preferred Holder.  Any fractional Class A Preferred PIK Unit will be rounded up to the nearest whole Class A Preferred PIK Unit.  Unless otherwise expressly provided, references in this Agreement to Class A Preferred Units shall include all Class A Preferred PIK Units Outstanding as of the date of such determination.  If, in violation of this Agreement, the Partnership fails to pay in full any in-kind Class A Preferred Quarterly Distribution when due, then the holders entitled to the unpaid Class A Preferred PIK Units shall be entitled to Class A Preferred Quarterly Distributions in subsequent Quarters, and to all other rights under this Agreement, as if such unpaid Class A Preferred PIK Units had in fact been distributed on the date due.  Nothing in this clause (i) shall alter the obligation of the Partnership to pay any unpaid Class A Preferred PIK Units or the right of Class A Preferred Holders to enforce this Agreement to compel the Partnership to distribute any unpaid Class A Preferred PIK Units.

(ii)Notwithstanding anything in this Section 5.9(c) to the contrary, with respect to Class A Preferred Units that are converted into Common Units, the holder thereof shall not be entitled to a Class A Preferred Unit Distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date, together with all accrued but unpaid distributions on the converted Class A Preferred Units.

(iii)When any Class A Preferred PIK Units are payable to a Class A Preferred Holder pursuant to this Section 5.9, the Partnership shall make a notation in book-entry form in the books of the Transfer Agent, or, at the request of a Class A Preferred Holder, issue to such Class A Preferred Holder a Certificate or Certificates for the number of Class A Preferred PIK Units to which such Class A Preferred Holder shall be entitled, and all such Class A Preferred PIK Units shall, when so issued, be duly authorized, validly issued fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement.

(iv)For purposes of maintaining Capital Accounts, if the Partnership issues one or more Class A Preferred PIK Units with respect to a Class A Preferred Unit, (i) the Partnership shall be treated as distributing cash with respect to such Class A Preferred Unit in an amount equal to the Class A Preferred Unit Distribution Rate attributable to such Class A Preferred PIK Units, and (ii) the holder of such Class A Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued Class A Preferred PIK Units an amount of cash equal to the Class A Preferred Unit Distribution Rate attributable to such Class A Preferred PIK Units.

(v)Accrued and unpaid distributions in respect of the Class A Preferred Units will not constitute an obligation of the Partnership.

(d)Voting Rights. Except as provided in Section 5.9(f) or as a result of requirements imposed by the Delaware Act, the Class A Preferred Units shall have no voting rights.

(e)Certificates.

(i)If requested by a Class A Preferred Holder, the Class A Preferred Units shall be evidenced by Certificates in such form as the Board of Directors may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. The Certificates evidencing Class A Preferred Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units.

(ii)The Certificate(s) representing the Class A Preferred Units may be imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT

REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN (i) THE AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, DATED AS MARCH 6, 2015, AS AMENDED, AND (ii) A CLASS A PREFERRED UNIT PURCHASE AGREEMENT, BY AND BETWEEN THE PARTNERSHIP AND THE UNIT PURCHASERS PARTY THERETO, IN EACH CASE, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(iii)In connection with a sale of Class A Preferred Units pursuant to an effective registration statement or in reliance on Rule 144 of the rules and regulations promulgated under the Securities Act, upon receipt by the Partnership of such information as the Partnership reasonably deems necessary to determine that the sale of the Class A Preferred Units is made in compliance with Rule 144, the Partnership shall remove or cause to be removed the restrictive legend from the Certificate(s) representing such Class A Preferred Units (or the book-entry account maintained by the Transfer Agent), and the Partnership shall bear all costs associated therewith.

(f)Amendments.  This Section 5.9 shall not be amended in any manner that would adversely affect a Class A Preferred Holder without the prior written consent of such Class A Preferred Holder.

Section 5.10Establishment of Class B Preferred Units.

(a)General. The General Partner hereby designates and creates a series of Units, including any Class B Preferred PIK Units issued pursuant to Section 5.10(c), to be designated as “Class B Preferred Units,” having the same rights and preferences, and subject to the same duties and obligations as the Common Units, except as set forth in this Section 5.10.

(b)Conversion.

(i)Each of the holders of Class B Preferred Units (including a Class B Preferred PIK Unit) shall have the right, at any time at the option of such holder, to convert any number of its Class B Preferred Units in an aggregate amount exceeding the Minimum Conversion Amount into a number of Common Units equal to (A) the Class B Preferred Liquidation Preference, divided by the Class B Preferred Conversion Price (the “Class B Preferred Conversion Rate”), multiplied by (B) the number of its Class B Preferred Units to be converted, subject to adjustment pursuant to Section 5.10(b)(ix).    To convert Class B Preferred Units into Common Units pursuant to this Section 5.10(b)(i), the Class B Preferred Holder shall give written notice (a “Class B Preferred Conversion Notice”) to the Partnership stating that such holder elects to so convert Class B Preferred Units into Common Units and shall state therein with respect to Class B Preferred Units to be converted pursuant to this Section 5.10(b)(i):  (a) the number of Class B Preferred Units (including Class B Preferred PIK Units) to be converted, (b) the name or names in which such holder wishes the Certificate or Certificates for Common Units to be issued, (c) the holder’s computation of the number of Common Units to be received by the holder (or designated recipients) upon the Class B Preferred Conversion Date and (d) the Class B Preferred Conversion Rate on the Class B Preferred Conversion Date. The date of any Class B Preferred Conversion Notice shall hereinafter be referred to as a “Class B Preferred Conversion Date.”

(ii)If, on any Class B Preferred Conversion Date, the distribution pursuant to Section 5.10(c)(i) has not yet been made for the immediately preceding Quarter with respect to the Class B Preferred Units to be converted, the Partnership shall make a distribution pursuant to Section 5.10(c)(i) for such Quarter; provided, however, that if prior to the Class B Preferred Conversion Date, a Record Date for a distribution on the Common Units has been announced for such Quarter (which Record Date is after the Class B Preferred Conversion Date), then the amount to be distributed per Class B Preferred Unit pursuant to Section 5.10(c)(i) and this Section 5.10(b)(ii) shall be reduced by the amount of the distribution announced for each Common Unit for such Quarter.  With respect to any Quarter in which a Class B Preferred Conversion Date occurred, the holder of converted Class B Preferred Units shall not be entitled to distributions payable pursuant to Section 5.10(c)(i) for such Quarter with respect to such converted Class B Preferred Units and the Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date for such Quarter.

(iii)The Partnership shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of Common Units upon conversion of Class B Preferred Units, other than the transfer taxes payable upon the issuance of Common Units upon conversion of Class B Preferred Units in a name or names other than that of the Class B Preferred Holder, which shall be paid by the converting Class B Preferred Holder.

(iv)Effective immediately prior to 5:00 p.m., New York City time, on the applicable Class B Preferred Conversion Date, distributions on the converted Class B Preferred Units shall cease to accrue and the converted Class B Preferred Units shall cease to be outstanding, in each case subject to the right of Class B Preferred Holders of such converted Class B Preferred Units to receive the consideration issuable upon conversion which they are entitled to pursuant to this Section 5.10(b).

(v)As of 5:00 p.m., New York City time, on the applicable Class B Preferred Conversion Date, the issuance by the Partnership of Common Units upon conversion of Class B Preferred Units shall become effective and the Person entitled to receive such Common Units shall be treated for all purposes as the record holder or holders of such Common Units. Prior to 5:00 p.m., New York City time, on the applicable Class B Preferred Conversion Date, the Common Units issuable upon conversion shall be deemed not outstanding for any purpose, and Holders of Class B Preferred Units shall have no rights with respect to the Common Units issuable upon conversion by virtue of holding Class B Preferred Units.

(vi)In connection with the conversion of any Class B Preferred Units, no fractional Common Units shall be issued to the converting Class B Preferred Holders. In lieu of any fractional Common Units issuable to a Class B Preferred Holder upon conversion, the Partnership shall pay or deliver, as applicable, to the converting Class B Preferred Holder, at the Partnership’s option, either (i) a number of Common Units rounded up to the next whole number of units, or (ii) an amount in cash (computed to the nearest cent) equal to the product of the fractional Common Unit and the Closing Price of Common Units on the Trading Day immediately preceding the applicable Class B Preferred Conversion Date.

(vii)If more than one Class B Preferred Unit shall be surrendered for conversion at one time by or for the same Class B Preferred Holder, the number of Common Units issuable upon conversion of those Class B Preferred Units shall be computed on the basis of the aggregate number of Class B Preferred Units so surrendered.

(viii)With respect to any conversion of Class B Preferred Units,

(1) promptly following the applicable Class B Preferred Conversion Date, the Partnership shall instruct the Transfer Agent to deliver or cause to be delivered to the converting Class B Preferred Holder confirmation by book-entry of the whole number of Common Units issued upon conversion of such Class B Preferred Units; and

(2)on the Business Day immediately following the applicable Class B Preferred Conversion Date, the Partnership shall deliver or cause to be delivered to the converting Class B Preferred Holder any cash payment for any fractional units that the Partnership is obligated to pay under Section 5.10(b)(vi).

(ix)If the Partnership (1) makes a distribution on its Common Units in Common Units, (2) subdivides or splits its outstanding Common Units into a greater number of Common Units, (3) combines or reclassifies its Common Units into a smaller number of Common Units or (4) issues by reclassification of its Common Units any Partnership Interest (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Class B Preferred Unit Price in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination or reclassification shall be proportionately adjusted so that the conversion of the Class B Preferred Units after such time shall entitle the holder to receive the aggregate number of Common Units (or shares of any Partnership Interest into which such shares of Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (3) and (4) above) that such holder would have been entitled to receive if the Class B Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger, consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.10 relating to the Class B Preferred Units shall not be abridged or amended and that the Class B Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Class B Preferred

Units had immediately prior to such transaction or event.  An adjustment made pursuant to this Section 5.10(b)(ix) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split.  Such adjustment shall be made successively whenever any event described above shall occur.

(x)The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Class B Preferred Units into Common Units to the extent provided in, and in accordance with, this Section 5.10(b).

(xi)All Common Units delivered upon conversion of the Class B Preferred Units in accordance with this Section 5.10(b) shall be (1) newly issued, (2) duly authorized, validly issued fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Securities Act, the Delaware Act or the Partnership Agreement.

(xii)The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Class B Preferred Units and, if the Common Units are then listed or quoted on any National Securities Exchange shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Class B Preferred Units to the extent permitted or required by the rules of such National Securities Exchange.

(c)Distributions.

(i)Commencing with the Quarter ending on September 30, 2015, the holders of the Class B Preferred Units as of an applicable Record Date shall be entitled to receive cumulative distributions (each, a “Class B Preferred Quarterly Distribution”), prior to any other distributions made in respect of any other Partnership Interests (other than Class A Preferred Units) pursuant to Section 6.3, Section 6.4 or Section 6.5 or any other provision of this Agreement (other than Section 5.9(c)), in an amount equal to the Class B Preferred Distribution Rate on all Outstanding Class B Preferred Units.  Distributions shall be paid on or about the last day of each of February, May, August and November following the end of each Quarter commencing with the Quarter ending September 30, 2015 (pro rata for the period between the Class B Preferred Issue Date and the last day of such Quarter).  Each Record Date established pursuant to this Section 5.10(c)(i) for a Class B Preferred Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Company in respect of other Company Securities pursuant to Section 5.9(c), Section 6.3, Section 6.4 or Section 6.5 for such Quarter.  The Class B Preferred Quarterly Distributions may be paid either 100% in cash or in a combination of cash and Class B Preferred PIK Units, as more particularly set forth in the definition of Class B Preferred Distribution Rate, as determined by the Board of Directors in its sole discretion.  The amount of cash paid to a Class B Preferred Holder on account of each Class B Preferred Unit held by such Class B Preferred Holder shall be determined by multiplying the Class B Preferred Distribution Rate by the Class B Preferred Unit Price applicable to such Class B Preferred Unit.  The number of Class B Preferred PIK Units to be issued to a Class B Preferred Holder on account of its Class B Preferred Units in connection with any Class B Preferred Quarterly Distribution paid in Class B Preferred PIK Units shall be determined by multiplying the Class B Preferred Distribution Rate by the number of Class B Preferred Units held by such Class B Preferred Holder.  Any fractional Class B Preferred PIK Unit will be rounded up to the nearest whole Class B Preferred PIK Unit.  Unless otherwise expressly provided, references in this Agreement to Class B Preferred Units shall include all Class B Preferred PIK Units Outstanding as of the date of such determination.  If, in violation of this Agreement, the Partnership fails to pay in full any in-kind portion of a Class B Preferred Quarterly Distribution when due, then the holders entitled to the unpaid Class B Preferred PIK Units shall be entitled to Class B Preferred Quarterly Distributions in subsequent Quarters, and to all other rights under this Agreement, as if such unpaid Class B Preferred PIK Units had in fact been distributed on the date due.  Nothing in this Section 5.10(c)(i) shall alter the obligation of the Partnership to pay any unpaid Class B Preferred PIK Units or the right of Class B Preferred Holders to enforce this Agreement to compel the Partnership to distribute any unpaid Class B Preferred PIK Units.

(ii)Each Class B Preferred Quarterly Distribution (or, if applicable, portion thereof) for any Quarter that is payable in cash shall be paid in cash unless either the Partnership’s Available Cash is insufficient to pay the Class B Preferred Quarterly Distribution or such payment is prohibited by the terms of the Partnership’s material financing agreements, in which case (A) the amount of such accrued and unpaid distributions will accumulate until paid in full in cash, (B) the balance of such accrued and unpaid distributions shall increase at a rate of 10% per annum, compounded quarterly, from the date such distribution was due until the date it is paid and (C) the Partnership shall not be permitted to, and shall not, declare or make (i) any cash distributions in respect of any Junior Securities or (ii) any cash distributions in respect of any Parity Securities, in each case, unless and until all accrued and unpaid cash distributions on the Class B Preferred Units have been paid in full in cash.

(iii)Unless Available Cash less cash on hand from Working Capital Borrowings or other amounts borrowed under the Existing Credit Facility during the Quarter or subsequent to Quarter-end at the time of such distribution equals at least 1.65 times the sum of (i) the aggregate cash component of such Class B Preferred Quarterly Distribution and (ii) the aggregate cash component, if any, of the Class A Preferred Quarterly Distribution for such Quarter, the Partnership shall not be permitted to, and shall not, declare or make (A) any cash distributions in respect of any Junior Securities or (B) any cash distributions in respect of any Parity Securities.

(iv)When any Class B Preferred PIK Units are payable to a Class B Preferred Holder pursuant to this Section 5.10, the Partnership shall make a notation in book-entry form in the books of the Transfer Agent, or, at the request of a Class B Preferred Holder, issue to such Class B Preferred Holder a Certificate or Certificates for the number of Class B Preferred PIK Units to which such Class B Preferred Holder shall be entitled, and all such Class B Preferred PIK Units shall, when so issued, be duly authorized, validly issued fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement.

(v)The Partnership shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of Class B Preferred PIK Units, other than the transfer taxes payable upon the issuance of Class B Preferred PIK Units in a name or names other than that of the Class B Preferred Holder, which shall be paid by the converting Class B Preferred Holder.

(vi)For purposes of maintaining Capital Accounts and as otherwise set forth herein, if the Partnership issues one or more Class B Preferred PIK Units with respect to a Class B Preferred Unit, (i) the Partnership shall be treated as distributing cash with respect to such Class B Preferred Unit in an amount equal to the Class B Preferred Distribution Rate attributable to such Class B Preferred PIK Units (rounded up as appropriate with respect to each whole Class B Preferred PIK Unit issued in lieu of a fractional interest therein), and (ii) the holder of such Class B Preferred Unit shall be treated as having contributed to the Partnership in exchange for such newly issued Class B Preferred PIK Units an amount of cash equal to the amount treated as distributed pursuant to Section 5.10(c)(i).

(vii)Accrued and unpaid distributions in respect of the Class B Preferred Units will not constitute an obligation of the Partnership.

(d)Redemption.

(i)The Partnership shall have the right to redeem Outstanding Class B Preferred Units as follows:

(A)commencing January 1, 2018 through and including December 31, 2018, the Partnership shall have the right to redeem 33.33% of the Outstanding Class B Preferred Units for cash in an amount equal to the number of Class B Preferred Units so redeemed multiplied by the greater of (I) the Current Market Price (the date of determination of which shall be the Class B Preferred Redemption Date) of a Common Unit and (II) 130% of the Class B Preferred Liquidation Preference;

(B)commencing January 1, 2019 through and including December 31, 2019, the Partnership shall have the right to redeem 66.67% of the Outstanding Class B Preferred Units as of January 1, 2018, less any Class B Preferred Units already redeemed pursuant to clause (A), for cash in an amount equal to the number of Class B Preferred Units so redeemed multiplied by the greater of (I) the Current Market Price (the date of determination of which shall be the Class B Preferred Redemption Date) of a Common Unit and (II) 120% of the Class B Preferred Liquidation Preference;

(C)commencing January 1, 2020 through and including December 31, 2020, the Partnership shall have the right to redeem 100% of the Outstanding Class B Preferred Units for cash in an amount equal to the number of Class B Preferred Units so redeemed multiplied by the greater of (I) the Current Market Price (the date of determination of which shall be the Class B Preferred Redemption Date) of a Common Unit and (II) 110% of the Class B Preferred Liquidation Preference; and

(D)commencing January 1, 2021, the Partnership shall have the right to redeem 100% of the Outstanding Class B Preferred Units for cash in an amount equal to the number of Class B Preferred Units so redeemed multiplied by the greater of (I) the Current Market Price (the date of determination of which shall be the Class B Preferred Redemption Date) of a Common Unit and (II) the Class B Preferred Liquidation Preference.

(ii)Failure to redeem the Outstanding Class B Preferred Units on or before December 31, 2021 shall be a breach by the Partnership of this Agreement, and the Class B Preferred Holders shall be entitled to pursue any and all rights or remedies that may be available to them at law or in equity in respect of such breach.  Without limiting the generality of the foregoing sentence, if all Outstanding Class B Preferred Units are not redeemed on or before December 31, 2021, then (A) the Class B Quarterly Distribution payable from and after December 31, 2021 in respect of the Class B Preferred Units not redeemed shall be in an amount equal to the Class B Preferred Increased Distribution Rate on all Outstanding Class B Preferred Units and (B) 100% of all Adjusted Available Cash on hand and thereafter received by the Partnership shall be distributed to the Class B Preferred Holders, pro rata in accordance with each Class B Preferred Holder’s ownership of Outstanding Class B Preferred Units, within five (5) Business Days after the end of each month, with the first distribution to occur no later than the fifth Business Day of January 2022 and continuing until all Outstanding Class B Preferred Units have been redeemed in accordance with Section 5.10(d)(i)(D).  Without limiting the generality of the foregoing, the right of the Class B Preferred Holders to have their Outstanding Class B Preferred Units redeemed pursuant to this Section 5.10(d)(ii) will be senior in right of payment to all distributions or redemptions of Partnership Interests by the Partnership.

(iii)Immediately prior to the redemption of the Class B Preferred Units on a Class B Preferred Redemption Date, the Partnership shall (A) with respect to the immediately preceding Quarter for which a distribution pursuant to Section 5.10(c)(i) has not yet been made, make a distribution pursuant to Section 5.10(c)(i) for such Quarter with respect to the Class B Preferred Units being redeemed and (B) with respect to the period from the beginning of the Quarter in which a Class B Preferred Redemption Date occurs through such Class B Preferred Redemption Date, make a distribution pursuant to Section 5.10(c)(i) for such period equal to (y) the product obtained by multiplying (1) the number of Class B Preferred Units held by such Class B Preferred Holder on such Class B Preferred Redemption Date that are being redeemed by (2) the Class B Preferred Distribution Rate, and multiplying such result by (z) a quotient obtained by dividing (1) the number of days from the beginning of the Quarter in which such Class B Preferred Redemption Date occurs through and including such Class B Preferred Redemption Date, by (2) the total number of days in the Quarter in which such Class B Preferred Redemption Date occurs.  For the avoidance of doubt, the distribution pursuant to this Section 5.10(d)(iii) shall not be considered part of the Class B Preferred Liquidation Preference.

(iv)No later than three (3) Trading Days before the Class B Preferred Redemption Date, the Partnership shall deliver a written notice in the form attached as Exhibit C hereto (the “Class B Preferred Redemption Notice”) to the Class B Preferred Holders stating that all or a portion of the Class B Preferred Units will be redeemed pursuant to this Section 5.10(d) on the Class B Preferred Redemption Date.  The Class B Preferred Redemption Notice shall state therein the number of Class B Preferred Units to be redeemed and the Partnership’s computation of the cash amount to be received by the Class B Preferred Holders upon redemption of such Class B Preferred Units.

(v)No later than ten (10) Trading Days following the Class B Preferred Redemption Date, the Partnership shall remit the applicable cash consideration to the Class B Preferred Holders.  The Class B Preferred Holders shall deliver to the Partnership any Certificates representing the Class B Preferred Units as soon as practicable following the Class B Preferred Redemption Date.  Class B Preferred Holders shall retain all of the rights and privileges of the Class B Preferred Units unless and until the full cash consideration due to them as a result of such redemption shall be paid in full in cash.

(e)Voting Rights; Amendment.

(i)Subject to the Board Representation and Standstill Agreement, the Class B Preferred Units will have such voting rights pursuant to this Agreement identical to the voting rights of the Common Units and shall vote together with the Common Units as a single class, so that the Class B Preferred Units (including, for the avoidance of doubt, the Class B Preferred PIK Units) will be entitled to one vote for each Common Unit into which such Class B Preferred Units are convertible, except that the Class B Preferred Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class B Preferred Units in relation to other classes of Partnership Interests in any material respect or as required by law or as otherwise set forth in this Section 5.10(e).  The affirmative vote of holders of a majority of the Outstanding Class B Preferred Units, voting separately as a class with one vote per Class B Preferred Unit, shall be required to approve any matter for which the Class B Preferred Holders are entitled to vote as a separate class.

(ii)Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of holders of a majority of the Outstanding Class B Preferred Units, voting separately as a class with one vote per Class B Preferred Unit, shall be necessary to amend this Agreement in any manner that (A) alters or changes the rights, powers, privileges or preferences or duties and obligations of the Class B Preferred Units in any material respect, (B)  results in the issuance of Class A Preferred Units or any additional Class B Preferred Units, other than Class A Preferred PIK Units issued pursuant to Section 5.9, Class B Preferred PIK Units or Class B Preferred Units created pursuant to Section 5.10(g), or (C) otherwise adversely affects the Class B Preferred Units, including, without limitation, the creation (by reclassification or otherwise) or issuance of any class of Senior Securities or Parity Securities (or amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Senior Securities or Parity Securities); provided, however, that the Partnership may, without the affirmative vote of holders of a majority of the Outstanding Class B Preferred Units, create (by reclassification or otherwise) and issue Junior Securities (including by amending the provisions of any existing class of Partnership Interests to make such class of Partnership Interests a class of Junior Securities) in an unlimited amount.

(iii)To the extent that any proposed amendment to this Agreement would adversely affect any Class B Preferred Holder in a disproportionate manner as compared to any other Class B Preferred Holder, the consent of such Class B Preferred Holder so adversely and disproportionately affected, in addition to the affirmative vote of the holders of a majority of the Outstanding Class B Preferred Units pursuant to Section 5.10(e)(ii), shall be necessary to effect such amendment.

(f)Common Equity Commitment.  On or before September 30, 2016, the Partnership shall use good faith efforts to issue, in one or more transactions (excluding issuances pursuant to the LTIP), additional Common Units in exchange for cash in an aggregate amount equal to at least $75,000,000; provided, however, that if any Class A Preferred Units are converted into Common Units at the Class A Preferred Conversion Rate (subject to adjustment pursuant to Section 5.9(b)(xiii)) pursuant to Section 5.9(b) on or before September 30, 2016, then the aggregate amount of $75,000,000 shall be reduced by an amount equal to the Class A Preferred Liquidation Preference, multiplied by the number of Class A Preferred Common Units so converted.

(g)Adjustment to Class B Preferred Unit Price.  During the Subsequent Issuance Period, if the Partnership issues any Common Units (including pursuant to a Qualified Public Offering or an at-the-market offering, but excluding issuances pursuant to the LTIP) at a price less than $18.00 per Common Unit, then the following adjustments shall be made promptly, but in no event later than 10 Business Days, following the end of the Subsequent Issuance Period:

(i)the definition of “Class B Preferred Unit Price” shall be deemed to be equal to the volume weighted average price for which such Common Units were issued during the Subsequent Issuance Period; and

(ii)the number of Class B Preferred Units held by each Class B Preferred Holder shall be split to take into account the new Class B Preferred Unit Price such that each Class B Preferred Holder shall hold a number of Class B Preferred Units equal to (A) $18.00, divided by (B) the volume weighted average price for which such Common Units were issued during the Subsequent Issuance Period, multiplied by (C) the number of Class B Preferred Units held by such Class B Preferred Holder, and any fractional Class B Preferred Unit resulting from such calculation will be rounded up to the nearest whole Class B Preferred Unit.

(h)Certificates.

(i)If requested by a Class B Preferred Holder, the Class B Preferred Units shall be evidenced by Certificates in such form as the Board of Directors may approve and,

subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. The Certificates evidencing Class B Preferred Units shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Units.

(ii)The Certificate(s) representing the Class B Preferred Units may be imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN (i) THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, DATED AS OF SEPTEMBER [___], 2015, AND (ii) THE CLASS B PREFERRED UNIT PURCHASE AGREEMENT, BY AND BETWEEN THE PARTNERSHIP AND THE UNIT PURCHASERS PARTY THERETO, IN EACH CASE, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”

(iii)In connection with a sale of Class B Preferred Units pursuant to an effective registration statement or in reliance on Rule 144 of the rules and regulations promulgated under the Securities Act, upon receipt by the Partnership of such information as the Partnership reasonably deems necessary to determine that the sale of the Class B Preferred Units is made in compliance with Rule 144, the Partnership shall remove or cause to be removed the restrictive legend from the Certificate(s) representing such Class B Preferred Units (or the book-entry account maintained by the Transfer Agent), and the Partnership shall bear all costs associated therewith.

Article VI
ALLOCATIONS AND DISTRIBUTIONS1

Section 6.1Allocations for Capital Account Purposes.  For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss

1 Note: This draft remains subject to review and comment by Sidley Tax.

(computed in accordance with Section 5.3(b)) for each taxable period shall be allocated among the Partners as provided herein below.

(a)Net Income.  After giving effect to the special allocations set forth in Section 6.1(d) and Section 6.1(e), Net Income for each taxable period and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Income for such taxable period shall be allocated as follows:

(i)First,  to the General Partner until the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(iv) for all previous taxable periods;

(ii)Second, to the Class A Preferred Holders in proportion to the amounts to be allocated to each of them under this Section 6.1(a)(ii) until the Net Income allocated to such holders of Class A Preferred Units pursuant to this Section 6.1(a)(ii) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the Class A Preferred Holders pursuant to Section 6.1(b)(iii) for all previous taxable periods;

(iii)Third, to the Class B Preferred Holders in proportion to the amounts to be allocated to each of them under this Section 6.1(a)(iii) until the Net Income allocated to such holders of Class B Preferred Units pursuant to this Section 6.1(a)(iii) for the current and all previous taxable periods is equal to the aggregate of the Net Loss allocated to the Class B Preferred Holders pursuant to Section 6.1(b)(ii) for all previous taxable periods; and

(iv)The balance, if any, 100% to the Unitholders, Pro Rata (determined without regard to any Preferred Units then held by them).

(b)Net Loss.  After giving effect to the special allocations set forth in Section 6.1(d) and Section 6.1(e), Net Loss for each taxable period and all items of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(i)First,  to the Unitholders (other than Preferred Holders), Pro Rata (determined without regard to any Preferred Units then held by them); provided, that Net Loss shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any such Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account) as such Adjusted Capital Account would be determined without regard to any Preferred Units then held by such Unitholder;

(ii)Second, to the Class B Preferred Holders pro rata in accordance with the number of Class B Preferred Units held by them; provided, that the Net Loss shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any such Class B Preferred Holder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account);

(iii)Third, to the Class A Preferred Holders pro rata in accordance with the number of Class A Preferred Units held by them; provided, that the Net Loss shall not be allocated pursuant to this Section 6.1(b)(iii) to the extent that such allocation would cause any such Class A Preferred Holder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

(iv)The balance, if any, 100% to the General Partner.

(c)Net Termination Gains and Losses.  After giving effect to the special allocations set forth in Section 6.1(d) and Section 6.1(e), Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss, deduction and Simulated Gain taken into account in computing Net Termination Gain or Net Termination Loss) for each taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of cash and cash equivalents provided under Section 5.9, Section 6.3, Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i)Subject to the provisions set forth in the last sentence of this Section 6.1(c)(i), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated:

(A)First,  to the General Partner until the Net Termination Gain allocated to the General Partner pursuant to this Section 6.1(c)(i)(A) for the current and all previous taxable periods is equal to the aggregate of the Net Termination Loss allocated to the General Partner pursuant to Section 6.1(c)(ii)(D) for all previous taxable periods;

(B)Second,  to the Class A Preferred Holders in proportion to the amounts to be allocated to each of them under this Section 6.1(c)(i)(B) until the Net Termination Gain allocated to such Class A Preferred Holders pursuant to this Section 6.1(c)(i)(B) for the current and all previous taxable periods is equal to the aggregate of the Net Termination Loss allocated to the Class A Preferred Holders pursuant to Section 6.1(c)(ii)(C) for all previous taxable periods;

(C)Third, to the Class B Preferred Holders in proportion to the amounts to be allocated to each of them under this Section 6.1(c)(i)(C) until the Net Termination Gain allocated to such Class B Preferred Holders pursuant to this Section 6.1(c)(i)(C) for the current and all previous taxable periods is equal to the aggregate of the Net Termination Loss allocated to the Class B Preferred Holders pursuant to Section 6.1(c)(ii)(B) for all previous taxable periods;

(D)Fourth,  to all Unitholders, Pro Rata (determined without regard to any Preferred Units then held by them), until the Capital Account in respect of each

Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(d) with respect to such Common Unit for such Quarter, and (3) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(d) for such period (the sum of (1), (2), and (3)  is hereinafter referred to as the “First Liquidation Target Amount”);

(E)Fifth, 13% to the holders of the Incentive Distribution Rights, Pro Rata, and 87% to all Unitholders, Pro Rata (determined without regard to any Preferred Units then held by them), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(e) for such period (the sum of (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

(F)Sixth, 23% to the holders of the Incentive Distribution Rights, Pro Rata, and 77% to all Unitholders, Pro Rata (determined without regard to any Preferred Units then held by them), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(f) for such period (the sum of (1) and (2) is hereinafter defined as the “Third Liquidation Target Amount”); and

(G)Finally, 35.5% to the holders of the Incentive Distribution Rights, Pro Rata, and 64.5% to all Unitholders, Pro Rata (determined without regard to any Preferred Units then held by them).

Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may (1) adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (i) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (ii) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i) if the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event and the Carrying Value of each Partnership property were equal to zero and (2) adjust the allocations of any Net Termination Gain arising in connection with a redemption of Class B Preferred Units, so as to cause the Per Unit Capital Amount associated with each Class B Preferred Unit being redeemed (after adjustment to take into account required allocations of income, gain, loss and deduction) to equal, to the maximum extent possible, the Class B Preferred Unit Liquidation Amount with respect to such Class B Preferred Unit.

(ii)Net Termination Loss shall be allocated:

(A)First, to all Unitholders, Pro Rata (determined without regard to any Preferred Units then held by them) until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;

(B)Second, to the Class B Preferred Holders, pro rata in accordance with the number of Class B Preferred Units held by them until the Adjusted Capital Account in respect of each Class B Preferred Unit then Outstanding has been reduced to zero;

(C)Third,  to the Class A Preferred Holders, pro rata in accordance with the number of Class A Preferred Units held by them until the Adjusted Capital Account in respect of each Class A Preferred Unit then Outstanding has been reduced to zero; and

(D)The balance, if any, 100% to the General Partner.

(d)Special Allocations.  Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period in the following order:

(i)Partnership Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision.  For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain and Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) or Section 6.1(d)(vii)).  This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)Chargeback of Partner Nonrecourse Debt Minimum Gain.  Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income, gain and Simulated Gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in

Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions.  For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income, gain or Simulated Gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) or Section 6.1(d)(vii), with respect to such taxable period.  This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)Priority Allocations.

(A)If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit within the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; provided, however, that this Section 6.1(d)(iii)(A) shall not apply to any Excess Distribution in respect to or measured by a distribution to a Preferred Unit.

(B)After the application of Section 6.1(d)(iii)(A), the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period.

(iv)Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v)Gross Income Allocation.  In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income, gain and Simulated Gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi)Nonrecourse Deductions.  Nonrecourse Deductions for any taxable period shall be allocated to the Common Unitholders Pro Rata.  If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii)Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).  If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii)Nonrecourse Liabilities.  For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated as determined by the General Partner in accordance with any permissible method under Treasury Regulation Section 1.752-3(a)(3).

(ix)Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain or Simulated Gain (if the adjustment increases the basis of the asset) or loss or Simulated Loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.3, and such item of gain, loss, Simulated Gain or Simulated Loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x)Exercise of Noncompensatory Option.  Upon the exercise of a Noncompensatory Option, including a conversion of a Preferred Unit into a Common Unit, the Company shall make such special allocations as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(2).

(xi)Economic Uniformity; Changes in Law.

(A)With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.3(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.8, any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.8 equaling the product of (1) the Aggregate Quantity of IDR Reset Common Units and (2) the Per Unit Capital Amount for an Initial Common Unit.

(B)With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

(C)For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof).  The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(xi)(C) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership.

(xii)Curative Allocation.

(A)Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1.  In exercising its discretion under this Section 6.1(d)(xii)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made.  Allocations pursuant to this Section 6.1(d)(xii)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(B)The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xii)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xii)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xiii)Equalization of Capital Accounts With Respect to Privately Placed Units. Net Termination Gain or Net Termination Loss deemed recognized as a result of a Revaluation Event shall first be allocated to the (A) Unitholders holding Privately Placed Units, Pro Rata, or (B) Unitholders holding Common Units, Pro Rata, as applicable, to the extent necessary to cause the Capital Account in respect of each Privately Placed Unit then Outstanding to equal the Capital Account in respect of each Common Unit (other than Privately Placed Units) then Outstanding.

(xiv)Corrective and Other Allocations.  In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A)The General Partner shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization, Simulated Depletion or any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to the Unitholders and the holders of Incentive Distribution Rights, all in the same proportion as the Net Termination Gain or Net Termination Loss resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 6.1(c).

(B)If a sale or other taxable disposition of an Adjusted Property (“Disposed of Adjusted Property”) occurs other than in connection with an event giving rise to Net Termination Gain or Net Termination Loss, the General Partner shall allocate (1) items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this Section 6.1(d)(xiv)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property.  For purposes of this Section 6.1(d)(xiv)(B), the Unitholders shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under the Partnership Agreement.  Any allocation made pursuant to this Section 6.1(d)(xiv)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xiv) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C)Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such a manner, as determined by the General Partner, that to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss shall be allocated pursuant to Section 6.1(c) hereof.  In allocating Net Termination Loss pursuant to this Section 6.1(d)(xiv)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders, on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, actual gain or loss) with respect to such Partnership Property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to Section 6.1(c)(i) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of Section 6.1(c)(i)).

(D)In making the allocations required under this Section 6.1(d)(xiv), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xiv).  Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Section 6.1(d)(xiv)(A) through Section 6.1(d)(xiv)(C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xiv).

(xv)Allocations with respect to Preferred Units.

(A)Items of Partnership gross income shall be allocated to the Preferred Holders in amounts equal to the amount of cash actually distributed in respect of each such holder’s Preferred Units and the amount of cash treated as having been distributed with respect to Class B Preferred Units upon issuance of PIK Units, until the aggregate amount of such items allocated pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions actually made to the Preferred Holders pursuant to Section 5.9(c)(i) or Section 5.10(c), as applicable, or treated as having been made upon the issuance of PIK Units pursuant to Section 5.10(c)(vi) (for the avoidance of doubt, without taking into account the cash distribution treated as made to the Class A Preferred Holders pursuant to Section 5.9(c)(iv)); provided that the allocations to a Preferred Holder with respect to any distributions provided under this Section 6.1(d)(xv) shall be reduced to the extent such distributions are properly treated as guaranteed payments under Section 707(c) of the Code or payments to such Preferred Holder other than in its capacity as a partner pursuant to Section 707(a) of the Code.

(B)Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion or redemption of the last Outstanding Preferred Unit and (B) after tentatively making all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Per Unit Capital Amount of each Class A Preferred Unit does not equal or exceed the Class A Preferred Liquidation Preference with respect to the Outstanding Class A Preferred Units or the Per Unit Capital Amount of each Class B Preferred Unit does not equal or exceed the Class B Preferred Unit Liquidation Amount, then items of income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner, to the maximum extent possible, first to cause the Per Unit Capital Amount in respect of each Class A Preferred Unit to equal the Class A Preferred Liquidation Preference, and then to cause the Per Unit Capital Amount in respect of each Class B Preferred Unit to equal the Class B Preferred Unit Liquidation Amount.  For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Unitholders holding Units other than Preferred Units to Preferred Holders.  In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xv)(B) fails to achieve the Per Unit Capital Amounts described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xv)(B), cause, first, the Per Unit Capital Amount in respect of each Class A Preferred Unit to equal the Class A Preferred Liquidation Preference and then, the Per Unit Capital Amount in respect of each Class B Preferred Unit to equal the Class B Preferred Unit Liquidation Amount.

(e)Simulated Depletion and Simulated Loss.

(i)Except as otherwise required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(k), Simulated Depletion with respect to each oil and gas property shall be allocated (A) first, among the Common Unitholders Pro Rata until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; (B) second, to the Class B Preferred Holders, pro rata in accordance with the number of Class B Preferred Units held by them until the Adjusted Capital Account in respect of each Class B Preferred Unit then Outstanding has been reduced to zero; (C) third, to the Class A Preferred Holders, pro rata in accordance with the number of Class A Preferred Units held by them until the Adjusted Capital Account in respect of each Class A Preferred Unit then Outstanding has been reduced to zero; and (D) thereafter, to the General Partner.

(ii)Simulated Loss with respect to the disposition of an oil and gas property shall be allocated among the Partners in proportion to their allocable share of total amount realized from such disposition under Section 6.2(c)(i).

Section 6.2Allocations for Tax Purposes.

(a)Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b)The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall be computed for U.S. federal income tax purposes separately by the Partners rather than by the Partnership in accordance with Section 613A(c)(7)(D) of the Code. Except as provided in Section 6.2(c)(iii), for purposes of such computation (before taking into account any adjustments resulting from an election made by the Partnership under Section 754 of the Code), the adjusted tax basis of each oil and gas property (as defined in Section 614 of the Code) shall be allocated among the Partners in a manner determined appropriate by the General Partner to permit the Partners to take deductions for depletion, as computed for U.S. federal income tax purposes, to the maximum extent permissible in a manner consistent with the Partnership’s allocations of Simulated Depletion. Each Partner shall separately keep records of his adjusted tax basis in each oil and gas property, as initially determined by the General Partner as provided above, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property, and use such adjusted tax basis in the computation of its cost depletion or in the computation of his gain or loss on the disposition of such property by the Partnership.

(c)Except as provided in Section 6.2(c)(iii), for the purposes of the separate computation of gain or loss by each Partner on the sale or disposition of each separate oil and gas property (as defined in Section 614 of the Code), the Partnership’s allocable share of the “amount realized” (as such term is defined in Section 1001(b) of the Code) from such sale or disposition shall be allocated for U.S. federal income tax purposes among the Partners as follows:

(i)first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Partners in the same proportion as the depletable basis of such property was allocated to the Partners pursuant to Section 6.2(b) (without regard to any special allocation of basis under Section 6.2(c)(iii));

(ii)second, the remainder of such amount realized, if any, to the Partners so that, to the maximum extent possible, the amount realized allocated to each Partner under this Section 6.1(c)(ii) will equal such Partner’s share of the Simulated Gain recognized by the Partnership from such sale or disposition.

(iii)The Partners recognize that with respect to Contributed Property and Adjusted Property there will be a difference between the Carrying Value of such property at the time of contribution or revaluation, as the case may be, and the adjusted tax basis of such property at that time. All items of tax depreciation, cost recovery, amortization, adjusted tax basis of depletable properties, amount realized and gain or loss with respect to such Contributed Property and Adjusted Property shall be allocated among the Partners to take into account the disparities between the Carrying Values and the adjusted tax basis with respect to such properties in accordance with the principles of Treasury Regulation Section 1.704-3(d).

(d)In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, other than oil and gas properties pursuant to Section 6.2(c), items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(xi)(C)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(e)The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto.  If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property.  If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(f)In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(g)All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(h)Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided,  however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such item is recognized for federal income tax purposes.  The General Partner may revise, alter or otherwise modify such methods of allocation to the extent the General Partner determines necessary or appropriate to comply with Section 706 of the Code and the regulations or rulings promulgated thereunder or for the proper administration of the Partnership.

(i)Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(j)If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner may make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3Distributions; Characterization of Distributions; Distributions to Record Holders.

(a)On or about the last day of each of February, May, August and November following the end of each Quarter, beginning with the Quarter in which the Conversion Date occurs, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner.  All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of cash and cash equivalents theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter.  Any remaining amounts of cash and cash equivalents distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement or otherwise made by the Partnership shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

(b)Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all Partnership assets shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c)The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, as determined appropriate under the circumstances by the General Partner.

(d)Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution.  Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4Distributions from Operating Surplus. Cash and cash equivalents that are deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.4(b) in respect of additional Partnership Interests issued pursuant thereto:

(a)First, to the Unitholders holding Class A Preferred Units, Pro Rata, until there has been distributed in respect of each Class A Preferred Unit then Outstanding an amount equal to the Class A Preferred Quarterly Distribution;

(b)Second, to the Unitholders holding Class B Preferred Units, Pro Rata, until there has been distributed in respect of each Class B Preferred Unit then Outstanding an amount equal to the Class B Preferred Quarterly Distribution;

(c)Third, to the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(d)Fourth, to the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(e)Fifth, (A) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 87% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(f)Sixth, (A) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 77% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(g)Thereafter, (A) 35.5% to the holders of the Incentive Distribution Rights, Pro Rata, and (B) 64.5% to all Unitholders holding Common Units, Pro Rata;

provided,  however, that if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash or cash equivalents that are deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(g).

Section 6.5Distributions from Capital Surplus.  Cash and cash equivalents that are distributed and deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise;

(a)First, 100% to Unitholders holding Class A Preferred Units, Pro Rata, until there has been distributed in respect of each Class A Preferred Unit then Outstanding an amount equal to the Class A Preferred Quarterly Distribution;

(b)Second, 100% to Unitholders holding Class B Preferred Units, Pro Rata, until there has been distributed in respect of each Class B Preferred Unit then Outstanding an amount equal to the Class B Preferred Quarterly Distribution;

(c)Third, 100% to Unitholders holding Common Units, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a); and

(d)Thereafter, all cash and cash equivalents that are distributed shall be distributed as if they were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6Adjustment of Target Distribution Levels.

(a)The Target Distributions shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests.  In the event of a distribution of cash or cash equivalents that is deemed to be from Capital Surplus, the then-applicable Target Distributions shall be reduced in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution.  If the Common Units are publicly traded on a National Securities Exchange, the fair market value will be the Current Market Price before the ex-dividend date.  If the Common Units are not publicly traded, the fair market value will be determined by the Board of Directors.

(b)The Target Distributions shall also be subject to adjustment pursuant to Section 5.8 and Section 6.8.

Section 6.7Special Provisions Relating to the Holders of IDR Reset Common Units.

(a)A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.3(c)(ii).

(b)A Unitholder holding an IDR Reset Common Unit shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer each such Common Unit should have, as a substantive matter, like intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, to the intrinsic economic and U.S. federal income tax characteristics of an Initial Common Unit to such transferee.  In connection with the condition imposed by this Section 6.7(b), the General Partner may apply Section 5.3(c)(ii), Section 6.1(d)(xi) and Section 6.7(a) or, to the extent not resulting in a material adverse effect on the Unitholders holding Common Units, take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such IDR Reset Common Units.

Section 6.8Entity-Level Taxation.  If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, in its sole discretion, reduce the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.8.  If the General Partner elects to reduce the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined.  For each such Quarter, the Target Distributions, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.8 times (b) the quotient obtained by dividing (i) cash and cash equivalents with respect to such Quarter by (ii) the sum of cash and cash equivalents with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner.  For purposes of the foregoing, cash and cash equivalents with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

Section 6.9Special Provisions Relating to the Preferred Holders.

(a)Except as otherwise provided herein, a Preferred Holder shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided,  however, that immediately upon the conversion of any Preferred Unit into Common Units pursuant to Section 5.9(b) or Section 5.10(b), the Unitholder holding a Preferred Unit that is converted shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units.

(b)A Unitholder holding a Preferred Unit that has converted into a Common Unit pursuant to Section 5.9(b) or Section 5.10(b) shall not be issued a Common Unit Certificate pursuant to Section 4.1 and shall not be permitted to transfer its converted Preferred Units to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer, each such converted Preferred Unit should have intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, that are the same as the intrinsic economic and U.S. federal income tax characteristics that a Common Unit (other than a converted Preferred Unit) would have to such transferee upon transfer, provided that in all events such determination shall be made within 5 Business Days of the date of conversion or receipt by the Partnership of the notice of transfer, as applicable. The General Partner shall act in good faith and shall make the determinations set forth in this Section 6.9(b) as soon as practicable following a Preferred Conversion Date or as earlier provided herein.

Article VII
MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1Management.

(a)The General Partner shall conduct, direct and manage all activities of the Partnership.  Except as otherwise expressly provided in this Agreement, including without limitation Section 5.10, but without limitation on the ability of the General Partner to delegate its rights and powers to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no other Partner shall have any management power over the business and affairs of the Partnership.  In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 5.10 and Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i)the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

(ii)the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii)the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation, grant of a security interest in or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 or Article XIV);

(iv)the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v)the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi)the distribution of cash or cash equivalents by the Partnership;

(vii)the selection, employment, retention and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership Group and the determination of their compensation and other terms of employment or hiring;

(viii)the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix)the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time);

(x)the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi)the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii)the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange;

(xiii)the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance, purchase or other acquisition of options, rights, warrants, appreciation rights, phantom or tracking interests relating to Partnership Interests;

(xiv)the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member; and

(xv)the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b)Each of the Partners and each other Person who acquires an interest in a Partnership Interest and each other Person who is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, each Transaction Agreement and the other agreements described in or filed as exhibits to the Registration Statement (in the case of each agreement other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own behalf or on behalf of the Partnership) is authorized to execute, deliver and perform or assume the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners, the other Persons who acquire an interest in a Partnership Interest and the Persons who are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery, performance or assumption by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any fiduciary or other duty existing at law, in equity or otherwise that the General Partner may owe the Partnership, the Limited Partners, the other Persons who acquire an interest in a Partnership Interest or the Persons who are otherwise bound by this Agreement.

Section 7.2Replacement of Fiduciary Duties.

(a)Each Limited Partner and any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, hereby agrees that (i) all fiduciary duties that would or could otherwise be owed to such Persons or to the Partnership by the General Partner, any of its Affiliates or by any Indemnitee under the Delaware Act or any other applicable law are hereby eliminated and (ii) the only duties owed by the General Partner, any of its Affiliates or any Indemnitee to the Partnership, the Limited Partners, any other Person who acquires an interest in any Partnership Interest or any other Person who is bound by this Agreement shall be the duties expressly provided under this Agreement and any duties provided under the Delaware Act or other applicable law that cannot be eliminated by agreement.

(b)Notwithstanding any other provision of this Agreement, to the extent that any provision of this Agreement purports or is interpreted (a) to have the effect of replacing, restricting or eliminating the duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner or any other Indemnitee to the Partnership, the Limited Partners, any

other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, or (b) to constitute a waiver or consent by the Partnership, the Limited Partners, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement to any such replacement, restriction or elimination, such provision shall be deemed to have been approved by the Partnership, all the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person who is bound by this Agreement.

Section 7.3Certificate of Limited Partnership.  The General Partner shall use all reasonable efforts to cause to be filed such certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property.  To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property.  Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Partner.

Section 7.4Restrictions on the General Partner’s Authority.  Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, encumber, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.5Reimbursement of the General Partner.

(a)The General Partner and its Affiliates, without duplication, shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person (including Affiliates of the General Partner), to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group, including the fees and expenses payable by the Partnership pursuant to the Transaction Agreements), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates).  The General Partner shall determine in good faith the expenses that are allocable to the General Partner or any member of the Partnership Group.  Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.  The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the

Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment for such management fee exceeds the amount of such fee.

(b)The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof except and to the extent required under the rules of a National Securities Exchange to which the Partnership or its securities are subject), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including the LTIP and other plans, programs and practices involving the issuance of Partnership Interests), or cause the Partnership to issue Partnership Interests (or other awards under the LTIP) in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees, officers, consultants and directors of the General Partner or its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group.  The Partnership agrees to issue or sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, officers, consultants and directors pursuant to any such benefit plans, programs or practices.  Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(a).  Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(b) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.6Outside Activities.

(a)The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquisition, ownership or disposition of debt securities or equity interests in any Group Member or (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member.

(b)Each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member.  No such business interest or activity shall constitute a breach of this Agreement, any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever to the Partnership or other Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or any Person who is otherwise bound by this Agreement.

(c)Subject to the terms of Section 7.6(a) and Section 7.6(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.6 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary or any other duty existing at law, in equity or otherwise, or obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership.  Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner).  No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership or any other Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or any other Person who is otherwise bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity information to any Group Member.

(d)The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on or before the Conversion Date and, except as otherwise expressly provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them.  The term “Affiliates” when used in this Section 7.6(d) with respect to the General Partner shall not include any Group Member.

Section 7.7Indemnification.

(a)To the fullest extent permitted by law, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.  Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c)The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, or as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of an Indemnitee and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnitee in connection with the Partnership’s activities or such Indemnitee’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

(e)For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f)In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8Liability of Indemnitees.

(a)Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners or any other Persons who have acquired interests in a Partnership Interest or is otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.  In the case where an Indemnitee is liable for damages, those damages shall only be direct damages and shall not include punitive damages, consequential damages or lost profits.

(b)The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c)To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable, to the fullest extent permitted by law, to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, for its reliance on the provisions of this Agreement.

(d)Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9Standards of Conduct and Modification of Duties.

(a)Whenever the General Partner, the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee), makes a determination or takes or declines to take any other action, or any Affiliates of the General Partner cause the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any higher standard contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.  A determination, other action or failure to act by the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) will be deemed to be in good faith unless the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) believed such determination, other action or failure to act was adverse to the interests of the Partnership; provided, that if the Board of Directors of the General Partner is making a determination or taking or declining to take an action pursuant to clause (iii) or clause (iv) of the first sentence of Section 7.9(c), then in lieu thereof, such determination or other action or inaction will be deemed to be in good faith for all purposes of this Agreement unless the Board of Directors of the General Partner believed such determination, other action or inaction did not meet the standard set forth in clause (iii) or (iv) of the first sentence of Section 7.9(c), as applicable; provided,  further, that if the Board of Directors of the General Partner is making a determination that a director satisfies the eligibility requirements to be a member of a Conflicts Committee, then in lieu thereof, such determination will be deemed to be in good faith for all purposes of this Agreement unless the Board of Directors of the General Partner believed that the director did not satisfy the eligibility requirements to be a member of the Conflicts Committee.  In any proceeding brought by the Partnership, any Limited Partner, or any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith.

(b)Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (fiduciary or otherwise) hereunder or existing at law, in equity or otherwise or obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who otherwise is bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement or any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.  By way of illustration and not of limitation, whenever the phrases, “at the option of the General Partner,” “in its sole discretion” or some variation of those phrases, are used in this Agreement, it indicates that the

General Partner is acting in its individual capacity.  For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(c)Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement on the other hand, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of the holders of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) determined by the Board of Directors of the General Partner to be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) determined by the Board of Directors of the General Partner to be fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership).  The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval.  Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever the General Partner makes a determination to refer any potential conflict of interest to the Conflicts Committee for Special Approval, seek Unitholder Approval or adopt a resolution or course of action that has not received Special Approval or Unitholder Approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination or taking or declining to take such other action shall be permitted to do so in its sole discretion.  If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith.  In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General Partner, any action by the Board of Directors of the General Partner in determining whether the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above or whether a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the

Conflicts Committee or the Board of Directors of the General Partner, as applicable, acted in good faith; in all cases subject to the provisions for conclusive determination in Section 7.10(b).  Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or of any duty hereunder or existing at law, in equity or otherwise.

(d)Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use.  Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

(e)The Partners, each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

(f)For the avoidance of doubt, whenever the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee), the officers of the General Partner or any Affiliates of the General Partner make a determination on behalf of the General Partner, or cause the General Partner to take or omit to take any action, whether in the General Partner’s capacity as the General Partner or in its individual capacity, the standards of care applicable to the General Partner shall apply to such Persons, and such Persons shall be entitled to all benefits and rights of the General Partner hereunder, including waivers and modifications of duties, protections and presumptions, as if such Persons were the General Partner hereunder.

(g)The Limited Partners expressly acknowledge and agree that none of the General Partner, the Board of Directors or any committee thereof is under any obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that none of the General Partner or any other Indemnitee shall be liable to the Limited Partners for monetary damages or equitable relief or losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions.

Section 7.10Other Matters Concerning the General Partner and Indemnitees.

(a)The General Partner, the Board of Directors (or any committee thereof) and any other Indemnitee may rely upon, and shall be protected from liability to the Partnership, any Partner, any Person who acquires an interest in a Partnership Interest, and any other Person bound by this Agreement in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)The General Partner, the Board of Directors (or any committee thereof) and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers (collectively, “Advisers”) selected by it, and any act taken or omitted in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.  In furtherance of the foregoing, the Partners, each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, hereby agrees that so long as the advice or opinion (including an Opinion of Counsel) referenced above is of an Adviser as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence, the conclusive good faith presumption will apply irrespective of the matters included in or omitted from any such advice or opinion.

(c)The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of any Group Member.

Section 7.11Purchase or Sale of Partnership Interests.  The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or options, rights, warrants, appreciation rights, phantom or tracking interests relating to Partnership Interests.  As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein.  The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Article IV and Article X.  Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, any Partnership Interests or options, rights, warrants, appreciation rights, phantom or tracking interests relating to Partnership Interests that are purchased or otherwise acquired by the Partnership or any Group Member may, in the sole discretion of the General Partner, be canceled or held by the Partnership in treasury and, if so held in treasury, shall no longer be deemed to be Outstanding for any purpose. For the avoidance of doubt, Partnership Interests or Derivative Instruments that are canceled or held by the Partnership in treasury (a) shall not be allocated Net Income (Loss) pursuant to Article VI, (b)  shall not be entitled to distributions pursuant to Article VI, and (c) shall neither be entitled to vote nor be counted for quorum purposes.

Section 7.12Registration Rights of the General Partner and its Affiliates.

(a)If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the “Holder”) to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided,  however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); provided, further, that if the General Partner determines that a postponement of the requested registration would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter.  In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided,  however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states.  Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b)If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Interests for cash (other than an offering relating solely to a benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided,  however, that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act.  If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder that in their opinion the inclusion of all or some of the Holder’s Partnership Interests would adversely and materially affect the timing or success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering.  Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.  During the two-year period set forth in Section 7.12(d), the Partnership shall not grant to any other Person registration rights similar to the rights set forth in this Section 7.12(b) that are superior to such rights without the consent of the General Partner (and any of its Affiliates) that holds rights pursuant to this Section 7.12(b).

(c)If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters.  Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or issuer free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d)The provisions of Section 7.12(a) and Section 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file after such two-year period successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period.  The provisions of Section 7.12(c) shall continue in effect thereafter.

(e)The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

(f)Any request to register Partnership Interests pursuant to this Section 7.12 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

(g)The Partnership may enter into separate registration rights agreements with the General Partner or any of its Affiliates.

Section 7.13Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially.  Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing.  In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives.  Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Article VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1Records and Accounting.  The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a).  Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time.  The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.  The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2Fiscal Year.  The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3Reports.

(a)As soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b)As soon as practicable, but in no event later than 50 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(c)The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

Article IX
TAX MATTERS

Section 9.1Tax Returns and Information.  The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner.  In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31.  The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends; provided that, if the 90th day is not a Business Day, then the 90th day shall be deemed to be the next Business Day.  The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2Tax Elections.

(a)The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners.  Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(h) without regard to the actual price paid by such transferee.

(b)Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3Tax Controversies.  Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.  Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4Withholding; Tax Payments.

(a)The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

(b)Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code.  To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

(c)If any Partner (or any of its direct or indirect owners or Affiliates) is required to join in the filing of a combined group tax return for Texas franchise tax purposes with any member of the Partnership Group, the Partnership shall prepare such combined group return or reimburse such Partner for the cost of preparing such combined group return, and if such Partner (or any of its direct or indirect owners or Affiliates) pays the Texas franchise tax due with respect to such combined group return, the Partnership shall promptly reimburse the Partner in an amount equal to the incremental amount of Texas franchise tax due to the State of Texas (or any agency or instrumentality thereof) from such Partner (or any of its direct or indirect owners or Affiliates).  No amounts reimbursed pursuant hereto shall be treated as a distribution to the Partner with respect to its Partnership Interest (and instead will be treated as a reimbursement of Partnership expenses paid by the Partner or its Affiliates).  The Partnership and the Partners shall cooperate in the preparation and filing of any such tax returns, including sharing of information reasonably necessary to the preparation of such tax returns.

Article X
ADMISSION OF PARTNERS

Section 10.1Admission of Limited Partners.

(a)A Person shall be admitted as a Limited Partner and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Limited Partner Interest and becomes the Record Holder of such Limited Partner Interests in accordance with the provisions of Article IV or Article V hereof.  A Person may become a Record Holder of a Unit without the consent or approval of any of the Partners.  A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest.  The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.8.    Upon the conversion of Predecessor Units and Converted Units into Common Units on the Conversion Date as described in Article V, the holders thereof were automatically admitted to the Partnership as Limited Partners in respect of the Common Units issued to them.

(b)The name and mailing address of each Record Holder shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent.  The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).  A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(c)Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

Section 10.2Admission of Successor General Partner.  A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or Section 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission.  Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3Amendment of Agreement and Certificate of Limited Partnership.  To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

Article XI
WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1Withdrawal of the General Partner.

(a)The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i)The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii)The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii)The General Partner is removed pursuant to Section 11.2;

(iv)The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v)A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi)(A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), Section 11.1(a)(v), Section 11.1(a)(vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence.  The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b)Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 11:59 pm, prevailing Eastern Standard Time, on September 30, 2024, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 11:59 pm, prevailing Eastern Standard Time, on September 30, 2024, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units.  The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members.  If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner.  The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to carry on the business of the Partnership and the other Group Members.  If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2.  Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2Removal of the General Partner.  The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class.  Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by a Unit Majority (including Common Units held by the General Partner and its Affiliates).  Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2.  The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member.  If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to carry on the business of the Partnership and the other Group Members.  The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel.  Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3Interest of Departing General Partner and Successor General Partner.

(a)In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal.  If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest.  In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest (which shall, for the avoidance of doubt, include a value for the non-economic General Partner Interest) shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter.  If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest.  In making its determination, such third independent investment banking firm or other independent expert may consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

(b)If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (and its Affiliates, if applicable) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest and taking into account both the value of the Incentive Distribution Rights and the non-economic General Partner Interest.  Any successor General Partner shall indemnify the Departing General Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner becomes a Limited Partner.  For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (and its Affiliates, if applicable) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c)If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date.  In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled.  In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4Withdrawal of Limited Partners.  No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

Article XII
DISSOLUTION AND LIQUIDATION

Section 12.1Dissolution.  The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement.  Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership.  Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

(a)an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

(b)an election to dissolve the Partnership by the General Partner that is approved by a Unit Majority;

(c)the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act;

(d)at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act; or

(e)any other dissolution event as required by the Delaware Act.

Section 12.2Continuation of the Business of the Partnership After Dissolution.  Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or Section 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), Section 11.1(a)(v) or Section 11.1(a)(vi), then, to the maximum extent permitted by law, within 180 days thereafter, a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by a Unit Majority.  Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs.  If such an election is so made, then:

(i)the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii)if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii)the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3Liquidator.  Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator.  The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by a Unit Majority.  The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by a Unit Majority.  Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by a Unit Majority.  The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided.  Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4Liquidation.  The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a)The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree.  If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners.  The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners.  The Liquidator may distribute the

Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b)Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI.  With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment.  When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c)All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5Cancellation of Certificate of Limited Partnership.  Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6Return of Contributions.  The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7Waiver of Partition.  To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8Capital Account Restoration.  No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.  The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

Article XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1Amendments to be Adopted Solely by the General Partner.  Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a)a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b)admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c)a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d)subject to Section 5.10(e), a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.6 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f)an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)subject to Section 5.10(e), an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or options, rights, warrants and appreciation rights relating to the Partnership Interests pursuant to Section 5.4;

(h)any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i)an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j)an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k)a merger, conveyance or conversion pursuant to Section 14.3(d); or

(l)any other amendments substantially similar to the foregoing.

Section 13.2Amendment Procedures.  Amendments to this Agreement may be proposed only by the General Partner.  To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, and, in declining to propose or approve an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.  An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law.  Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment.  If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment.  The General Partner shall notify all Record Holders upon final adoption of any amendments.  In proposing or approving any amendment that requires a vote of the Unitholders hereunder, to the fullest extent permitted by law, the General Partner may propose and approve any such amendment in its sole discretion and shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.  The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership

Section 13.3Amendment Requirements.

(a)Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement (other than Section 11.2 or Section 13.4) that establishes a percentage of

Outstanding Units (including Units deemed owned by the General Partner) or requires a vote or approval of Partners (or a subset of Partners) holding a specified Percentage Interest required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or the affirmative vote of Partners whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced, as applicable.

(b)Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c)Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.  If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d)Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Percentage Interests of all Limited Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e)Except as provided in Section 13.1, the approval of Limited Partners (including the General Partner and its Affiliates) holding at least 75% of the Percentage Interests of all Limited Partners shall be required to alter, amend or adopt any provision inconsistent with or repeal this Section 13.3, Section 13.4, Section 13.5, Section 13.9 and Section 13.11.

Section 13.4Special Meetings.  All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII.  Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed.  Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called.  Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent.  A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1.  Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5Notice of a Meeting.  Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.  The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6Record Date.  For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.  If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7Adjournment.  Any meeting may be adjourned by the chairman of the meeting one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting may be adjourned by the chairman of the meeting as to one or more proposals regardless of whether action has been taken on other matters.  If a quorum is present with respect to any one or more proposals, the chairman of the meeting may, but shall not be required to, cause a vote to be taken with respect to any such proposal or proposals which vote can be certified as final and effective notwithstanding the adjournment of the meeting with respect to any other proposal or proposals. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days.  At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8Waiver of Notice; Approval of Meeting; Approval of Minutes.  The transaction of business at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy.  Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the sufficiency of notice, in which case, if notice to such Limited Partner is not in compliance with this Agreement, then attendance by such Limited Partner shall not constitute waiver of notice.

Section 13.9Quorum and Voting.  The holders of a majority, by Percentage Interest, of Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest.  The Limited Partners holding Outstanding Common Units shall be entitled to one vote per Unit on all matters submitted to the Limited Partners for approval.  At any meeting of the Partners at which a quorum is present, the act of Partners holding Partnership Interests that, in the aggregate, represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Partners holding Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of law or amendment to this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required.  The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by Partners holding the required Percentage Interest specified in this Agreement.

Section 13.10Conduct of a Meeting.  The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting.  The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting.  All minutes shall be kept with the records of the Partnership maintained by the General Partner.  The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.  A proxy purporting to be executed by or on behalf of a Limited Partner shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger.  Subject to the provisions of the Delaware Act or this Agreement, the General Corporation Law of the State of Delaware relating to proxies, and judicial interpretations thereunder, shall govern all matters concerning the giving, voting or validity of proxies, as if the Partnership were a Delaware corporation and the Limited Partners were stockholders of a Delaware corporation.

Section 13.11Action Without a Meeting.  Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner), as the case may be, that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote at such meeting were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern).  Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing.  The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner.  If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted.  If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.  Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

Section 13.12Right to Vote and Related Matters.

(a)Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act.  All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b)With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry.  The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 13.13Voting of Incentive Distribution Rights.

(a)For so long as a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the holders of the Incentive Distribution Rights shall not be entitled to vote such Incentive Distribution Rights on any Partnership matter except as may otherwise be required by law and the holders of the Incentive Distribution Rights, in their capacity as such, shall be deemed to have approved any matter approved by the General Partner.

(b)Notwithstanding anything set forth in this Agreement to the contrary, if less than a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the Incentive Distribution Rights will be entitled to vote on all matters submitted to a vote of the holders of Common Units, other than amendments and other matters that the General Partner determines do not adversely affect the holders of the Incentive Distribution Rights as a whole in any material respect.  On any matter in which the holders of Incentive Distribution Rights are entitled to vote, such holders will vote together with the Common Units as a single class, except as otherwise required by Section 13.3(c), and such Incentive Distribution Rights shall be treated in all respects as Common Units when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement.  The relative voting power of the Incentive Distribution Rights and the Common Units will be set in the same proportion as cumulative cash distributions, if any, in respect of the Incentive Distribution Rights for the four consecutive Quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of Units for such four Quarters.

(c)In connection with any equity financing, or anticipated equity financing, by the Partnership of an Expansion Capital Expenditure, the General Partner may, without the approval of the holders of the Incentive Distribution Rights, temporarily or permanently reduce the amount of Incentive Distributions that would otherwise be distributed to such holders, provided that in the judgment of the General Partner, such reduction will be in the long-term best interest of such holders.

Article XIV
MERGER OR CONSOLIDATION

Section 14.1Authority.  The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or plan of conversion in accordance with this Article XIV.

Section 14.2Procedure for Merger or Consolidation.

(a)Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided,  however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any duty (fiduciary or otherwise) or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b)If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i)the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;

(ii)the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii)the terms and conditions of the proposed merger or consolidation;

(iv)the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v)a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi)the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

(vii)such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

Section 14.3Approval by Limited Partners.

(a)Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement shall direct that the Merger Agreement and the merger or consolidation contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII.  A copy or a summary of the Merger Agreement, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b)Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c)Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d)Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e)Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an

Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

(f)Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity.  Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4Certificate of Merger.  Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5Effect of Merger or Consolidation.

(a)At the effective time of the certificate of merger:

(i)all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii)the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv)all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

Article XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1Right to Acquire Limited Partner Interests.

(a)Notwithstanding any other provision of this Agreement, if at any time the General Partner and its controlled Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any controlled Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its controlled Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its controlled Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b)If the General Partner or any controlled Affiliate of the General Partner elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date.  Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York.  The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner or its controlled Affiliate, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading.  Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice.  On or prior to the Purchase Date the General Partner or its controlled Affiliate, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1.  If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner

Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner or its controlled Affiliate, as the case may be, on the record books of the Transfer Agent and the General Partner or its controlled Affiliate, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests.

(c)In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

Article XVI
GENERAL PROVISIONS

Section 16.1Addresses and Notices; Written Communications.

(a)Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below or any method approved by the National Securities Exchange on which the Partnership Interests are listed.  Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise.  Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery.  An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report.  If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners.  Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3.  The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b)The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4Integration.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7Third-Party Beneficiaries.  Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.

Section 16.9Applicable Law; Forum, Venue and Jurisdiction.

(a)This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b)Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation):

(i)irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii)irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

(iii)agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv)expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v)consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law;

(vi)IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING; and

(vii)agrees that if such Partner or Person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought in any such claim, suit, action or proceeding, then such Partner or Person shall be obligated to reimburse the Partnership and its Affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding.

Section 16.10Invalidity of Provisions.  If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11Consent of Partners.  Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12Facsimile and Email Signatures.  The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first set forth above.

GENERAL PARTNER:

SANCHEZ PRODUCTION PARTNERS GP LLC

By:
Name:	Charles C. Ward
Title:	Chief Financial Officer

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

SANCHEZ PRODUCTION PARTNERS GP LLC,
as general partner

By:
Name:	Charles C. Ward
Title:	Chief Financial Officer

HOLDER OF INCENTIVE DISTRIBUTION RIGHTS AND SOLE MEMBER OF THE GENERAL PARTNER:

SP HOLDINGS, LLC

By:	SP Capital Holdings, LLC, its manager

By:
Name:	Antonio R. Sanchez, III
Title:	Manager

Signature Page to the

Second Amended and Restated Agreement of Limited Partnership

of

Sanchez Production Partners LP

EXHIBIT A
to the Second Amended and Restated Agreement of Limited Partnership of
Sanchez Production Partners LP

Certificate Evidencing Common Units
Representing Limited Partner Interests in
Sanchez Production Partners LP

No.	Common Units

In accordance with Section 4.1 of the Agreement of Limited Partnership of Sanchez Production Partners LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Sanchez Production Partners LP, a Delaware limited partnership (the “Partnership”), hereby certifies that __________________________ (the “Holder”) is the registered owner of _______________ Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed.  The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement.  Copies of the Partnership Agreement are on file, and will be furnished without charge on delivery of written request to the Partnership, at the principal office of the Partnership located at 1000 Main Street, Suite 3000, Houston, Texas 77002.  Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF SANCHEZ PRODUCTION PARTNERS LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF SANCHEZ PRODUCTION PARTNERS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE SANCHEZ PRODUCTION PARTNERS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED).  SANCHEZ PRODUCTION PARTNERS GP LLC, THE GENERAL PARTNER OF SANCHEZ PRODUCTION PARTNERS LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT DETERMINES, WITH THE ADVICE OF COUNSEL, THAT SUCH RESTRICTIONS ARE NECESSARY OR ADVISABLE (i) TO AVOID A SIGNIFICANT RISK OF SANCHEZ PRODUCTION PARTNERS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES OR (ii) TO PRESERVE THE ECONOMIC UNIFORMITY OF THE LIMITED PARTNER INTERESTS (OR ANY CLASS OR CLASSES THEREOF).  THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY

ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such person when any such transfer or admission is reflected on the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of the Partnership Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into the Partnership Agreement and (iv) makes the consents, acknowledgements and waivers contained in the Partnership Agreement, with or without the execution of the Partnership Agreement by the Holder.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:		Sanchez Production Partners LP

Countersigned and Registered by:	By:	Sanchez Production Partners GP LLC, its General Partner

Computershare Trust Company, N.A.
As Transfer Agent and Registrar
By:
Name:
Title:

By:
Name:
Title:

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

-as tenants by the entireties -as joint tenants with right of survivorship and not as tenants in common
TEN COM - as tenants in common TEN ENT - as tenants by the entireties JT TEN - as joint tenants with right of survivorship and not as tenants in common	UNIF GIFT/TRANSFERS MIN ACT ____________Custodian___________ (Cust) (Minor) Under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF
SANCHEZ PRODUCTION PARTNERS LP

FOR VALUE RECEIVED, __________ hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

______ Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint __________________ as its attorney-in-fact with full power of substitution to transfer the same on the books of Sanchez Production Partners LP.

Date:___________________________	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular. without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C.  RULE 17Ad-15

(Signature) (Signature)

EXHIBIT B

FORM OF NOTICE OF PARTNERSHIP OPTIONAL CONVERSION

To the Holders of Class A Preferred Units:

Please take notice that Sanchez Production Partners LP (the “Partnership”) has irrevocably elected to convert all of the outstanding Class A Preferred Units (the “Class A Preferred Units”) into Common Units of the Partnership.  The conversion will be effective at 5:00 p.m., New York time on [_________].  The conversion rate will be calculated as set forth in Section 5.9(b)(i) of the Second Amended and Restated Agreement of Limited Partnership of the Partnership.

B-1

EXHIBIT C

FORM OF NOTICE OF CLASS B PREFERRED UNIT REDEMPTION

The undersigned hereby gives notice that the number of Class B Preferred Units (“Class B Preferred Units”) of Sanchez Production Partners LP indicated below will be redeemed for cash according to the conditions hereof, as of the date set forth below.

Redemption calculations:

Date to Effect Redemption:

Number of Class B Preferred Units to be Redeemed:

Amount of Cash to be paid to Holder:

SANCHEZ PRODUCTION PARTNERS LP

By:	Sanchez Production Partners GP LLC, its general partner

By:
Name:
Title:

C-1

Final Form
Exhibit D

EXHIBIT D

FORM OF BOARD REPRESENTATION AND STANDSTILL AGREEMENT

BOARD REPRESENTATION AND STANDSTILL AGREEMENT

This BOARD REPRESENTATION AND STANDSTILL AGREEMENT, dated as of September [___], 2015 (this “Agreement”), is entered into by and among Sanchez Production Partners GP LLC, a Delaware limited liability company (the “General Partner”), Sanchez Production Partners LP, a Delaware limited partnership (the “Partnership” and,  together with the General Partner, the “Sanchez Entities”), and Stonepeak Catarina Holdings LLC (the “Purchaser”).  The Sanchez Entities and the Purchaser are herein referred to as the “Parties.”  Capitalized terms used but not defined herein shall have the meaning assigned to such term in the Class B Preferred Unit Purchase Agreement, dated as of September [___], 2015, by and between the Partnership and the Purchaser (the “Purchase Agreement”).

Recitals

WHEREAS, pursuant to, and subject to the terms and conditions of, the Purchase Agreement, the Partnership has agreed to issue and sell Class B Preferred Units (“Preferred Units”) to the Purchaser;

WHEREAS, to induce the Parties to enter into the transactions evidenced by the Purchase Agreement, each of the Parties is required to deliver this Agreement, duly executed by each of the Parties, contemporaneously with the Closing of the transactions contemplated by the Purchase Agreement;

WHEREAS, concurrently with or prior to the Closing, the General Partner executed and delivered the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”);

WHEREAS, the Purchaser’s investment in the Partnership pursuant to the Purchase Agreement is expected to benefit the Partnership;

WHEREAS, the Purchaser will receive valuable consideration as a result of the investment in the Partnership pursuant to the Purchase Agreement;

WHEREAS, the General Partner, in its individual capacity and in its capacity as the general partner of the Partnership, has determined it to be in the best interests of Partnership to provide the Purchaser with certain designation rights and obligations in respect of the board of directors of the General Partner (or such other governing body thereof) (the “Board”), pursuant to the terms of this Agreement; and

WHEREAS, the Purchaser is willing to provide the Sanchez Entities with certain standstill rights, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties hereby agree as follows:

Agreement

Section 1.Board Designation Rights.

(a)Each of the Sanchez Entities shall take all actions necessary or advisable to cause (i) two directors serving on the Board to be designated by the Purchaser, in its sole discretion (each, a “Purchaser Designated Director”), at all times from the date of this Agreement until the occurrence of (A) the First Designation Right Termination Event (as defined below), at which time the right of the Purchaser under this Agreement to designate one member of such Board shall terminate and (B) the Second Designation Right Termination Event (as defined below), at which time the right of the Purchaser under this Agreement to designate one member of such Board shall terminate and (ii) three independent directors serving on the Board to be designated by the Purchaser, in its sole discretion (each director designated by the Purchaser pursuant to this Section 1(a), a “Purchaser Designated Director”), at all times during the Redemption Designation Period (as defined below); provided, however, that each such Purchaser Designated Director shall (1) in the reasonable judgment of the General Partner, have the requisite skill and experience to serve as a director of a public company, (2) not be prohibited or disqualified from serving as a director of the General Partner by any rule or regulation of the Commission, the National Securities Exchange (as defined in the Partnership Agreement) on which the Common Units are listed or applicable Law and (3) otherwise be reasonably acceptable to the General Partner.  Prior to a Designation Right Termination Event (as defined below) or during the Redemption Designation Period, any Purchaser Designated Director may be removed by the Purchaser at any time and may be removed by a majority of the other directors then serving on the Board for “cause” (as defined below); and any vacancy in such positions shall be filled solely by the Purchaser.  As used herein, “cause” means that a Purchaser Designated Director (w) is prohibited from serving as a director of the General Partner under any rule or regulation of the Commission or the National Securities Exchange (as defined in the Partnership Agreement) on which the Common Units are listed; (x) has been convicted of a felony or misdemeanor involving moral turpitude; (y) has engaged in acts or omissions against the General Partner or the Partnership constituting dishonesty, breach of fiduciary obligation, or intentional wrongdoing or misfeasance; or (z) has acted intentionally or in bad faith in a manner that results in a material detriment to the assets, business or prospects of the General Partner or the Partnership.  None of the Sanchez Entities shall take any action which would, or would be reasonably likely to, adversely affect the Purchaser’s right to appoint Purchaser Designated Directors; provided, however, that the Sanchez Entities shall not be prohibited from taking such action that the Board determines is necessary to comply with any rule or regulation of the Commission or the National Securities Exchange (as defined in the Partnership Agreement) on which the Common Units are listed or applicable Law.

(b)Prior to the occurrence of a Designation Right Termination Event, the General Partner shall invite the Purchaser Designated Directors to attend all meetings of each committee of the Board (other than the Audit Committee, the Conflicts Committee, any pricing committee established for an offering of securities by the Partnership and any committee established to deal with conflicts with the Purchaser or its Affiliates) in a nonvoting observer capacity and, in this respect, shall give the Purchaser Designated Directors copies of all notices, minutes, consents and other materials that it provides to the other members of such committee; provided, however, that during the Redemption Designation Period, the Purchaser Designated

2

Directors designated pursuant to clause (ii) of Section 1(a) shall serve on all committees of the Board in a voting capacity.

(c)Commencing as of the Closing, the Purchaser Designated Directors are Jack Howell and Luke Taylor.

(d)Any action by the Purchaser to designate, remove or replace a Purchaser Designated Director shall be evidenced in writing and furnished to the General Partner no later than one Business Day after the taking of such action, shall include a statement that the action has been approved by the requisite vote of the Purchaser and shall be executed by or on behalf of the Purchaser.  The Purchaser agrees to cause each Purchaser Designated Director to timely provide the Partnership with accurate and complete information relating to the Purchaser and such Purchaser Designated Director that may be required to be disclosed by the Partnership under the Exchange Act.  In addition, at the Partnership’s reasonable request, the Purchaser shall cause each Purchaser Designated Director to complete and execute the Partnership’s standard director and officer questionnaire prior to being admitted to the Board.

(e)Upon the occurrence of a Designation Right Termination Event or the end of the Redemption Designation Period, as applicable, the right of the Purchaser to designate a Purchaser Designated Director shall terminate and the Purchaser Designated Director then serving as such a member of the Board, promptly upon (and in any event within two Business Days following) receipt of a request from a majority of the other director(s) then serving on the Board or the owner(s) of a majority of the equity interests of the General Partner, shall resign as a member of the Board.  If the Purchaser Designated Director does not resign upon such request, then a majority of the other director(s) then serving on the Board or the owner(s) of a majority of the equity interests of the General Partner, may remove the Purchaser Designated Director as a member of the Board.

(f)For the purposes of this Agreement, the “First Designation Right Termination Event” shall occur on the date on which the Purchaser and its Affiliates hold fewer than 25% of the number of Class B Preferred Units initially issued to the Purchaser pursuant to the Purchase Agreement, as adjusted for any subdivisions, splits, reverse unit splits, reclassification, reorganization or other similar transaction by the Partnership affecting the Class B Preferred Units.  For the purposes of this Agreement, the “Second Designation Right Termination Event” shall occur on the date on which Purchaser and its Affiliates no longer hold any Class B Preferred Units.  Each of the First Designation Right Termination Event and the Second Designation Right Termination Event are referred to herein as a “Designation Right Termination Event.” For the purposes of this Agreement, the “Redemption Designation Period” shall commence on January 1, 2022 if any Class B Preferred Units remain outstanding on such date and shall continue until the date on which all Class B Preferred Units have been redeemed pursuant to the provisions of the Partnership Agreement or have been converted into Common Units.

Section 2.Limitation of Liability; Indemnification; Business Opportunities.

(a)At all times while each Purchaser Designated Director is serving as a member of the Board, and following any such Purchaser Designated Director’s death, resignation, removal or other cessation as a director in such former Purchaser Designated Director’s capacity as a

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former director, such Purchaser Designated Director shall be entitled to (i) the same modification and restriction of traditional fiduciary duties, (ii) the same safe harbors for resolving conflicts of interest transactions and (iii) all rights to indemnification and exculpation, in each case, as are then made available to any other member of the Board.

(b)At all times while each Purchaser Designated Director is serving as a member of the Board, such Purchaser Designated Director, the Purchaser and their respective Affiliates may engage in, possess an interest in, or trade in the securities of, other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Sanchez Entities, and the Sanchez Entities, the Board and their Affiliates shall have no rights by virtue of this Agreement or otherwise in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Sanchez Entities, shall not be deemed wrongful or improper.  None of the Purchaser Designated Directors, the Purchaser or their respective Affiliates shall be obligated to present any investment opportunity to the Sanchez Entities even if such opportunity is of a character that the Sanchez Entities or any of their respective Affiliates might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each of the Purchaser Designated Directors, the Purchaser and their respective Affiliates shall have the right to take for such Person’s own account (individually or as a partner, fiduciary or otherwise) or to recommend to others any such investment opportunity.  Notwithstanding the foregoing, the Purchaser shall cause each Purchaser Designated Director to maintain the confidentiality of all information and proceedings of the Board.

(c)The Sanchez Entities shall purchase and maintain (or reimburse each Purchaser Designated Director for the cost of) insurance (“D&O Insurance”), on behalf of such Purchaser Designated Director, in an amount and scope of coverage commensurate with that provided to an independent member of the Board, with respect to liabilities that may be asserted against, or expense that may be incurred by, such Purchaser Designated Director in connection with the Sanchez Entities’ activities or such Purchaser Designated Director’s activities on behalf of the Sanchez Entities, regardless of whether the Sanchez Entities would have the power to indemnify such Purchaser Designated Director against such liability under the provisions of the Partnership Agreement or the Limited Liability Company Agreement of the General Partner, as amended (the “GP LLC Agreement”).

(d)For the avoidance of doubt, each Purchaser Designated Director shall constitute an “Indemnitee,” as such term is defined under the Partnership Agreement and the GP LLC Agreement.

Section 3.Standstill.

(a)During the period commencing on the Closing Date and ending on the earlier of (x) March 31, 2019 and (y) the date on which the Permitted Holders (as defined below), collectively, cease to own, directly or indirectly, more than 50% of the equity interests of the General Partner or cease to control (as defined in the definition of “Affiliate” contained in the Partnership Agreement), directly or indirectly, the General Partner, without the prior written consent of the Board (provided that such consent shall not be required in the event of fraud or gross negligence on the part of the Partnership or the General Partner), the Purchaser shall not, and

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shall cause its Affiliates not to, directly or indirectly (whether with respect to the General Partner, the Partnership or any Affiliate or Subsidiary thereof):

(i)acquire beneficial ownership of additional Common Units, Class A Preferred Units, Class B Preferred Units or other Partnership Interests (as defined in the Partnership Agreement);

(ii)acquire any debt or assets of the Partnership or its Subsidiaries;

(iii)engage in any hostile or takeover activities with respect to the Partnership or the General Partner (including by means of a tender offer or soliciting proxies or written consents for purposes of any hostile or takeover activities, other than as recommended by the Board), including any merger, consolidation, recapitalization, business combination, partnership, joint venture, acquisition or similar transaction involving the Partnership or the General Partner or any of their Affiliates or their properties (excluding Sanchez Energy Corporation and its subsidiaries and its and their properties);

(iv)enter into any transaction the effect of which would be to “short” any securities of the Partnership;

(v)form, join or participate in a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to any voting securities of the Partnership or any of its Affiliates in respect of any action otherwise prohibited pursuant to this Section 3(a);

(vi)call (or participate in a group calling of) a meeting of the limited partners of the Partnership for the purpose of removing (or approving the removal of) the General Partner as the general partner of the Partnership and/or electing a successor general partner of the Partnership;

(vii)“solicit” any “proxies” (as such terms are used in the rules and regulations of the Commission) or votes for or in support of (A) the removal of the General Partner as the general partner of the Partnership or (B) the election of any successor general partner of the Partnership, or take any action the direct effect or purpose of which would be to induce limited partners of the Partnership to vote or provide proxies that may be voted in favor of any action contemplated by either of sub-clauses (A) or (B) of this Section 3(a)(vii);

(viii)seek to advise or influence any person (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the voting of any Partnership Interest in connection with the removal (or approving the removal) of the General Partner as the general partner of the Partnership and/or the election of a successor general partner of the Partnership;

(ix)issue, induce or assist in the publication of any press release, media report or other publication in connection with the potential or proposed removal of the

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General Partner as the general partner of the Partnership and/or the election of a successor general partner of the Partnership;

(x)propose to remove Sanchez Production Partners GP LLC as the general partner of the Partnership or vote to remove Sanchez Production Partners GP LLC as the general partner of the Partnership;

(xi)advise, assist or encourage any third party to do any of the foregoing; or

(xii)if the General Partner is removed as the general partner of the Partnership, participate in any way in the management, ownership and/or control of the successor general partner or the successor general partner’s operation of the Partnership, other than participation by any Purchaser Designated Director, as described in Section 1 of this Agreement.

(b)Notwithstanding anything to the contrary in this Agreement, the foregoing shall not in any way limit the right of the Purchaser or its Affiliates to:

(i)privately communicate with, including making any offer or proposal to, the Board, directly or through any Purchaser Designated Director;

(ii)to the extent permitted by the Partnership Agreement, vote Partnership Interests in the Partnership at any meeting of limited partners of the Partnership so long as there has been no breach of Section 3(a) of this Agreement;

(iii)restrict the manner in which any Purchaser Designated Director (A) may vote on any matter submitted to the Board, (B) participate in deliberations or discussions of the Board (including making suggestions or raising issues to the Board) in his or her capacity as a member of the Board, or (C) may take actions required by his or her exercise of legal duties and obligations as a member of the Board or refrain from taking any action prohibited by his or her legal duties and obligations as a member of the Board;

(iv)restrict the Purchaser or its Affiliates from selling or transferring any of their Partnership Interests, subject to any restrictions relating thereto contained in the Partnership Agreement; or

(v)restrict the Purchaser or its Affiliates from receiving any (A) Class B Preferred PIK Units (as defined in the Partnership Agreement) as distributions on Class B Preferred Units pursuant to the Partnership Agreement or (B) Partnership Interests pursuant to a unit split, reverse unit split, reclassification, reorganization or other transaction by the Partnership affecting any class of Partnership Interests generally or a dividend of units or other pro rata distribution by the Partnership to holders of Partnership Interests.

(c)No Purchaser Designated Director shall be limited in any manner by Section 3(a) in its ability to act in its capacity as a member of the Board, including the manner in

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which such Purchaser Designated Director (A) may vote on any matter submitted to the Board, (B) participates in deliberations or discussions of the Board (including making suggestions or raising issues to the Board) in his or her capacity as a member of the Board, or (C) may take actions required by his or her exercise of legal duties and obligations as a member of the Board or refrain from taking any action prohibited by his or her legal duties and obligations as a member of the Board.

(d)For the purposes of this Agreement, the term “Permitted Holders” means (i) Antonio R. Sanchez, III, Eduardo A. Sanchez, Patricio D. Sanchez, Ana Lee Sanchez Jacobs, and A.R. Sanchez, Jr., (ii) any spouse or descendant of any individual named in (i), (iii) any other natural person who is related to, or who has been adopted by, any such individual or such individual’s spouse referenced in (i)-(ii) above within the second degree of kinship, (iv) any member of SP Holdings, LLC a Delaware limited liability company and (v) any Person controlled by any one or more of the foregoing.

(e)For the purposes of Section 3(a), Purchaser’s Affiliates shall not include (i) any portfolio company of Purchaser that is not controlled (as defined in the definition of “Affiliate” contained in the Partnership Agreement) by Purchaser, unless such portfolio company is a holder of Class B Preferred Units, or (ii) any employee, officer or director of a portfolio company that is not an employee, officer or director of Purchaser.

Section 4.Miscellaneous.

(a)Entire Agreement.  This Agreement is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein with respect to the rights granted by the Sanchez Entities or any of their Affiliates or the Purchaser or any of its Affiliates set forth herein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

(b)Notices.  All notices and demands provided for in this Agreement shall be in writing and shall be given as provided in Section 6.07 of the Purchase Agreement.

(c)Interpretation.  Section references in this Agreement are references to the corresponding Section to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified.  The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  Whenever any determination, consent or approval is to be made or given by a Party, such action shall be in such Party’s sole discretion, unless otherwise specified in this Agreement.  If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect and (ii) the Parties hereto shall negotiate in good faith to modify this

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Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  Any words imparting the singular number only shall include the plural and vice versa.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(d)Governing Law; Submission to Jurisdiction.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of Laws.  Any action against any Party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action.  Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(e)Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(f)No Waiver; Modifications in Writing.

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(i)Delay.  No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(ii)Specific Waiver.  Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties hereto affected by such amendment, waiver, consent, modification or termination.  Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by a Party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances.  Any investigation by or on behalf of any Party shall not be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

(g)Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

(h)Binding Effect; Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party hereto without the prior written consent of each of the other Parties.

(i)Independent Counsel.  Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation.  Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived.

(j)Specific Enforcement.  Each of the Parties acknowledges and agrees that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order without a requirement of posting bond.  Furthermore, each Party

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hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(k)Transfer of Board Rights; Aggregation. The right to appoint a Purchaser Designated Director granted to the Purchaser under Section 1 of this Agreement may be transferred or assigned by the Purchaser to one or more of its Affiliates, subject to the transfer restrictions provided in Section 4.7(e) of the Partnership Agreement; provided, however, that (a) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each of the transferee or assignee and identifying the securities with respect to which such rights are being transferred or assigned, (b) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of the Purchaser under this Agreement and (c) to the extent such right is transferred or assigned to more than one Person, such right shall be exercised by those Persons holding a majority of the Class B Preferred Units, acting collectively.

(l)Further Assurances.  Each of the Parties hereto shall, from time to time and without further consideration, execute such further instruments and take such other actions as any other Party hereto shall reasonably request in order to fulfill its obligations under this Agreement to effectuate the purposes of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

Sanchez Production Partners GP LLC

By:
Name:	Charles C. Ward
Title:	Chief Financial Officer

SANCHEZ PRODUCTION PARTNERS LP

By:	Sanchez Production Partners GP LLC, its general partner

By:
Name:	Charles C. Ward
Title:	Chief Financial Officer

purchaser:

[STONEPEAK]

By:
Name:
Title:

[Signature Page to Board Representation and Standstill Agreement]

Final Form

Exhibit E

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

SANCHEZ PRODUCTION PARTNERS LP

AND

THE PURCHASERS NAMED ON SCHEDULE A HERETO

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of September [___], 2015, by and among Sanchez Production Partners LP, a Delaware limited partnership (the “Partnership”), and each of the Persons set forth on Schedule A to this Agreement (each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, this Agreement is made in connection with the closing of the issuance and sale of the Class B Preferred Units pursuant to the Class B Preferred Unit Purchase Agreement, dated as of September [___], 2015 (the date of such closing, the “Closing Date”), by and among the Partnership and the Purchasers (the “Preferred Unit Purchase Agreement”); and

WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Preferred Unit Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.01Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Preferred Unit Purchase Agreement. The terms set forth below are used herein as so defined:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For avoidance of doubt, for purposes of this Agreement, the Partnership, on the one hand, and the Purchasers, on the other hand, shall not be considered Affiliates.

“Agreement” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Amended Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by law or other governmental action to close.

“Class A Holders” has the meaning specified therefor in Section 2.02(b) of this Agreement.

“Class A Registrable Securities” has the meaning specified therefor in Section 2.02(b) of this Agreement.

“Closing Date” has the meaning specified therefor in the recitals of this Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Unit Price” means the volume-weighted average closing price of the Common Units on the principal market on which the Common Units are then traded during the ten (10) Trading Days (as defined in the Amended Partnership Agreement) prior to the date of measurement.

“Common Units” has the meaning specified therefor in Article I of the Amended Partnership Agreement.

“Effectiveness Period” means the period from the date that the Shelf Registration Statement becomes or is declared effective until the date as of which all Registrable Securities are sold by the Purchasers.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Existing Class A Preferred Registration Rights Agreements” means that certain (a) Registration Rights Agreement dated as of March 31, 2015 between the Partnership and the purchasers named therein and (b) Registration Rights Agreement dated as of April 15, 2015 between the Partnership and the purchasers named therein.

“General Partner” means Sanchez Production Partners GP LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, local or foreign government, or other governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Holder” means the record holder of any Registrable Securities. For the avoidance of doubt, in accordance with Section 3.05 of this Agreement, for purposes of determining the availability of any rights and applicability of any obligations under this Agreement, including calculating the amount of Registrable Securities held by a Holder, a Holder’s Registrable Securities shall be aggregated together with all Registrable Securities held by other Holders who are Affiliates of such Holder.

“Holder Underwriter Registration Statement” has the meaning specified therefor in Section 2.05(p) of this Agreement.

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“In-Kind LD Amount” has the meaning specified therefor in Section 2.01(b) of this Agreement.

“Included Registrable Securities” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“Launch” has the meaning specified therefor in Section 2.04 of this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, order, code, governmental restriction, decree, injunction or other requirement of law, or any judicial or administrative interpretation thereof,  of any Governmental Authority.

“LD Period” has the meaning specified therefor in Section 2.01(b) of this Agreement.

“LD Termination Date” has the meaning specified therefor in Section 2.01(b) of this Agreement.

“Liquidated Damages” has the meaning specified therefor in Section 2.01(b) of this Agreement.

“Liquidated Damages Multiplier” means the product of the Common Unit Price times the number of Common Units held by such Holder that may not be sold without restriction and without the need for current public information pursuant to any section of Rule 144 (or any successor or similar provision adopted by the Commission then in effect) under the Securities Act.

“Losses” has the meaning specified therefor in Section 2.09(a) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering, the book-running lead manager of such Underwritten Offering.

“NYSE MKT” means the NYSE MKT LLC.

“Opt-Out Notice” has the meaning specified therefor in Section 2.02(a) of this Agreement.

“Partnership” has the meaning specified therefor in the introductory paragraph of this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“PIK Units” means the “Class B Preferred PIK Units” (as defined in the Amended Partnership Agreement).

“Post-Launch Withdrawing Selling Holders” has the meaning specified therefor in Section 2.04 of this Agreement.

“Preferred Units” means Class B Preferred Units (including PIK Units) representing limited partner interests of the Partnership, as described in the Amended Partnership Agreement

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and issued pursuant to the Preferred Unit Purchase Agreement or the Amended Partnership Agreement, as the case may be.

“Preferred Unit Purchase Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Purchaser” and “Purchasers” have the meanings specified therefor in the introductory paragraph of this Agreement.

“Registrable Securities” means (i) the Common Units issued or issuable upon the conversion of the Preferred Units (including PIK Units) acquired by the Purchasers pursuant to the Preferred Unit Purchase Agreement or, in the case of PIK Units, pursuant to the Amended Partnership Agreement, (ii) any Common Units issued as Liquidated Damages pursuant to Section 2.01(b) of this Agreement, and includes any type of interest issued to the Holder as a result of Section 3.04 of this Agreement and (iii) until such time as the applicable Purchaser owns less than an aggregate of 20% of the Common Units, any other Common Unit issued to or acquired by the Purchasers after the date hereof.

“Registrable Securities Amount” means the calculation based on the product of the Common Unit Price times the number of Registrable Securities.

“Registration Expenses” has the meaning specified therefor in Section 2.08(c) of this Agreement.

“Registration Threshold” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” has the meaning specified therefor in Section 2.08(c) of this Agreement.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.

“Selling Holder Indemnified Persons” has the meaning specified therefor in Section 2.09(a) of this Agreement.

“Shelf Registration Statement” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Stonepeak Holder” means Stonepeak Catarina Holdings LLC.

“Target Effective Date” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Threshold Amount” means $20,000,000 (calculated based on the Registrable Securities Amount).

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“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Units are sold to one or more underwriters on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

“Underwritten Offering Notice” has the meaning specified therefor in Section 2.04 of this Agreement.

“Walled-Off Person” has the meaning specified therefor in Section 2.07 of this Agreement.

Section 1.02Registrable Securities. Any Registrable Security will cease to be a Registrable Security (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security has been sold or disposed of (excluding transfers or assignments by a Holder to an Affiliate or to another Holder or any of its Affiliates or to any assignee or transferee to whom the rights under this Agreement have been transferred pursuant to Section 2.11) pursuant to Rule 144 (or any successor or similar provision adopted by the Commission then in effect) under the Securities Act under circumstances in which all of the applicable conditions of such Rule (then in effect) are met; (c) when such Registrable Security is held by the Partnership or one of its subsidiaries or Affiliates; provided, however, that none of the Purchasers or their Affiliates shall be considered an Affiliate of the Partnership; or (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.11 hereof.

Article II
REGISTRATION RIGHTS

Section 2.01Registration.

(a)Demand Rights.  A Holder has the option and right, exercisable by providing written notice to the Partnership, to require the Partnership to prepare and file a registration statement under the Securities Act to permit the public resale of all Registrable Securities from time to time as permitted by Rule 415 (or any successor or similar provision adopted by the Commission then in effect) under the Securities Act, on the terms and conditions specified in this Section 2.01 (a “Shelf Registration Statement”); provided, however, that the right of a Holder (other than the Stonepeak Holder and its Affiliates) to request such filing shall expire at any time that such Holder and its Affiliates beneficially own less than $5,000,000 of Registrable Securities (calculated based on the Current Market Price (as defined in the Amended Partnership Agreement)) (the “Registration Threshold”).  A Shelf Registration Statement filed pursuant to this Section 2.01 shall be on such registration form of the Commission as is permissible under the Securities Act; provided, however, that the Partnership shall not be required to file a Shelf Registration Statement on Form S-1 unless a Holder either delivers to the Partnership an Underwritten Offering Notice or an irrevocable election to convert Class B Preferred Units into Common Units in an amount not less than the Registration Threshold.  The Partnership shall use commercially reasonable efforts to cause the Shelf Registration Statement filed pursuant to this Section 2.01(a) to become or be declared effective as soon as practicable thereafter, but in no event

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later than 210 calendar days after the notice is provided pursuant to the first sentence of this Section 2.01(a) (the “Target Effective Date”).  The Shelf Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders covered by such Shelf Registration Statement, including by way of an Underwritten Offering.  As soon as practicable following the date on which the Shelf Registration Statement becomes effective, but in any event within two (2) Business Days of such date, the Partnership will notify the Holders of the effectiveness of such Shelf Registration Statement.  During the Effectiveness Period, the Partnership shall use commercially reasonable efforts to cause such Shelf Registration Statement filed pursuant to this Section 2.01(a) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, that another registration statement is available for the resale of the Registrable Securities until all Registrable Securities have ceased to be Registrable Securities.

When effective, a Shelf Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Shelf Registration Statement, in the light of the circumstances under which a statement is made).  The Partnership shall not include in a Shelf Registration Statement contemplated by this Section 2.01(a) any securities which are not Registrable Securities, other than Common Units that are to be offered and sold for the Partnership’s own account pursuant to an Underwritten Offering, without the prior written consent of the Stonepeak Holder, which consent shall not be unreasonably withheld or delayed.

(b)Failure to Go Effective. If a Shelf Registration Statement required by Section 2.01(a) is not declared effective by the Target Effective Date, then each Holder shall be entitled to a payment (with respect to the Registrable Securities of each such Holder subject to such Shelf Registration Statement), as liquidated damages and not as a penalty, of 0.25% of the Liquidated Damages Multiplier per 30-day period, that shall accrue daily, for the first 60 days following such Target Effective Date, increasing by an additional 0.25% of the Liquidated Damages Multiplier per 30-day period, that shall accrue daily, for each subsequent 60 days (i.e., 0.5% for 61-120 days, 0.75% for 121-180 days and 1.0% thereafter), up to a maximum of 1.00% of the Liquidated Damages Multiplier per 30-day period (the “Liquidated Damages”). The Liquidated Damages payable pursuant to the immediately preceding sentence shall be payable within ten (10) Business Days after the end of each such 30-day period.  Any Liquidated Damages shall be paid to each Holder in immediately available funds; provided, however, that if the Partnership certifies that it is unable to pay Liquidated Damages in cash because such payment would result in a breach under a credit facility or other debt instrument filed as an exhibit to the Partnership’s periodic reports filed with the Commission, then the Partnership shall pay such Liquidated Damages using as much cash as permitted without breaching any such credit facility or other debt instrument and shall pay the balance of such Liquidated Damages (the “In-Kind LD Amount”) in kind in the form of the issuance of additional Common Units.  Upon any issuance of Common Units as Liquidated Damages, the Partnership shall promptly (i) prepare and file an amendment to such Shelf Registration Statement prior to its effectiveness adding such Common Units to such Shelf Registration Statement as additional Registrable Securities and (ii) prepare and file a supplemental

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listing application with the NYSE MKT (or such other market on which the Registrable Securities are then listed and traded) to list such additional Common Units. The determination of the number of Common Units to be issued as Liquidated Damages shall be equal to the In-Kind LD Amount divided by the volume weighted average closing price of the Common Units (as reported on the NYSE MKT or the principal securities market on which the Common Units are then traded) for the consecutive ten (10) trading day period ending on the close of trading on the trading day immediately preceding the date on which the Liquidated Damages payment is due, less a discount to such average closing price of 2.00%. The accrual of Liquidated Damages to a Holder shall cease (a “LD Termination Date,” and, each such period beginning on a Target Effective Date and ending on a LD Termination Date being, a “LD Period”) at the earlier of (i) such Shelf Registration Statement becoming effective and (ii) when such Holder no longer holds Registrable Securities.  Any amount of Liquidated Damages shall be prorated for any period of less than 30 calendar days accruing during a LD Period.  If the Partnership is unable to cause a Shelf Registration Statement to go effective by the Target Effective Date as a result of an acquisition, merger, reorganization, disposition or other similar transaction, then the Partnership may request a waiver of the Liquidated Damages, and each Holder may individually grant or withhold its consent to such request in its discretion.  For the avoidance of doubt, nothing in this Section 2.01(b) shall relieve the Partnership from its obligations under Section 2.01(a).

Section 2.02Piggyback Rights.

(a)Participation. If the Partnership proposes to file during the Effectiveness Period (i) a shelf registration statement other than a Shelf Registration Statement contemplated by Section 2.01(a), (ii) a prospectus supplement to an effective shelf registration statement, other than a Shelf Registration Statement contemplated by Section 2.01(a) and Holders may be included in such Underwritten Offering without the filing of a post-effective amendment thereto, or (iii) a registration statement, other than a shelf registration statement, in each case, for the sale of Common Units in an Underwritten Offering for its own account or that of another Person, or both, then as soon as practicable following the selection of the Managing Underwriter for such Underwritten Offering, the Partnership shall give notice (including, but not limited to, notification by electronic mail) of such Underwritten Offering to each Holder (together with its Affiliates) holding at least the Threshold Amount of the then-outstanding Registrable Securities and such notice shall offer such Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable Securities”) as each such Holder may request in writing; provided, however, that (A) the Partnership shall not be required to provide such opportunity to any such Holder that does not offer a minimum of the Threshold Amount of Registrable Securities, and (B) if the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Common Units in the Underwritten Offering, then (i) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the Managing Underwriter, the Partnership shall not be required to offer such opportunity to the Holders or (ii) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the Managing Underwriter, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b). Any notice required to be provided pursuant to this Section 2.02(a) to Holders shall be provided on a Business Day and receipt of such notice shall be confirmed by the Holder. Each such Holder shall then have two (2) Business Days (or one (1) Business Day in connection with

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any overnight or bought Underwritten Offering) after notice has been delivered to request in writing the inclusion of Registrable Securities in the Underwritten Offering. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Partnership shall determine for any reason not to undertake or to delay such Underwritten Offering, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities as part of such Underwritten Offering for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at or prior to the time of pricing of such Underwritten Offering. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing.  Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Partnership shall not be required to deliver any notice to such Holder pursuant to this Section 2.02(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings by the Partnership pursuant to this Section 2.02(a).

(b)Priority. Other than situations outlined in Section 2.01 of this Agreement, if the Managing Underwriter of any proposed Underwritten Offering involving Included Registrable Securities advises the Partnership, or the Partnership reasonably determines, that the total amount of Common Units that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter advises the Partnership can be sold without having such adverse effect, with such number to be allocated (i) first, to the Partnership or other party requesting such registration, (ii) second, pro rata among the Selling Holders who have requested participation in such Underwritten Offering and any “Holders” (as defined in the Existing Class A Preferred Registration Rights Agreements) under the Existing Class A Preferred Registration Rights Agreements (“Class A Holders”) requesting such registration, based on the percentage derived by dividing (x) the number of Registrable Securities proposed to be sold by such Selling Holder and the number of “Registrable Securities” (as defined in the Existing Class A Preferred Registration Rights Agreements) (“Class A Registrable Securities”) proposed to be sold by the Class A Holders by (y) the aggregate number of Registrable Securities proposed to be sold by all Selling Holders and Class A Registrable Securities proposed to be sold by all Class A Holders and (iii) third, to any other holder of securities of the Partnership having rights of registration that are neither expressly senior nor subordinated to the Holders in respect of the Registrable Securities, allocated among such holders in such manner as they may agree.

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(c)Termination of Piggyback Registration Rights. Each Holder’s rights under Section 2.02 shall terminate upon such Holder (together with its Affiliates) ceasing to hold at least the Threshold Amount of Registrable Securities.

Section 2.03Delay Rights.

Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in a Shelf Registration Statement or other registration statement contemplated by this Agreement, suspend such Selling Holder’s use of any prospectus which is a part of such Shelf Registration Statement or other registration statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to such Shelf Registration Statement or other registration statement contemplated by this Agreement but may settle any previously made sales of Registrable Securities) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in such Shelf Registration Statement or other registration statement or (ii) the Partnership has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Partnership, would materially adversely affect the Partnership; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Shelf Registration Statement or other registration statement for a period that exceeds an aggregate of 60 calendar days in any 180-calendar day period or 105 calendar days in any 365-calendar day period, in each case, exclusive of days covered by any lock-up agreement executed by a Selling Holder in connection with any Underwritten Offering. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in such Shelf Registration Statement and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

If (i) the Selling Holders shall be prohibited from selling their Registrable Securities under a Shelf Registration Statement or other registration statement contemplated by this Agreement as a result of a suspension pursuant to the immediately preceding paragraph in excess of the periods permitted therein or (ii) a Shelf Registration Statement or other registration statement contemplated by this Agreement is filed and declared effective but, during the Effectiveness Period, shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within 20 Business Days by a post-effective amendment thereto, a supplement to the prospectus or a report filed with the Commission pursuant to Section 13(a), 13(c), 14 or l5(d) of the Exchange Act, then, until the suspension is lifted or a post-effective amendment, supplement or report is filed with the Commission, but not including any day on which a suspension is lifted or such amendment, supplement or report is filed and declared effective, if applicable, the Partnership shall pay the Selling Holders an amount equal to the Liquidated Damages, following the earlier of (x) the date on which the suspension period exceeded the permitted period and (y) the twenty-first (21st) Business Day after such Shelf Registration Statement or other registration statement contemplated by this Agreement ceased to be effective or failed to be useable for its intended purposes, as liquidated damages and not as a penalty (for purposes of calculating Liquidated Damages, the date in (x) or (y) above shall be deemed the “90th day,” as used in the

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definition of Liquidated Damages).  For purposes of this paragraph, a suspension shall be deemed lifted with respect to a Selling Holder on the date that notice that the suspension has been terminated is delivered to such Selling Holder.  Liquidated Damages shall cease to accrue pursuant to this paragraph upon the earlier of (i) a suspension being deemed lifted and (ii) when such Selling Holder no longer holds Registrable Securities included in such Shelf Registration Statement.

Section 2.04Underwritten Offerings.

In the event that one or more Holders elects to include, other than pursuant to Section 2.02 of this Agreement, at least the Threshold Amount of the then-outstanding Registrable Securities under a Shelf Registration Statement pursuant to an Underwritten Offering, the Partnership shall, upon request by such Holders (such request, an “Underwritten Offering Notice”), retain underwriters in order to permit such Holders to effect such sale through an Underwritten Offering; provided, however, that the Holders shall have the option and right, to require the Partnership to effect not more than three (3) Underwritten Offerings, pursuant to and subject to the conditions of this Section 2.04 of this Agreement.  Upon delivery of such Underwritten Offering Notice to the Partnership, the Partnership shall as soon as practicable (but in no event later than one (1) calendar day following the date of delivery of the Underwritten Offering Notice to the Partnership) deliver notice of such Underwritten Offering Notice to all other Holders who shall then have two (2) calendar days from the date that such notice is given to them to notify the Partnership in writing of the number of Registrable Securities held by such Holder that they want to be included in such Underwritten Offering.  For the avoidance of doubt, any Holders notified about an Underwritten Offering by the Partnership after the Partnership has received the corresponding Underwritten Offering Notice may participate in such Underwritten Offering, but shall not count toward the Threshold Amount of Registrable Securities necessary to request an Underwritten Offering pursuant to an Underwritten Offering Notice. In connection with any Underwritten Offering under this Agreement, the Holders of a majority of the Registrable Securities being disposed of pursuant to the Underwritten Offering shall be entitled to select the Managing Underwriter or Underwriters for such Underwritten Offering, subject to the reasonable consent of the Partnership. In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and the Partnership shall be obligated to enter into an underwriting agreement that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Partnership to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements regarding such Selling Holder, its authority to enter into such underwriting agreement and to sell, and its ownership of, the securities whose offer and resale will be registered, on its behalf, its intended method of distribution and any other representation required by Law. If any Selling Holder disapproves of the terms of an underwriting, such Selling

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Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter; provided, however, that any such withdrawal must be made no later than the time of pricing of such Underwritten Offering. If all Selling Holders withdraw from an Underwritten Offering prior to the pricing of such Underwritten Offering, the events will not be considered an Underwritten Offering and will not decrease the number of available Underwritten Offerings the Selling Holders have the right and option to request under this Section 2.04.  No such withdrawal or abandonment shall affect the Partnership’s obligation to pay Registration Expenses; provided, however, that if (i) certain Selling Holders withdraw from an Underwritten Offering after the public announcement at launch (the “Launch”) of such Underwritten Offering (such Selling Holders, the “Post-Launch Withdrawing Selling Holders”), and (ii) all Selling Holders withdraw from such Underwritten Offering prior to pricing, then the Post-Launch Withdrawing Selling Holders shall pay for all reasonable Registration Expenses incurred by the Partnership during the period from the Launch of such Underwritten Offering until the time all Selling Holders withdraw from such Underwritten Offering.

Section 2.05Sale Procedures.

In connection with its obligations under this Article II, the Partnership will, as expeditiously as possible:

(a)use commercially reasonable efforts to prepare and file with the Commission such amendments and supplements to a Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Shelf Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Shelf Registration Statement;

(b)if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from a Shelf Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, the Partnership shall use commercially reasonable efforts to include such information in such prospectus supplement;

(c)furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Shelf Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of such Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Selling Holder may reasonably request in order to facilitate the public

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sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or other registration statement;

(d)if applicable, use commercially reasonable efforts to register or qualify the Registrable Securities covered by a Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(e)promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of a Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to such Shelf Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(f)immediately notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of such Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(g)upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having

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jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(h)in the case of an Underwritten Offering, use commercially reasonable efforts to furnish upon request, (i) an opinion of counsel for the Partnership dated the date of the closing under the underwriting agreement and (ii) a “cold comfort” letter, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such underwriters and Selling Holders may reasonably request;

(i)otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, covering a period of twelve months beginning within three months after the effective date of such Shelf Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(j)make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Partnership and General Partner personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;

(k)use commercially reasonable efforts to cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which the Common Units issued by the Partnership are then listed;

(l)use commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(m)provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement;

(n)enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities (including, making appropriate officers of the General Partner available to participate in any “road show” presentations before analysts, and other customary marketing activities (including one-on-one meetings with prospective purchasers of the

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Registrable Securities)), provided, however, that in the event the Partnership, using commercially reasonable efforts, is unable to make such appropriate officers of the General Partner available to participate in connection with any “road show” presentations and other customary marketing activities (whether in person or otherwise), the Partnership shall make such appropriate officers available to participate via conference call or other means of communication in connection with no more than one (1) “road show” presentation per Underwritten Offering);

(o)if requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering and (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and

(p)If any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the Shelf Registration Statement and any amendment or supplement thereof (a “Holder Underwriter Registration Statement”), then the Partnership will reasonably cooperate with such Holder in allowing such Holder to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof.  In addition, at any Holder’s request, the Partnership will furnish to such Holder, on the date of the effectiveness of the Holder Underwriter Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request (provided that such request shall not be more frequently than on an annual basis unless such Holder is offering Registrable Securities pursuant to a Holder Underwriter Registration Statement), (i) a “cold comfort” letter, dated such date, from the Partnership’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Holder, (ii) an opinion, dated as of such date, of counsel representing the Partnership for purposes of the Holder Underwriter Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, including standard “10b-5” negative assurance for such offering, addressed to such Holder and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of the general partner of the Partnership addressed to the Holder.  The Partnership will also permit legal counsel to such Holder to review and comment upon any such Holder Underwriter Registration Statement at least five Business Days prior to its filing with the Commission and all amendments and supplements to any such Holder Underwriter Registration Statement with a reasonable number of days prior to their filing with the Commission and not file any Holder Underwriter Registration Statement or amendment or supplement thereto in a form to which such Holder’s legal counsel reasonably objects.  Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (f) of this Section 2.05, shall forthwith discontinue offers and sales of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.05 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the managing underwriter or

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underwriters, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Notwithstanding anything to the contrary in this Section 2.05, the Partnership will not name a Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act in any Shelf Registration Statement or Holder Underwriter Registration Statement, as applicable, without such Holder’s consent. If the staff of the Commission requires the Partnership to name any Holder as an underwriter as defined in Section 2(a)(11) of the Securities Act, and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on such Shelf Registration Statement or the Holder Underwriter Registration Statement, as applicable, such Holder shall no longer be entitled to receive Liquidated Damages under this Agreement with respect to such Holder’s Registrable Securities, and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless such Holder has not had an opportunity to conduct customary underwriter’s due diligence as set forth in subsection (p) of this Section 2.05 with respect to the Partnership at the time such Holder’s consent is sought.

Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (f) of this Section 2.05, shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.05 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the Managing Underwriter, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.06Cooperation by Holders.

The Partnership shall have no obligation to include Registrable Securities of a Holder in a Shelf Registration Statement or in an Underwritten Offering pursuant to Section 2.02(a) who has failed to timely furnish such information that the Partnership determines, after consultation with its counsel, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.07Restrictions on Public Sale by Holders of Registrable Securities.

Each Holder of Registrable Securities agrees to enter into a customary letter agreement with underwriters providing such Holder will not effect any public sale or distribution of Registrable Securities during the 60 calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of any Underwritten Offering, provided that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction imposed by the underwriters on the Partnership or the officers, directors or any other Affiliate of the Partnership or the General Partner on whom a restriction is

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imposed and (ii) the restrictions set forth in this Section 2.07 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder. In addition, this Section 2.07 shall not apply to any Holder that is not entitled to participate in such Underwritten Offering, whether because such Holder delivered an Opt-Out Notice prior to receiving notice of the Underwritten Offering or because such Holder (together with its Affiliates) holds less than the Threshold Amount of the then-outstanding Registrable Securities or because the Registrable Securities held by such Holder may be disposed of without restriction pursuant to any section of Rule 144 (or any successor or similar provision adopted by the Commission then in effect) under the Securities Act.  Subject to such Holder’s compliance with its obligations under the U.S. federal securities laws and its internal policies:  (a) Holder, for purposes hereof, shall not be deemed to include any employees, subsidiaries or Affiliates that are effectively walled off by appropriate “Chinese Wall” information barriers approved by Holder’s legal or compliance department (and thus have not been privy to any information concerning this transaction) (a “Walled-Off Person”) and (b) the foregoing covenants in this paragraph shall not apply to any transaction by or on behalf of Holder that was effected by a Walled-Off Person in the ordinary course of trading without the advice or participation of Holder or receipt of confidential or other information regarding this transaction provided by Holder to such entity.

Section 2.08Expenses.

(a)Expenses (b). The Partnership will pay all reasonable Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering, whether or not any sale is made pursuant to such Underwritten Offering. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. For the avoidance of doubt, each Selling Holder’s pro rata allocation of Selling Expenses shall be the percentage derived by dividing (i) the number of Registrable Securities sold by such Selling Holder in connection with such sale by (ii) the aggregate number of Registrable Securities sold by all Selling Holders in connection with such sale. In addition, except as otherwise provided in Section 2.08 and Section 2.09 hereof, the Partnership shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder.

(c)Certain Definitions. “Registration Expenses” means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Shelf Registration Statement pursuant to Section 2.01(a) or an Underwritten Offering covered under this Agreement, and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing and NYSE MKT fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, Inc., fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes, the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance.  “Selling Expenses” means all underwriting fees, discounts and selling commissions or similar fees or arrangements allocable to the sale of the Registrable Securities, and fees and disbursements of counsel to the Selling Holders.

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Section 2.09Indemnification.

(a)By the Partnership. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) such Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in such Shelf Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.

(b)By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, the General Partner, their respective directors, officers, employees and agents and each Person, if any, who controls the Partnership within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, employees and agents, to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in such Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c)Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be

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made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.09. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.09 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and (A) counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party or (B) if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then, in each case, the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party is entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnified party.

(d)Contribution. If the indemnification provided for in this Section 2.09 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending or

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resolving any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)Other Indemnification. The provisions of this Section 2.09 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.10Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its commercially reasonable efforts to:

(a)make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 (or any successor or similar provision adopted by the Commission then in effect) under the Securities Act, at all times from and after the date hereof;

(b)file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)so long as a Holder owns any Registrable Securities, furnish, unless otherwise available electronically at no additional charge via the Commission’s EDGAR system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.11Transfer or Assignment of Registration Rights.

The rights to cause the Partnership to register Registrable Securities under this Article II may be transferred or assigned by any Purchaser to one or more transferees or assignees of Registrable Securities, subject to the transfer restrictions provided in Section 4.7 of the Amended Partnership Agreement, provided, however, that (a) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each of the transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are being transferred or assigned and (b) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such Purchaser under this Agreement.

Section 2.12Limitation on Subsequent Registration Rights.

From and after the date hereof, the Partnership shall not, without the prior written consent of the Holders of at least a majority of the then outstanding Registrable Securities, enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership on a basis that is superior or pari passu to the rights of the Holders of Registrable Securities hereunder.

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Article III
MISCELLANEOUS

Section 3.01Communications.

All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, electronic mail, courier service or personal delivery:

(a)if to a Purchaser:

To the respective address listed in the Preferred Unit Purchase Agreement

With a copy to (which shall not constitute notice):

Sidley Austin LLP

1000 Louisiana Street, Suite 6000

Houston TX 77002

Attention: Tim Langenkamp
Facsimile: 713-495-7799

Email: tlangenkamp@sidley.com

(b)if to a transferee of a Purchaser, to such Holder at the address provided pursuant to Section 2.11 above; and

(c)if to the Partnership:

Sanchez Production Partners LP

1000 Main Street, Suite 3000

Houston, TX 7702

Attention: Charles C. Ward

Email: cward@sanchezpp.com

With a copy to (which shall not constitute notice):

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, TX 77002

Attention: Scott Olson

Facsimile: 713.238.7410

Email: solson@andrewskurth.com

All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by courier service.

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Section 3.02Successor and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.03Assignment of Rights.

All or any portion of the rights and obligations of any Purchaser under this Agreement may be transferred or assigned by such Purchaser only in accordance with Section 2.11 hereof.

Section 3.04Recapitalization, Exchanges, Etc. Affecting the Units.

The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

Section 3.05Aggregation of Registrable Securities.

All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights and applicability of any obligations under this Agreement.

Section 3.06Specific Performance.

Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 3.07Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, including facsimile or .pdf counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.08Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

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Section 3.09Governing Law.

THIS AGREEMENT, INCLUDING ALL ISSUES AND QUESTIONS CONCERNING ITS APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT, SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

Section 3.10Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.11Entire Agreement.

This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Partnership set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.12Amendment.

This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of a majority of the then outstanding Registrable Securities (or the Stonepeak Holder, to the extent that no Registrable Securities have been issued); provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.13No Presumption.

If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.14Obligations Limited to Parties to Agreement.

Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers (and their permitted transferees and assignees) and the Partnership shall have any obligation hereunder. Notwithstanding that one or more of the Purchasers may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate

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thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate thereof, as such, for any obligations of the Purchasers under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any transferee or assignee of a Purchaser hereunder.

Section 3.15Independent Nature of Purchaser’s Obligations.

The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 3.16Interpretation.

Article, Section and Schedule references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The words “include,” “includes” and “including” or words of similar import shall be deemed to be followed by the words “without limitation.” Whenever any determination, consent or approval is to be made or given by an Purchaser under this Agreement, such action shall be in such Purchaser’s sole discretion unless otherwise specified. Unless expressly set forth or qualified otherwise (e.g., by “Business” or “trading”), all references herein to a “day” are deemed to be a reference to a calendar day.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

SANCHEZ PRODUCTION PARTNERS LP

By:	Sanchez Production Partners GP LLC,
its general partner

By:
	Name:	Charles C. Ward
	Title:	Chief Financial Officer

[Signature page to Registration Rights Agreement]

STONEPEAR CATARINA HOLDINGS LLC

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

Schedule A

Purchasers

Stonepeak Catarina Holdings LLC

Final Form

Exhibit F

EXHIBIT F

FORM OF GP LLC AGREEMENT AMENDMENT

AMENDMENT NO. 2

TO

LIMITED LIABILITY COMPANY AGREEMENT
OF
SANCHEZ PRODUCTION PARTNERS GP LLC

This Amendment No. 2 to Limited Liability Company Agreement (as amended, restated, supplemented and otherwise modified from time to time, this “Amendment”) of Sanchez Production Partners GP LLC, a Delaware limited liability company (the “Company”), is made and entered into as of September [___], 2015, by SP Holdings, LLC, a Texas limited liability company (“Holdings”), as the sole Member of the Company.

RECITALS

WHEREAS, on March 2, 2015, Holdings entered into that certain Limited Liability Company Agreement of the Company, as amended by Amendment No. 1 thereto dated May 8, 2015 (the “Original LLC Agreement”); and

WHEREAS, Holdings desires to amend the Original LLC Agreement as set forth herein;

NOW, THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Holdings, as the sole Member of the Company, hereby enters into this Amendment in its entirety as follows:

1.Amendments.

a.Section 1.1 of the Original LLC Agreement is hereby amended by inserting the following as new definitions therein in applicable alphabetical order:

“Additional Indebtedness” means any indebtedness for borrowed money or any indebtedness evidenced by bonds, bankers’ acceptances, debentures, notes, letters of credit or other similar instruments, including any security or other interest convertible or exchangeable for any such instrument or redeemable for any consideration other than Junior Securities, except, in each case, the Existing Credit Facility or a Refinanced Credit Facility.

“Board Representation Agreement” means that certain Board Representation and Standstill Agreement dated as of September [___], 2015, by and among the Partnership, the Company and the purchasers party thereto.

“Change in Control” means the occurrence of any of the following events: (i) the Company withdraws or is removed as the general partner of the Partnership, (ii) the Company transfers any portion of its general partner interest in the Partnership to any Person other than an Affiliate of the

Company, (iii) any merger, consolidation or other transaction involving the Partnership or the Company and another Person (other than an Affiliate thereof), whether in one or a series of related transactions, which results in one or more Persons directly or indirectly acquiring control over more than 50% of the equity interests of the Partnership or the Company, as applicable, (iv) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Partnership, (v) any dissolution or liquidation of the Partnership or the Company (other than in connection with a bankruptcy proceeding or a statutory winding up); (vi) any other transaction pursuant to which the Company or any Affiliate controlled by the Company exercises its rights to purchase all of the Common Units (as defined in the Partnership Agreement) pursuant to Section 15.1 of the Partnership Agreement or (vii) the Partnership’s common units are no longer publicly traded on any National Securities Exchange.

“Common Units” has the meaning set forth in the Partnership Agreement.

“Existing Credit Facility” means the Third Amended and Restated Credit Agreement, dated as of March 31, 2015 among the Partnership, as borrower, Royal Bank of Canada, as administrative agent, and the lenders from time to time party thereto, as amended by that certain Amendment and Waiver of Third Amended and Restated Credit Agreement, dated as of August 12, 2015 and that certain Joinder, Assignment and Second Amendment to Third Amended and Restated Credit Agreement, dated as of September [___], 2015, as the same may be further amended, restated, amended and restated or otherwise modified from time to time, provided that the credit facility provided under the Existing Credit Facility shall be, at all times, a revolving credit facility provided by commercial banks and/or affiliates of commercial banks.

“First Designation Right Termination Event” has the meaning set forth in the Board Representation Agreement.

“Junior Securities” has the meaning set forth in the Partnership Agreement.

“Purchaser Designated Director” is defined in Section 6.2(a)(i).

“Refinanced Credit Facility” means any original, amended or amended and restated revolving bank facility of the Partnership that replaces or refinances the Existing Credit Facility, provided that the credit facility provided under any Refinanced Credit Facility shall be, at all times, a revolving credit facility provided by commercial banks and/or affiliates of commercial banks.

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“Second Amendment Effective Date” means September [___], 2015.

“Second Designation Right Termination Event” has the meaning set forth in the Board Representation Agreement.

“Special Approval” means approval by the Board of the following actions before they are undertaken by the Partnership or the Company:

(a)the incurrence by the Partnership of any loan, letter of credit or similar obligation under the Existing Credit Facility or a Refinanced Credit Facility unless, after giving pro forma effect thereto, the ratio of (I) Total Net Debt (as defined in the Existing Credit Facility as in effect on the Second Amendment Effective Date) of the Partnership and its Consolidated Subsidiaries (as defined in the Existing Credit Facility as in effect on the Second Amendment Effective Date) to (II) Adjusted EBITDA (as defined in the Existing Credit Facility as in effect on the Second Amendment Effective Date) for the period of four consecutive fiscal quarters of the Partnership most recently ended for which financial statements are available, does not exceed (A) prior to the date that the Partnership has issued the Common Units required pursuant to Section 5.10(f) of the Partnership Agreement, 2.25 to 1.00, and (B) on and after the date that such Common Units have been issued, 3.00 to 1.00;

(b)the Partnership entering into or permitting any modification or amendment of, consenting to any deviation from the terms and conditions of or obtaining any consent of the administrative agent or the lenders under the Existing Credit Facility or Refinanced Credit Facility that would (I) have the effect of amending or modifying any covenant limiting dividends or distributions by the Partnership to the holders of the Class B Preferred Units (as defined in the Partnership Agreement) in any manner that is more restrictive than as set forth in the Existing Credit Facility, (II) result in the interest rate margin under the Existing Credit Facility or any Refinanced Credit Facility (x) with respect to any interest rate based on the LIBO rate, to be greater than 5.00% per annum or (y) with respect to any other interest rate, to be greater than 4.00% per annum or (III) impose an interest rate floor greater than 0% per annum;

(c)the Partnership creating (by reclassification or otherwise) or otherwise incurring any Additional Indebtedness;

(d)a Change in Control of the Company or the Partnership; or

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(e)any amendment, restatement, amendment and restatement, modification or other change to this Agreement in a manner that would adversely affect the rights or privileges hereunder of any Purchaser Designated Director, including, without limitation, the right to consent to items requiring Special Approval as set forth in this Amendment.

“Stonepeak” means Stonepeak Catarina Holdings LLC, a Delaware limited liability company.

b.Section 1.1 of the Original LLC Agreement is hereby further amended to insert the following as a new sentence at the end of the definition of “Affiliate” contained therein:

For avoidance of doubt, for purposes of this Agreement, neither the Company nor the Partnership, on the one hand, and the Class B Preferred Unit Holders (as defined in the Partnership Agreement), on the other hand, shall be considered Affiliates solely by virtue of such Class B Preferred Unit Holders holding Class B Preferred Units (as defined in the Partnership Agreement) or the right to appoint a Purchaser Designated Director or as Affiliates of such Purchaser Designated Director.

c.Section 6.1(a) of the Original LLC Agreement is hereby amended to add the following new sentence at the end thereof. “Notwithstanding anything to the contrary in this Section 6.1, neither the Company, nor the Officers acting on behalf of the Company, shall, or shall cause or permit the Partnership to, take any action that would require the Special Approval of a Purchaser Designated Director hereunder without first obtaining Special Approval pursuant to Section 6.2(c)(iii) or Section 6.2(a)(iv).”

d.Section 6.2(a)(i) of the Original LLC Agreement is hereby amended and restated in its entirety to read as follows:

(i)The Members shall appoint all of the Directors of the Board; provided, however, that (A) prior to the First Designation Right Termination Event, two Directors (each, a “Purchaser Designated Director”) shall be appointed, elected or approved pursuant to the Board Representation Agreement; (B) from and after the First Designation Right Termination Event until the Second Designation Right Termination Event, one Purchaser Designated Director shall be appointed, elected or approved pursuant to the Board Representation Agreement, with each such Purchaser Designated Director serving until his or her death, resignation or removal from office or until his or her successors are elected and qualified, as provided in the Board Representation Agreement; and (C) during the Redemption Designation Period, three Independent Directors shall be appointed, elected or approved pursuant to the Board Representation Agreement, with each

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such Independent Director serving until his or her death, resignation or removal from office or until his or her successor is elected and qualified, as provided in the Board Representation Agreement; provided further, that upon the occurrence of (A) the First Designation Right Termination Event, one of the Purchaser Designated Directors shall be appointed, elected or approved, and may be removed by, and will resign upon the request of, the Members or the determination of a majority of the other Directors; (B) the Second Designation Right Termination Event, both of the Purchaser Designated Directors shall be appointed, elected or approved, and may be removed by, and will resign upon the request of, the Members or the determination of a majority of the other Directors and (C) at the end of the Redemption Designation Period, the three Independent Directors previously appointed, elected or approved pursuant to the Board Representation Agreement shall be appointed, elected or approved, and may be removed by, and will resign upon the request of, the Members or the determination of a majority of the other Directors.

e.Section 6.2(a)(iv) of the Original LLC Agreement is hereby amended and restated in its entirety to read as follows:

(iv)Any action required or permitted to be taken by the Board may be taken without a meeting if such action is evidenced in writing and signed (including by an email response or other electronic transmission) by a majority of the Directors, (A) one of whom must be the Chairman of the Board and (B) with respect to those matters requiring Special Approval, prior to the Second Designation Right Termination Event, one of whom must include a Purchaser Designated Director.

f.The fourth sentence of Section 6.2(b) of the Original LLC Agreement is hereby amended by inserting the following proviso at the end thereof immediately before the period:  “; provided, however, that (i) except as provided in Section 6.2(a)(i) with respect to one Purchaser Designated Director after the First Designation Right Termination Event, any vacancy by a Purchaser Designated Director prior to the Second Designation Right Termination Event shall be filled only as provided in the Board Representation Agreement and (ii) any vacancy by an Independent Director appointed during the Redemption Designation Period shall be filled only as provided in the Board Representation Agreement”.

g.The last sentence of Section 6.2(b) of the Original LLC Agreement is hereby amended by inserting the following proviso at the end thereof immediately before the period:  “; provided, however, that (i) except as provided in Section 6.2(a)(i) with respect to one Purchaser Designated Director after the First Designation Right Termination Event, a Purchaser Designated Director shall be removed prior to the Second Designation Right Termination Event only as provided in the Board Representation Agreement and (ii) an Independent Director appointed during the Redemption Designation Period shall be removed prior to the end of the Redemption Designation Period only as provided in the Board Representation Agreement”.

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h.Section 6.2(c)(iii) of the Original LLC Agreement is hereby amended by inserting the following proviso at the end thereof immediately before the period:  “; provided, however, that prior to the Second Designation Right Termination Event, the consent of at least one Purchaser Designated Director shall be required for those matters requiring Special Approval”.

i.Section 6.9 of the Original LLC Agreement is hereby amended to add the following as a new clause (e) thereof:

(e)Notwithstanding anything in this Section 6.9 to the contrary, a majority of the non-Purchaser Designated Directors, acting in good faith, shall have the right to exclude any Purchaser Designated Director who is not an employee, partner, member or officer of Stonepeak or any of its Affiliates from deliberations of the Board to the extent such deliberations primarily concern proprietary and confidential information regarding the Partnership’s business and operations if such Purchaser Designated Director is a director, officer, employee, agent or equityholder of greater than 5% of any Person that competes with the Partnership with respect to such business and operations.  If any Purchaser Designated Director is excluded from deliberations pursuant to this clause (e), Stonepeak may designate another Person who is an employee, partner, member or officer of Stonepeak or any of its Affiliates or any other Person reasonably acceptable to a majority of the remaining directors of the Board to attend such deliberations in an observer capacity. Such designated observer shall not be entitled to vote on, or consent to, any matters presented to the Board.  For the avoidance of doubt, at any time at which a Purchaser Designated Director is excluded pursuant to this clause (e), the Board shall not take any action, consent to or vote on any matter before the Board until such Purchaser Designated Director is once again included.

j.Section 10.2 of the Original LLC Agreement is hereby amended to add the following as a new clause (e) thereof:

(e)Prior to the Second Designation Right Termination Event, any Transfer resulting in a Change in Control of the Company or the Partnership shall have received the consent of at least one Purchaser Designated Director.  For purposes of this Section 10.2(e), the term “Transfer” shall include a merger involving the Company, notwithstanding the definition of “Transfer”.

2.Directors.  As of the date of this Amendment, the Directors of the Company are the following:  Antonio R. Sanchez, III, Gerald F. Willinger, Richard S. Langdon, Alan S. Bigman, Patricio S. Sanchez, Eduardo D. Sanchez, G.M. Byrd Larberg, Jack Howell and Luke Taylor and Exhibit B shall be deemed to be amended accordingly.

3.Agreement in Effect.  Except as hereby amended, the Original LLC Agreement shall remain in full force and effect.

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4.Applicable Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

5.Severability.  Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

SP HOLDINGS, LLC

By:	SP Capital Holdings, LLC, its manager

By:
Name:	Antonio R. Sanchez, III
Title:	Manager